Exhibit 99.2
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:	)	Chapter 11
)
LEAR CORPORATION, et al., [1]	)	Case No. 09-14326 (ALG)
)
Debtors.	)	Jointly Administered
)

DISCLOSURE STATEMENT FOR DEBTORS’ JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

James H.M. Sprayregen	Marc Kieselstein
KIRKLAND & ELLIS LLP	Ryan Blaine Bennett
601 Lexington Avenue	Paul Wierbicki
New York, New York 10022	KIRKLAND & ELLIS LLP
Telephone: (212) 446-4800	300 North LaSalle Street
Facsimile: (212) 446-4900	Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Counsel to the Debtors and Debtors-in-Possession
Dated: August 14, 2009

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE COURT.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS [5:00 P.M. PREVAILING EASTERN TIME ON OCTOBER 23, 2009], UNLESS THE DEBTORS EXTEND THE VOTING DEADLINE. TO BE COUNTED, THE NOTICE, CLAIMS AND SOLICITATION AGENT MUST ACTUALLY RECEIVE YOUR BALLOT ON OR BEFORE THE VOTING DEADLINE.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND ANY EXHIBITS ATTACHED HERETO IS HIGHLY SPECULATIVE, AND SUCH DOCUMENTS SHOULD NOT BE RELIED UPON IN MAKING INVESTMENT DECISIONS WITH RESPECT TO (A) THE DEBTORS OR (B) ANY OTHER ENTITIES THAT MAY BE AFFECTED BY THE CHAPTER 11 CASES.

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each U.S. Debtors’ federal tax identification number (if any), include: Lear Corporation (6776); Lear #50 Holdings, LLC (N/A); Lear Argentine Holdings Corporation #2 (7832); Lear Automotive Dearborn, Inc. (4976); Lear Automotive Manufacturing, LLC (3451); Lear Canada (5059); Lear Canada Investments Ltd. (a non-U.S. Debtor that does not maintain a U.S. Federal tax identification number); Lear Corporation (Germany) Ltd. (6716); Lear Corporation Canada Ltd. (a non-U.S. Debtor that does not maintain a U.S. Federal tax identification number); Lear Corporation EEDS and Interiors (6360); Lear Corporation Global Development, Inc. (3121); Lear EEDS Holdings, LLC (4474); Lear European Operations Corporation (8411); Lear Holdings, LLC (4476); Lear Investments Company, LLC (8771); Lear Mexican Holdings Corporation (7829); Lear Mexican Holdings, LLC (4476); Lear Mexican Seating Corporation (4599); Lear Operations Corporation (5872); Lear Seating Holdings Corp. #50 (9055); Lear South Africa Limited (a non-U.S. Debtor that does not maintain a U.S. Federal tax identification number); Lear South American Holdings Corporation (1365); Lear Trim L.P. (8386); and Renosol Seating, LLC (4745). The location of the Debtors’ corporate headquarters and the service address for all of the Debtors is: 21557 Telegraph Road, Southfield, Michigan 48033.

     THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT FOR DEBTORS’ JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE TO HOLDERS OF CLAIMS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE.
     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(B) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED TO CREDITORS WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, AND WILL INSTEAD RELY UPON (A) THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE TO THE MAXIMUM EXTENT PERMITTED AND APPLICABLE AND (B) TO THE EXTENT THAT SECTION 1145 IS EITHER NOT PERMITTED OR NOT APPLICABLE, THE EXEMPTION SET FORTH IN SECTION 4(2) OF THE SECURITIES ACT OR REGULATION D PROMULGATED THEREUNDER. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH SECURITIES.
     THIS DISCLOSURE STATEMENT WAS NOT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AUTHORITY HAVE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.
     THIS DISCLOSURE STATEMENT MAY CONTAIN “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, DISTRIBUTION PROJECTIONS AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE TIMING AND AMOUNT OF ACTUAL DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE.
     NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN.
     IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. RATHER, HOLDERS OF CLAIMS AND EQUITY INTERESTS AND OTHER ENTITIES SHOULD CONSTRUE THIS DISCLOSURE STATEMENT AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

     NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM IS, OR IS NOT, IDENTIFIED IN THIS DISCLOSURE STATEMENT. THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.
     THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.
     THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT, OTHER THAN THE FINANCIAL STATEMENTS INCLUDED IN THE DEBTORS’ ANNUAL REPORT, HAS NOT BEEN AUDITED.
     THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED. HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN, INCLUDING, WITHOUT LIMITATION, ANY RISK FACTORS CITED HEREIN, IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.
     THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.
     PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL IN ARTICLE IX BELOW, “PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.”

- i -

- ii -

EXHIBITS

Exhibit A	Joint Plan of Reorganization

Exhibit B	Form of Letter to Holders in each of the Voting Classes

Exhibit C	Signed Disclosure Statement Order

Exhibit D-1	Lender Plan Support Agreement

Exhibit D-2	Noteholder Plan Support Agreement

Exhibit E	Liquidation Analysis

Exhibit F	Financial Projections

Exhibit G	Committee Support Letter

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I. SUMMARY
     Lear Corporation, a debtor and debtor-in-possession (“Lear” and, together with certain of its domestic subsidiaries, all of which are debtors and debtors-in-possession, the “Debtors”), on behalf of itself and the other Debtors, submits this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, to Holders of Claims in connection with: (a) the solicitation of votes to accept or reject the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as the same may be amended from time to time (the “Plan”), which was Filed by the Debtors with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and (b) the Confirmation Hearing (the “Confirmation Hearing”), which is scheduled for [Monday, November 2, 2009 at [ ___] a/p.m. prevailing Eastern Time] (the “Confirmation Hearing Date”). A copy of the Plan is attached hereto as Exhibit A and is incorporated herein by reference.
     On July 7, 2009 (the “Petition Date”), each of the Debtors Filed a voluntary petition with the Bankruptcy Court under chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”). The Debtors are operating their business and managing their property as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No request for the appointment of a trustee or examiner has been made in these Chapter 11 Cases. On July 7, 2009, the Bankruptcy Court entered an order jointly administering the Debtors’ Chapter 11 Cases pursuant to Bankruptcy Rule 1015(b). The Debtors have been further classified as “Group A Debtors,” which consist of those Debtors liable for Prepetition Credit Agreement Secured Claims, the Swap Claims and the Unsecured Note Claims, and “Group B Debtors,” which consist of all Debtors that are not obligors under Prepetition Credit Agreement Secured Claims, the Swap Claims and the Unsecured Note Claims.
     All capitalized terms used but not otherwise defined herein shall have the meanings set forth in Article XII below entitled, “Glossary of Defined Terms.” To the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the “Glossary of Defined Terms” are inconsistent, the definition included in the Glossary of Defined Terms shall control.
A. RECOMMENDATION OF THE DEBTORS AND SUPPORT OF KEY CREDITOR CONSTITUENCIES
     The Boards of Directors of Lear Corporation and its Debtor subsidiaries have approved the Solicitation Package, the Plan and the transactions contemplated thereby and recommend that all creditors whose votes are being solicited submit Ballots to accept the Plan.
     As a result of extensive good faith prepetition negotiations, the Plan is supported by Prepetition Credit Agreement Lenders and Noteholders holding a majority of the Prepetition Indebtedness and the debt under the Unsecured Notes, respectively. On July 7, 2009, the Debtors announced that the Lender Plan Support Agreement had been signed by Prepetition Credit Agreement Lenders holding approximately 68% of the Prepetition Indebtedness, and the Noteholder Plan Support Agreement had been signed by the holders of over 50% of the principal amount of the debt under the Unsecured Notes. The Lender Plan Support Agreement and the Noteholder Plan Support Agreement are discussed in greater detail at Articles V.A. and V.B. below. Additionally, the Committee fully supports the Plan as indicated in their letter in support of the Plan attached hereto as Exhibit G.
B. PURPOSE AND EFFECT OF THE PLAN
     1. Restructuring Transactions
     The Plan contemplates the following restructuring transactions (described in greater detail in Article VI below, “Summary of the Joint Plan”):
•	The Lenders will convert $1.6 billion (plus accrued interest thereon and inclusive of Swap Claims) in Prepetition Credit Agreement Secured Claims into the New Term Loans and preferred and common equity in the Reorganized Debtors;

•	The Debtors’ Other General Unsecured Claims (including, but not limited to, the Prepetition Credit Agreement Deficiency Claim in the amount of $737 million and the Unsecured Notes

Claims in the amount of $1.3 billion) will be converted, in part, into common equity in the Reorganized Debtors and warrants to acquire common equity in the Reorganized Debtors;

•	the Unsecured Ongoing Operation Claims will be paid in full in Cash or receive such other treatment as to render such Holder Unimpaired; and

•	the Reorganized Debtors will enter into the Exit Facility.
     The Debtors believe that any alternative to Confirmation of the Plan, such as conversion of these Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or any attempt by another party in interest to File a plan, would result in significant delays, litigation and additional costs and, ultimately, would lower the recoveries for Holders of Allowed Claims.
C. OVERVIEW OF CHAPTER 11
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for similarly situated holders of claims and equity interests, subject to the priority of distributions prescribed by the Bankruptcy Code.
     The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the commencement of the chapter 11 case. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”
     Consummating a plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any entity acquiring property under the plan, any holder of a claim or equity interest in a debtor and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code, to the terms and conditions of the confirmed plan. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan provides for the treatment of claims and equity interests in accordance with the terms of the confirmed plan.
     Prior to soliciting acceptances of a proposed chapter 11 plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the chapter 11 plan. This Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.
D. SUMMARY OF CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AND EQUITY INTERESTS UNDER THE PLAN
     THE FOLLOWING CHART IS A SUMMARY OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS AND POTENTIAL DISTRIBUTIONS (A) UNDER THE PLAN AND (B) ALTERNATIVELY, PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. THE AMOUNTS SET FORTH BELOW ARE ESTIMATES ONLY. REFERENCE SHOULD BE MADE TO THE ENTIRE DISCLOSURE STATEMENT AND THE PLAN FOR A COMPLETE DESCRIPTION OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS. THE RECOVERIES SET FORTH BELOW ARE PROJECTED RECOVERIES AND ARE THEREFORE SUBJECT TO CHANGE.

     GROUP A DEBTORS2

						Estimated
					Estimated	Percentage
					Percentage	Recovery of
			Estimated		Recovery of	Allowed Claims or
			Aggregate Amount		Allowed Claims or	Interests under
	Type of Claim or	Treatment of	of Allowed Claims		Interests under	Chapter 7
Class	Equity Interest	Claim/Interest	or Equity Interests		the Plan	Liquidation
1A	Other Priority Claims Against a Group A Debtor	Unimpaired	$	[ ]	100%	[ ___ ]%
2A	Other Secured Claims Against a Group A Debtor	Unimpaired	$	[ ]	100%	[ ___ ]%
3A	Prepetition Credit Agreement Secured Claims	Impaired	$	[ ]	[100]%	[ ___ ]%
4A	Unsecured Ongoing Operations Claims	Unimpaired	$	[ ]	100%	[ ___ ]%
5A	Other General Unsecured Claims	Impaired	$	[ ]	[43]%	[ ___ ]%
6A	Convenience Claims	Impaired	$	[ ]	[25]%	[ ___ ]%
7A-1	Equity Interests in Lear Corporation	Impaired	$	[ ]	0.0%	[ ___ ]%
7A-2	Intercompany Interests in Group A Debtors	Unimpaired	$	[ ]	100%	[ ___ ]%
     GROUP B DEBTORS

						Estimated
						Percentage
					Estimated	Recovery of
			Estimated		Percentage	Allowed Claims or
			Aggregate Amount		Recovery of	Interests under
	Type of Claim or	Treatment of	of Allowed Claims		Allowed Claims or	Chapter 7
Class	Equity Interest	Claim/Interest	or Equity Interests		Equity Interests	Liquidation
1B	Other Priority Claims Against a Group B Debtor	Unimpaired	$	[ ]	100%	[ ___ ]%
2B	Other Secured Claims Against a Group B Debtor	Unimpaired	$	[ ]	100%	[ ___ ]%
3B	General Unsecured Claims	Unimpaired	$	[ ]	100%	[ ___ ]%
4B	Intercompany Interests in Group B Debtors	Unimpaired	$	[ ]	100%	[ ___ ]%
E. PARTIES ENTITLED TO VOTE ON THE PLAN
     Under the provisions of the Bankruptcy Code, not all holders of claims against and equity interests in a debtor are entitled to vote on a chapter 11 plan. Holders of Claims that are not Impaired by the Plan are deemed to accept the Plan under section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote on the Plan. Holders of Claims or Equity Interests Impaired by the Plan and receiving no distribution under the Plan are not entitled to vote because they are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.
     The following sets forth the Classes that are entitled to vote on the Plan and the Classes that are not entitled to vote on the Plan:
     GROUP A DEBTORS

Class	Claim	Status	Voting Rights
1A	Other Priority Claims Against a Group A Debtor	Unimpaired	Deemed to Accept
2A	Other Secured Claims Against a Group A Debtor	Unimpaired	Deemed to Accept
3A	Prepetition Credit Agreement Secured Claims	Impaired	Entitled to Vote
4A	Unsecured Ongoing Operations Claims	Unimpaired	Deemed to Accept
5A	Other General Unsecured Claims	Impaired	Entitled to Vote
6A	Convenience Claims	Impaired	Entitled to Vote

2	Group A Debtors consist of those Debtors that are borrowers and guarantors under the Prepetition Secured Credit Facilities and the Unsecured Notes. Group B Debtors consist of those Debtors that are not borrowers or guarantors under the Prepetition Secured Credit Facilities and the Unsecured Notes.

Class	Claim	Status	Voting Rights
7A-1	Equity Interests in Lear Corporation	Impaired	Deemed to Reject
7A-2	Intercompany Interests in Group A Debtors	Unimpaired	Deemed to Accept
     GROUP B DEBTORS

Class	Claim	Status	Voting Rights
1B	Other Priority Claims Against a Group B Debtor	Unimpaired	Deemed to Accept
2B	Other Secured Claims Against a Group B Debtor	Unimpaired	Deemed to Accept
3B	General Unsecured Claims	Unimpaired	Deemed to Accept
4B	Intercompany Interests in Group B Debtors	Unimpaired	Deemed to Accept
     For a more detailed description of the Classes of Claims and the Classes of Interests, as well as their respective treatment under the Plan, see Article III of the Plan
F. SOLICITATION PROCEDURES
     1. Notice, Claims and Solicitation Agent
     The Debtors retained Kurtzman Carson Consultants LLC to, among other things, act as solicitation agent in connection with the solicitation of votes to accept or reject the Plan and the solicitation of votes of Holders of Claims based on publicly-traded Securities. (the “Notice, Claims and Solicitation Agent”).
     2. Solicitation Package
     The Solicitation Package shall contain copies of the following:
•	either (i) the Disclosure Statement Order (with the Solicitation Procedures, which shall be attached as Exhibit 1 thereto) and the approved form of this Disclosure Statement (together with the Plan) in either paper or CD-ROM format with an appropriate form of Ballot and/or Master Ballot and voting instructions with respect thereto, if applicable (with a pre-addressed, postage prepaid return envelope), for Holders of Claims who are entitled to vote on the Plan; or (ii) a notice of non-voting status;

•	to the extent a Holder of any Claim receives the materials set forth in clause (i) of the immediately prior paragraph, such Holder also shall receive a letter from the Debtors urging the Holders in each Class entitled to vote on the Plan to vote to accept the Plan, the Committee’s letter in support of the Plan (attached hereto as Exhibit G) and, if applicable, a letter in form and substance, acceptable to the Debtors in their discretion, from the Debtors’ other significant constituents urging the Holders in each class entitled to vote on the Plan to vote to accept the Plan;

•	the notice of the Confirmation Hearing; and

•	such other materials as the Bankruptcy Court may direct.
     3. Distribution of the Solicitation Package and Plan Supplement
     Through the Notice, Claims and Solicitation Agent, the Debtors intend to distribute the Solicitation Packages no less than 28 calendar days before the Voting Deadline. The Debtors submit that distribution of the Solicitation Packages at least 28 calendar days prior the Voting Deadline will provide the requisite materials to Holders of Claims entitled to vote on the Plan in compliance with Bankruptcy Rules 3017(d) and 2002(b). The Debtors will make every reasonable effort to ensure that Holders who have more than one Allowed Claim in a single voting Class receive no more than one Solicitation Package.

     The Solicitation Package will be distributed in accordance with the Solicitation Procedures, which are attached as Exhibit 1 to the Disclosure Statement Order. The Solicitation Package (except the Ballots and Master Ballots) may also be obtained from the Notice, Claims and Solicitation Agent retained by the Debtors in these chapter 11 cases, by: (a) calling the Debtors’ restructuring hotline at (866) 927-7093 within the U.S. or Canada or, outside of the U.S. or Canada, calling (310) 751-2659; (b) visiting the Debtors’ restructuring website at: http://www.kccllc.net/lear; and/or (c) writing to Lear Corporation, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245. You may also obtain copies of any pleadings filed in these chapter 11 cases for free by visiting the Debtors’ restructuring website at http://www.kccllc.net/lear or for a fee via PACER at: http://www.deb.uscourts.gov.
     The Plan Supplement will be Filed by the Debtors no later than 5 Business Days before the Voting Deadline (the “Plan Supplement Filing Date”). When Filed, the Plan Supplement will be made available on the Case Website. The Debtors will not serve paper or CD-ROM copies of the Plan Supplement. However, parties may obtain a copy of the Plan Supplement from the Notice, Claims and Solicitation Agent by: (a) calling the Debtors’ restructuring hotline at (866) 927-7093 within the U.S. or Canada or, outside of the U.S. or Canada, calling (310) 751-2659; (b) visiting the Debtors’ restructuring website at: http://www.kccllc.net/lear; and/or (c) writing to Lear Corporation, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245.
G. VOTING PROCEDURES
     The Bankruptcy Court approved the close of business on [September 14, 2009] as the Voting Record Date. The Voting Record Date is the date for determining (i) which Holders of Claims are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the Solicitation Procedures and (ii) whether Claims have been properly assigned or transferred to an assignee pursuant to Bankruptcy Rule 3001(e) such that the assignee can vote as the Holder of a Claim. The Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ creditors and other parties in interest, including the creditors and parties in interest of the Canadian Debtors.
     The Bankruptcy Court approved [October 23, 2009 at 5:00 p.m. prevailing Eastern Time] as the deadline (the “Voting Deadline”) for the delivery of executed Ballots and Master Ballots voting to accept or reject the Plan. Under the Plan, Holders of Claims in Voting Classes are entitled to vote to accept or reject the Plan, and they may do so by completing the Ballot or Master Ballot and returning it in the envelope provided to the Voting Agent by the Voting Deadline. Voting Instructions are attached to each Ballot and Master Ballot. To be counted as votes to accept or reject the Plan, all Ballots and Master Ballots, as applicable, must be properly executed, completed and delivered by using the return envelope provided by: (a) first class mail; (b) overnight courier; or (c) personal delivery, so that they are actually received no later than the Voting Deadline by the Voting Agent. It is important to follow the specific instructions provided on each Ballot or Master Ballot. Ballots should be sent as indicated in the chart below.

BALLOTS

Ballots must be actually received by the Notice, Claims and Solicitation Agent by the Voting Deadline by using the envelope provided, or by First Class Mail,
Overnight Courier or Personal Delivery to:
Lear Corporation Balloting Center
c/o Kurtzman Carson Consultants LLC
2335 Alaska Avenue
El Segundo, CA 90245

MASTER BALLOTS

Master Ballots must be actually received by the Notice, Claims and Solicitation
Agent by the Voting Deadline by using the envelope provided, or by First Class
Mail, Overnight Courier or Personal Delivery to:
Lear Corporation Balloting Center
c/o Kurtzman Carson Consultants LLC
1230 Avenue of Americas, 7th Floor
New York, NY 10020
If you have any questions on the procedures for voting on the Plan, please call the Notice, Claims and Solicitation Agent at the following telephone number:
(866) 927-7093

     IF A BALLOT OR MASTER BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE.
     ANY BALLOT OR MASTER BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED.
     EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN.
     IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT OR MASTER BALLOT, AS APPROPRIATE, WHEN SUBMITTING A VOTE.
H. CONFIRMATION HEARING
     Section 1128(a) of the Bankruptcy Code requires the bankruptcy court, after notice, to hold a hearing on confirmation of a plan filed under chapter 11 of the Bankruptcy Code. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the plan.
     The Confirmation Hearing will commence on [November 2, 2009 at [ ___] a/p.m. prevailing Eastern Time], before the Honorable Allan L. Gropper, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004-1408. The Confirmation Hearing may be continued from time to time without further notice other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served on the master service list and the Entities who have filed Plan Objections, without further notice to parties in interest. The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing. The Plan may be modified, if necessary, prior to, during or as a result of the Confirmation Hearing, without further notice to parties in interest.
     The Plan Objection Deadline is [October 23, 2009, at 4:00 p.m. prevailing Eastern Time]. All Plan Objections must be Filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the Disclosure Statement Order so that they are received on or before the Plan Objection

Deadline. The Debtors believe that the Plan Objection Deadline will afford the Bankruptcy Court, the Debtors and other parties in interest reasonable time to consider the Plan Objections prior to the Confirmation Hearing.

THE BANKRUPTCY COURT WILL NOT CONSIDER PLAN OBJECTIONS UNLESS THEY ARE TIMELY AND PROPERLY SERVED AND FILED IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER.
I. CONFIRMATION AND CONSUMMATION OF THE PLAN
     It will be a condition to Confirmation of the Plan that the Bankruptcy Court shall enter the Confirmation Order, which shall approve all provisions, terms and conditions of the Plan are approved in the Confirmation Order unless otherwise satisfied or waived pursuant to the provisions of Article VIII of the Plan. Following Confirmation, the Plan will be consummated on the Effective Date.
J. RISK FACTORS
     PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE X BELOW ENTITLED, “PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.”
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II. BACKGROUND TO THESE CHAPTER 11 CASES
A. DEBTORS’ BUSINESS AND INDUSTRY
     1. The Company
     Lear Corporation (“Lear” and its Debtor and non-Debtor subsidiaries are collectively referred to as the “Company”) is a leading global tier I supplier of complete automotive seat systems, electrical distribution systems and electronic products with a global footprint that includes locations in 36 countries around the world. In 2008, the Company had net sales of $13.6 billion. The Company’s business is focused on providing complete seat systems and the components thereof, as well as electrical distribution systems and electronic products, and it supplies every major automotive manufacturer in the world. Based on independent market studies and management estimates, the Company believes that, in 2008, it held a #2 position globally in seat systems on the basis of revenue. The Company estimates the global seat systems market to be approximately $50 billion. Based on independent market studies and management estimates, the Company believes that, in 2008, in electrical distribution systems, it held a #3 position in North America and a #4 position in Europe on the basis of revenue. The Company estimates the global electrical distribution systems market to be between $20 and $25 billion.
     The Company has pursued a global strategy, aggressively expanding its sales and operations in Europe, South and Central America, Africa and Asia. Since 2002, it has realized a 10% compound annual growth rate in net sales outside of North America, with 64% of its 2008 net sales generated outside of North America. In Asia, the Company had net sales of $1.7 billion (on an aggregate basis, including both consolidated and unconsolidated sales) in 2008.
     In 2008, the Company’s sales were comprised of the following vehicle categories: 65% cars, including 28% mid-size, 22% compact, 13% luxury/sport and 2% full-size, and 35% light truck, including 21% sport utility/crossover and 14% pickup and other light truck. The Company has expertise in all vehicle platform segments of the automotive market and expects to continue to win new business in line with market trends.
     Since early 2005, the North American automotive market has become increasingly challenging. The automotive industry in North America is characterized by significant overcapacity, fierce competition and rapidly declining sales. In addition, higher fuel prices and an increased focus on carbon emissions have led to a shift in consumer preferences away from light trucks towards smaller vehicles, and the U.S. domestic automakers have faced increasing competition from foreign competitors. Furthermore, while having moderated in the latter part of 2008, higher commodity costs (principally, steel, copper, resins and other oil-based commodities) have caused margin pressure in the sector. In response, the Company’s North American customers have reduced production levels on several of its key platforms and have taken aggressive actions to reduce structural costs. In 2005, the Company initiated a comprehensive restructuring strategy to align its manufacturing capacity with demand and to more aggressively expand its low-cost country manufacturing initiatives to improve its overall cost structure. Although production volumes continued to decline in 2006 and 2007 on many of the Company’s key platforms, production schedules were less volatile, and the Company was able to significantly reduce its cost structure through the restructuring strategy initiated in 2005. As a result, the Company’s business demonstrated improved operating performance in 2006 and 2007.
     Despite these improvements, the Company’s business in 2008 and the first half of 2009 was severely affected by the turmoil in the global credit markets, significant reductions in new housing construction, volatile fuel prices and recessionary trends in the U.S. and global economies. These conditions had a dramatic impact on consumer vehicle demand in 2008, resulting in the lowest per capita sales rates in the United States in half a century and lower global automotive production following six years of steady growth. During 2008, North American industry production declined by approximately 16%, and European industry production declined by approximately 6% from 2007 levels. Production levels on several of the Company’s key platforms declined more significantly. In addition, during the first six months of 2009, production levels in North America and Europe declined by approximately 50% and 32%, respectively, from the comparable period in 2008. The lower production levels, together with higher commodity costs, caused a significant decrease in the Company’s operating earnings in 2008. Lower production levels have continued through the first six month of 2009. In response, the Company has expanded its restructuring actions to include further capacity reduction and census actions, as well as the elimination of non-core and non-essential spending. The Company also has reduced program-related costs and spending due to the lower production environment and deferred customer program cycles. Since 2005, the Company has incurred pretax costs of $580 million through 2008 in connection with its restructuring activities, resulting in an improvement of approximately $250 million through 2008 in its ongoing operating costs. The Company continued to restructure its global operations and to aggressively reduce its costs in 2009 and expects continued accelerated restructuring and related investments for at least the next several years.
     As a result of the economic and credit crisis and its impact on the automotive industry, General Motors and Chrysler have sought funding support from the U.S. federal government and governments outside of the U.S. and have received billions in dollars of government loans. Inclusive of their respective affiliates, General Motors and Chrysler accounted for 23% and 3% of the Company’s net sales in 2008. On April 30, 2009, Chrysler filed for bankruptcy protection under chapter 11 of the Bankruptcy Code as part of a U.S. government supported plan of reorganization and announced that it would temporarily idle most of its plants until completion of its bankruptcy process. In June 2009, Chrysler announced its emergence from bankruptcy protection, the consummation of a new global strategic alliance with Fiat Group and Chrysler’s intent to resume production of vehicles at certain of its North American assembly plants. In April 2009, General Motors announced an extended production shutdown during the second quarter in North America, and, on June 1, 2009, General Motors and certain of its U.S. subsidiaries filed for bankruptcy protection under chapter 11 of the Bankruptcy Code as part of a U.S. government supported plan of reorganization. On July 10, 2009, General Motors sold substantially all of General Motors’s assets to a new entity funded by the United States Department of the Treasury, General Motors Company. General Motors Company will continue to operate certain of General Motors’s core brands. Although Chrysler and General Motors have emerged from bankruptcy protection, the financial prospects of the major domestic automakers remain highly uncertain. In addition, Ford, which accounted for 15% of the Company’s seating segment’s 2008 sales and 36% of the Company’s electrical and electronic segment’s 2008 sales, also experienced significant operating losses in 2008 and is continuing to restructure its North American operations. These actions by Ford could have a material impact on the Company’s future operating results.
     In response to industry conditions, the Company elected to participate in the Auto Supplier Support Program established by the U.S. Department of the Treasury, under which eligible General Motors and Chrysler receivables owed to the Company were purchased, without recourse and at a discount, by certain special purpose entities affiliated with General Motors and Chrysler, and the payment of such receivables was guaranteed by the U.S. government. In the second quarter of 2009, Chrysler discontinued its participation in the Auto Supplier Support Program. In July 2009, the Company elected to discontinue its participation in General Motors’ Auto Supplier Support Program. In addition, the Company participated in a similar program in Canada, under which the Canadian government guaranteed the payment of certain General Motors receivables. It is uncertain whether any additional government support will be made available directly to automotive suppliers and whether any such support will be made available on commercially acceptable terms. The U.S. government, however, has rejected the request of North American automotive suppliers for direct financial support. The long-term impact of these developments is uncertain.
     During the fourth quarter of 2008, the Company elected to borrow $1.2 billion under its Prepetition Secured Credit Facilities to protect against possible disruptions in the capital markets and uncertain industry conditions, as well as to further bolster its liquidity position. The Company elected not to repay the amounts borrowed at year end in light of continued market and industry uncertainty. As a result, as of December 31, 2008, the Company was no longer in compliance with the leverage ratio covenant contained in its Prepetition Secured Credit Facilities. On March 17, 2009 and May 13, 2009, the Company entered into amendments and waivers with the Prepetition Credit Agreement Lenders which provided, through June 30, 2009, for: (a) a waiver of the existing defaults under the Prepetition Secured Credit Facilities and (b) an amendment of the financial covenants and certain other provisions contained in the Prepetition Secured Credit Facilities. During this period and thereafter, the Company engaged in ongoing discussions with the lenders under its Prepetition Secured Credit Facilities and others, including holders of its Unsecured Notes, regarding alternatives for restructuring its capital structure.
     Pursuant to these discussions, on July 1, 2009 the Company announced that it had reached an agreement in principle regarding a consensual debt restructuring with a majority of the members of a steering committee of the Company’s secured lenders and a steering committee of holders of Unsecured Notes acting on behalf of an ad hoc group of holders of Unsecured Notes and that if requisite support were obtained, the Company expected to commence shortly such proposed restructuring under court supervision pursuant to a voluntary bankruptcy filing under Chapter 11 by Lear and certain of its United States and Canadian subsidiaries.
     On July 6, 2009, the Company entered into plan support agreements supporting a Plan (a “Qualified Plan”) with certain of the Prepetition Credit Agreement Lenders and certain holders of the Company’s Unsecured Notes (collectively, “Plan Support Agreements”). Pursuant to these Plan Support Agreements, such Prepetition Credit Agreement Lenders and holders of Unsecured Notes agreed, subject to certain conditions, to support any Plan proposed by the Debtors to the extent such plan is consistent in all material respects with a Qualified Plan. Under the Plan Support Agreements, a Qualified Plan has the support of (i) certain Prepetition Credit Agreement Lenders representing approximately 68% of the aggregate amount of the lender claims under the Prepetition Secured Credit Facilities and (ii) certain holders of Unsecured Notes representing more than 50% of the aggregate amount of all claims under the Unsecured Notes. The Plan is a Qualified Plan.
     Upon entering into the Plan Support Agreements, on July 7, 2009, the Debtors filed the Chapter 11 Cases with the Bankruptcy Court, and on July 9, 2009, the Canadian Debtors filed the Canadian Proceedings in the Canadian Court.
     On July 6, 2009, the Debtors entered into the DIP Facility. The DIP Facility provides for new money debtor-in-possession financing comprised of a term loan in the aggregate principal amount of $500 million (the “DIP Facility”). On August 4, 2009, the Bankruptcy Court entered an order approving the DIP Facility. The closing of the DIP Facility occurred on August 4, 2009, and as of August 5, 2009, the Debtors have access to $500 million in debtor-in-possession financing. Upon the Debtors’ emergence from bankruptcy proceedings, subject to certain conditions, the DIP Facility is convertible, at the Company’s option, into the exit facility of up to $500 million (the “Exit Facility”), comprised of a term loan in an aggregate principal amount equal to the principal amount of the term loans outstanding under the DIP Facility at the time of conversion.
     In connection with the Company’s announced intention to file for Chapter 11, on July 2, 2009, the New York Stock Exchange suspended the trading of the Company’s shares, and the New York Stock Exchange has since delisted the Company’s common stock. The Company’s common stock is currently trading on the Pink Sheets over-the-counter electronic market.
     2. Products
     The Company currently conducts its business in two product operating segments: seating and electrical and electronic. The seating segment includes seat systems and the components thereof. The electrical and electronic segment includes electrical distribution systems and electronic products, primarily wire harnesses, junction boxes, terminals and connectors, various electronic control modules, wireless systems and high voltage components, as well as audio sound systems and in-vehicle television and video entertainment systems. The Company has divested substantially all of the assets of its interior segment. The interior segment included instrument panels and cockpit systems, headliners and overhead systems, door panels, flooring and acoustic systems and other interior products. Net sales by product segment as a percentage of total net sales is shown below:

For the year ended December 31,	2008	2007	2006

Seating	79%	76%	65%
Electrical and electronic	21	20	17
Interior	—	4	18

•	Seating. The seating segment consists of the manufacture, assembly and supply of vehicle seating requirements. The Company produces seat systems for automobiles and light trucks that are fully assembled and ready for installation. In all cases, seat systems are designed and engineered for specific vehicle models or platforms. The Company has developed Lear Flexible Seat Architecture, whereby it utilizes base design concepts to build a program-specific seat, incorporating the latest performance requirements and safety technology, in a shorter period of time, thereby assisting its customers in achieving a faster time-to-market. Seat systems are designed to achieve maximum passenger comfort by adding a wide range of manual and power features, such as lumbar supports, cushion and back bolsters and leg supports. The Company also produces components that comprise the seat assemblies, such as seat structures and mechanisms, cut and sewn seat trim covers, headrests and seat foam.

As a result of the Company’s strong product design and technology capabilities, the Company is a leader in designing seats with enhanced safety and convenience features. For example, the Company’s ProTec® PLuS Self-Aligning Head Restraint is an advancement in seat passive safety features. By integrating the head restraint with the lumbar support, the occupant’s head is supported earlier and for a longer period of time in a rear-impact collision, potentially reducing the risk of injury. The Company also supplies a patented integrated restraint seat system that uses an ultra high-strength steel tower and a split-frame design to improve occupant comfort and convenience, as well as a high-performance climate system for seat cooling and moisture removal. To address the increasing focus on craftsmanship, the Company has developed concave seat contours that eliminate wrinkles and provide improved styling. The Company is also satisfying the growing customer demand for reconfigurable and light-weight seats with its thin profile rear seat and its stadium slide seat system. For example, General Motors full-size sport utility vehicles and full-size pickups use the Company’s reconfigurable seat technology, and General Motors full-size sport utility vehicles, as well as the Ford Explorer, use the Company’s thin profile rear seat technology for their third row seats. Additionally, the Company’s LeanProfile™ seats incorporate the next generation of low-mass, high-function and environmentally friendly features, and its Dynamic Environmental Comfort Structure™ System offers a weight reduction of up to 85%, as compared to current foam seat designs, and utilizes environmentally friendly materials, which reduce CO2 emissions by an average of 60%. The Company’s seating products also reflect its environmental focus. For example, in addition to its LeanProfile™ seats and Dynamic Environmental Comfort Structure™ System, the Company’s SoyFoam™ seats, which are used in the Ford Mustang, are up to 24% renewable, as compared to nonrenewable, petroleum-based foam.

•	Electrical and Electronic. The electrical and electronic segment consists of the manufacture, assembly and supply of electrical and electronic systems and components for the vehicle. With the increase in the number of electrical and electronically-controlled functions and features on the vehicle, there is an increasing focus on improving the functionality of the vehicle’s electrical and electronic architecture. The Company is able to provide its customers with engineering and design solutions and manufactured systems, modules and components that optimally integrate the electrical distribution system of wiring, terminals and connectors, junction boxes and electronic modules within the overall architecture of the vehicle. This integration can reduce the overall system cost and weight and improve the reliability and packaging by reducing the number of wires, terminals and connectors normally required to manage the vehicle’s electrical power and signal distribution. For example, the Company’s integrated seat adjuster module has two dozen fewer cut circuits and five fewer connectors, weighs one-half pound less and costs twenty percent less than a traditional separated electronic control unit and seat wiring system. In addition, the Company’s smart junction box expands the traditional junction box functionality by utilizing printed circuit board technologies, which allows additional function integration as well as cost and weight benefits. To support growth opportunities in the hybrid/electric vehicle market, the Company has a High Power Global Center of Excellence dedicated to the development of high-power wiring, terminals and connectors and hybrid-power electronic systems and components. Additionally, new models for General Motors, including the new Chevrolet Volt plug-in hybrid, and Fisker, as well as the next generation of hybrid models for BMW, Land Rover and Renault, will include one or more high power systems or components supplied by the Company, including high voltage wire harnesses, custom terminals and connectors, Smart Connector™ technology, Solid-State Smart Junction Box™, battery chargers and voltage quality modules.

The Company’s electrical and electronic products can be grouped into four categories:

•	Electrical Distribution Systems. Wire harness assemblies are a collection of terminals, connectors and wires that connect all of the various electronic/electrical devices in the vehicle to each other and/or to a power source. Terminals and connectors are components of wire harnesses and other electronic/electrical devices that connect wire harnesses and other electronic/electrical devices. Fuse boxes are centrally located boxes in the vehicle that contain fuses and/or relays for circuit and device protection, as well as power distribution. Junction boxes serve as a connection point for multiple wire harnesses. They may also contain fuses and relays for circuit and device protection.

•	Smart Junction Boxes and Body Control Modules. Smart junction boxes are junction boxes with integrated electronic functionality often contained in other body control modules. Smart junction boxes eliminate interconnections, increase overall system reliability and can reduce the number of electronic modules in the vehicle. Certain vehicles may have two or three smart junction boxes linked as a multiplexed buss line. Body control modules control various interior comfort and convenience features. These body control modules may consolidate multiple functions into a single module or may focus on a specific function or part of the car interior, such as the integrated seat adjuster module or the integrated door module. The integrated seat adjuster module combines seat adjustment, power lumbar support, memory function and seat heating. The integrated door module combines the controls for window lift, door lock, power mirror and seat heating and ventilation.

•	Wireless systems. Wireless products send and receive signals using radio frequency technology. The Company’s wireless systems include passive entry systems, dual range/dual function remote keyless entry systems and tire pressure monitoring systems. Passive entry systems allow the vehicle operator to unlock the door without using a key or physically activating a remote keyless fob. Dual range/dual function remote keyless entry systems allow a single transmitter to perform multiple functions. For example, the Company’s Car2U™ remote keyless entry system can control and display the status of the vehicle, such as starting the engine, locking and unlocking the doors, opening the trunk and setting the cabin temperature. In addition, dual range/dual function remote keyless entry systems combine remote keyless operations with vehicle immobilizer capability. The Company’s tire pressure monitoring system, known as the Lear Intellitire® Tire Pressure Monitoring System, alerts drivers when a tire has low pressure. The Company has received production awards for Intellitire® from Ford for many of their North American vehicles and from Hyundai for several of their models. Automotive manufacturers were required to have tire pressure monitoring systems on all new vehicles sold in the United States for model year 2008.

•	Specialty Electronics. The Company’s lighting control module integrates electronic control logic and diagnostics with the headlamp switch. Entertainment products include sound systems, in-vehicle television tuner modules and floor-, seat- or center console-mounted Media Console with a flip-up screen that provides DVD and video game viewing for back-seat passengers.
     3. Customers
     The Company serves the worldwide automotive and light truck market, which produced over 65 million vehicles in 2008. The Company has automotive interior content on over 300 vehicle nameplates worldwide, and its major automotive manufacturing customers (including customers of its non-consolidated joint ventures) currently include:

• BMW	• ChangAn	• Chery	• Chrysler
• Daimler	• Dongfeng	• Fiat	• First Autoworks
• Ford	• GAZ	• General Motors	• Honda
• Hyundai	• Isuzu	• Mahindra & Mahindra	• Mazda
• Mitsubishi	• Nissan	• Porsche	• PSA
• Renault	• Subaru	• Suzuki	• Tata
• Toyota	• Volkswagen
     During the year ended December 31, 2008, General Motors and Ford, two of the largest automotive and light truck manufacturers in the world, together accounted for approximately 37% of the Company’s net sales, excluding net sales to Saab and Volvo, which are affiliates of General Motors and Ford. Inclusive of their respective affiliates, General Motors and Ford accounted for approximately 23% and 19%, respectively, of the Company’s net sales in 2008. In addition, BMW accounted for approximately 12% of the Company’s net sales in 2008.
     The Company receives blanket purchase orders from its customers. These purchase orders generally provide for the supply of a customer’s annual requirements for a particular vehicle model, or in some cases, for the supply of a customer’s requirements for the life of a particular vehicle model, rather than for the purchase of a specified quantity of products. Although purchase orders may be terminated at any time by the Company’s customers, such terminations have been minimal and have not had a material impact on the Company’s operating results. The Company’s primary risks are that an automotive manufacturer will produce fewer units of a vehicle model than anticipated or that an automotive manufacturer will not award the Company a replacement program following the life of a vehicle model. To reduce the Company’s reliance on any one vehicle model, the Company produces automotive systems and components for a broad cross-section of both new and established models. However, larger passenger cars and light trucks typically have more interior content and, therefore, tend to have a more significant impact on the Company’s operating performance. The Company’s net sales for the year ended December 31, 2008, were comprised of the following vehicle categories: 65% cars, including 28% mid-size, 22% compact, 13% luxury/sport and 2% full-size, and 35% light truck, including 21% sport utility/crossover and 14% pickup and other light truck.
     The Company’s agreements with its major customers generally provide for an annual productivity cost reduction. Historically, cost reductions through product design changes, increased productivity and similar programs with the Company’s suppliers have generally offset these customer-imposed productivity cost reduction requirements. However, in 2005, unprecedented increases in raw material, energy and commodity costs had a material adverse impact on the Company’s operating results. These costs have been extremely volatile over the past several years and were significantly higher throughout much of 2008. While the Company has developed and implemented strategies to mitigate or partially offset the impact of higher raw material, energy and commodity costs, these strategies typically offset only a portion of the adverse impact. Although raw material, energy and commodity costs have recently moderated, these costs remain volatile, and no assurances can be given that the Company will be able to achieve such customer-imposed cost reduction targets in the future.
     4. Technology
     Advanced technology development is conducted at the Company’s six advanced technology centers and at its product engineering centers worldwide. At these centers, the Company engineers its products to comply with applicable safety standards, meet quality and durability standards, respond to environmental conditions and conform to customer and consumer requirements. The Company’s global innovation and technology center located in Southfield, Michigan, develops and integrates new concepts and is its central location for consumer research, benchmarking, craftsmanship and industrial design activity. The Company’s High Power Global Center of Excellence supports growth opportunities in the hybrid/electric vehicle market through the development of high-power electrical and electronic systems and components.
     The Company also has state-of-the-art testing, instrumentation and data analysis capabilities. It owns an industry-leading seat validation test center featuring crashworthiness, durability and full acoustic and sound quality testing capabilities. Together with computer-controlled data acquisition and analysis capabilities, this center provides precisely controlled laboratory conditions for sophisticated testing of parts, materials and systems. The Company also maintains electromagnetic compatibility labs at several of its electrical and electronic facilities, where it develops and tests electronic products for compliance with government requirements and customer specifications.

     The Company has developed independent brand and marketing strategies for each of its product segments and focused its efforts in three principal areas: (i) where it has a competitive advantage, such as its flexible seat architecture, its industry-leading ProTec® products, including its self-aligning head restraints, and its leading electronic technology, including its solid state junction boxes, (ii) where it perceives that there is a significant market opportunity, such as electrical and electronic products for the hybrid/electric vehicle market, and (iii) where it can contribute the most to the next generation of more fuel efficient vehicles, such as its alternative light-weight, low-mass products, including SoyFoam™ and Dynamic Environmental Comfort Structural™ System.
     The Company has developed a number of innovative products and features focused on increasing value to its customers, such as interior control and entertainment systems, which include sound systems and family entertainment systems, and wireless systems, which include remote keyless entry. In addition, the Company incorporates many convenience, comfort and safety features into its designs, including advanced whiplash concepts, integrated restraint seat systems (3-point and 4-point belt systems integrated into seats), side impact airbags and integrated child restraint seats. The Company also invests in its computer-aided engineering design and computer-aided manufacturing systems. Recent enhancements to these systems include advanced acoustic modeling and analysis capabilities and the enhancement of its research and design website. The Company’s research and design website is a tool used for global customer telecommunications, technology communications, collaboration and direct exchange of digital assets.
     The Company continues to develop new products and technologies, including solid state smart junction boxes and new radio-frequency products like its Car2U™ Home Automation System, as well as high-end electronics for the premier luxury automotive manufacturers around the world, such as gateway modules, exterior and interior lighting controls and other highly integrated electronic body modules. Solid state junction boxes represent a significant improvement over existing smart junction box technology because they replace the relatively large fuses and relays with solid-state drivers. Importantly, the technology is an enabler for the integration of additional feature content into the smart junction box. This integration combined with the benefits from the solid state smart junction box technology results in a sizable cost reduction for the electrical system. The Company has also created certain brand identities, which identify products for its customers, including the ProTec® brand of products optimized for interior safety, the Aventino™ collection of premium automotive leather and the EnviroTec™ brand of environmentally friendly products, such as Soy Foam™.
     The Company holds many patents and patent applications pending worldwide. While the Company believes that its patent portfolio is a valuable asset, no individual patent or group of patents is critical to the success of the Company’s business. The Company also licenses selected technologies to automotive manufacturers and to other automotive suppliers. The Company continually strives to identify and implement new technologies for use in the design and development of its products.
     The Company has numerous registered trademarks in the United States and in many foreign countries. The most important of these marks include “LEAR CORPORATION” (including a stylized version thereof) and “LEAR.” These marks are widely used in connection with its product lines and services. The trademarks and service marks “ADVANCE RELENTLESSLY,” “CAR2U,” “INTELLITIRE,” “PROTEC,” “PROTEC PLUS” and others are used in connection with certain of the Company’s product lines and services.
     The Company has dedicated, and will continue to dedicate, resources to research and development. Research and development costs incurred in connection with the development of new products and manufacturing methods, to the extent not recoverable from its customers, are charged to selling, general and administrative expenses as incurred. These costs amounted to approximately $113 million, $135 million and $170 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     5. Joint Ventures and Minority Interests
     The Company forms joint ventures in order to gain entry into new markets, facilitate the exchange of technical information, expand its product offerings and broaden its customer base. In particular, the Company believes that certain joint ventures have provided it, and will continue to provide it, with the opportunity to expand its business relationships with Asian automotive manufacturers. In 2008, the Company’s joint ventures continued to be awarded new business with Asian automotive manufacturers both in Asia and elsewhere (including seating business with Dongfeng Peugeot Citroen Automobile Co., Beijing Hyundai Motor Co., Beijing Benz

DaimlerChrysler Automobile Co. and ChangAn Automobile Group in China; seating business with Proton Automobile Sdn. Bhd. in Malaysia; and electrical and electronic business with Chery Automobile Co., Ltd. and SAIC Motor Corporation Ltd. in China).
     In October 2006, the Company completed the contribution of substantially all of its European interior business to International Automotive Components Group, LLC (“IAC Europe”), a joint venture with affiliates of WL Ross & Co. LLC (“WL Ross”) and Franklin Mutual Advisors, LLC (“Franklin”), in exchange for an approximately one-third equity interest in IAC Europe. The Company’s European interior business included substantially all of its interior components business in Europe (other than Italy and one facility in France), consisting of nine manufacturing facilities in five countries supplying instrument panels and cockpit systems, overhead systems, door panels and interior trim to various original equipment manufacturers. IAC Europe also owns the European interior business formerly held by Collins & Aikman Corporation (“C&A”). In the second quarter of 2009, the Company recognized an impairment charge of $26.6 million related to its investment in IAC Europe. The impairment charge was primarily based on a recently completed equity transaction between IAC Europe and one of the Company’s joint venture partners. In addition, as a result of this equity transaction, the Company’s ownership percentage in IAC Europe decreased to approximately 30% from approximately 34%.
     In March 2007, the Company completed the transfer of substantially all of the assets of its North American interior business (as well as its interests in two China joint ventures) to International Automotive Components Group North America, Inc. (“IAC”), a wholly owned subsidiary of International Automotive Components Group North America, LLC (“IAC North America”), a joint venture with affiliates of WL Ross and Franklin. In October 2007, IAC North America completed the acquisition of the soft trim division of C&A. After giving effect to these transactions, the Company owns 18.75% of the total outstanding shares of common stock of IAC North America. As a result of rapidly deteriorating industry conditions, the Company recognized an impairment charge of $34 million related to its investment in IAC North America in the fourth quarter of 2008. The Company has no further funding obligations with respect to this affiliate. Therefore, in the event that IAC North America requires additional capital to fund its existing operations, the Company’s equity ownership percentage would likely be diluted.
     As of December 31, 2008, the Company had 28 operating joint ventures located in 18 countries. Of these joint ventures, 11 are consolidated and 17 are accounted for using the equity method of accounting; 17 operate in Asia, seven operate in North America (including four that are dedicated to serving Asian automotive manufacturers) and four operate in Europe and Africa. Net sales of the Company’s consolidated joint ventures accounted for approximately 7% of its consolidated net sales for the year ended December 31, 2008. As of December 31, 2008, the Company’s investments in non-consolidated joint ventures totaled $190 million and supported more than 20 customers.
     6. Competition
     Within each of the Company’s operating segments, it competes with a variety of independent suppliers and automotive manufacturer in-house operations, primarily on the basis of cost, quality, technology, delivery and service. A summary of its primary independent competitors is set forth below.
•	Seating. The Company is one of two primary independent suppliers in the outsourced North American seat systems market. Its primary independent competitor in this market is Johnson Controls, Inc., Magna International Inc., Faurecia, TS Tech Co., Ltd. and Toyota Boshoku also have a presence in this market. The Company’s major independent competitors are Johnson Controls and Faurecia in Europe and Johnson Controls, TS Tech Co., Ltd. and Toyota Boshoku in Asia.

•	Electrical and Electronic. The Company is one of the leading independent suppliers of automotive electrical distribution systems in North America and Europe. Its major competitors include Delphi, Yazaki, Sumitomo and Leoni. The automotive electronic products industry remains highly fragmented. Participants in this segment include Alps, Bosch, Cherry, Continental, Delphi, Denso, Kostal, Methode, Niles, Omron, TRW, Tokai Rika, Valeo, Visteon and others.

     As the automotive supplier industry becomes increasingly global, certain of the Company’s European and Asian competitors have begun to establish a stronger presence in North America, which is likely to increase competition in this region.
     7. Seasonality
     The Company’s principal operations are directly related to the automotive industry. Consequently, it may experience seasonal fluctuations to the extent automotive vehicle production slows, such as in the summer months when plants close for model year changeovers and vacations or during periods of high vehicle inventory. Historically, the Company’s sales and operating profit have been the strongest in the second and fourth calendar quarters.
     8. Employees
          a. Description of Employees
     As of the Petition Date, the Company employed approximately 72,000 people worldwide, including approximately 5,500 employees in the United States and Canada. A substantial number of its employees are members of unions. It has collective bargaining agreements with several unions, including: the United Auto Workers; the Canadian Auto Workers; UNITE; and the International Association of Machinists and Aerospace Workers. All of its unionized facilities in the United States and Canada have a separate agreement with the union that represents the workers at such facilities, with each such agreement having an expiration date that is independent of other collective bargaining agreements. The majority of The Company’s European and Mexican employees are members of industrial trade union organizations and confederations within their respective countries. Many of these organizations and confederations operate under national contracts, which are not specific to any one employer. The Company has occasionally experienced labor disputes at its plants. The Company has been able to resolve all such labor disputes and believes its relations with its employees are generally good.
          b. Defined Benefit Pension Plans
     The Pension Benefit Guaranty Corporation (“PBGC”) is a wholly-owned United States government corporation, created by the Employee Retirement Income Security Act of 1974 (“ERISA”), to administer the mandatory pension plan termination insurance program established under Title IV of ERISA. The PBGC’s principal purpose is to guarantee the payment of certain pension benefits to participants upon termination of a pension plan covered by Title IV.
     Lear maintains four U.S. defined benefit pension plans. These plans are called the Lear Combined Pension Plan, Lear Corporation Detroit Plant UAW Retirement Income Plan, Lear Corporation Masland Hourly Pension Plan, and the Lear Corporation Pension Plan (the “Pension Plans”). The Pension Plans are covered by Title IV of ERISA. The PBGC asserts that Lear Corporation and each member of its controlled group are jointly and severally liable to the PBGC and/or the Pension Plans for the unfunded benefit liabilities of the Pension Plans, for any employer contributions owed under ERISA’s minimum funding standards, and for Title IV insurance premiums. The PBGC further asserts that Lear’s controlled group includes each of the other Debtors.
     The Pension Plans may be terminated if the statutory requirements of either 29 U.S.C. § 1341 or 29 U.S.C. § 1342 are met. The filing of a petition under the Bankruptcy Code does not automatically result in plan termination. If the Pension Plans terminate in distress terminations pursuant to 29 U.S.C. §§ 1341(c)(2)(b)(ii) or (iii), or in an involuntary termination under 29 U.S.C. § 1342, the Debtors may owe termination premiums pursuant to 29 U.S.C. § 1306(a)(7), as amended by § 8101(b) of the Deficit Reduction Act of 2005 (Pub. L. 109-280) subject to any and all applicable rights and defenses of the Debtors or the Reorganized Debtors.
     The Debtors’ proposed Plan provides that the Reorganized Lear will continue to sponsor the Pension Plans. The Pension Plans will be continued in accordance with their terms, and the Debtors or the Reorganized Debtors will satisfy the minimum funding requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Additionally, no provision of the Plan, the Confirmation Order or section 1141 of the Bankruptcy Code shall, or shall be construed to, discharge, release or relieve the Debtors or any other party from any liability with respect to the Pension Plans under ERISA or the Internal Revenue Code and neither the PBGC nor the Pension Plans will be enjoined from enforcing such liability as a result of any provisions in the Plan or the Confirmation Order for satisfaction, release or discharge of Claims, subject in each case to any and all applicable rights and defenses of the Debtors or the Reorganized Debtors.
     9. Restructuring Initiatives
     In 2005, the Company initiated a three-year restructuring strategy intended to (i) better align its manufacturing capacity with the changing needs of its customers, (ii) eliminate excess capacity and lower its operating costs and (iii) streamline its organizational structure and reposition its business for improved long-term profitability. In light of industry conditions and customer announcements, the Company expanded this strategy in 2008. Through the end of 2008, the Company incurred pretax restructuring costs of approximately $528 million and related manufacturing inefficiency charges of approximately $52 million. The Company has continued to restructure its global operations and to aggressively reduce its costs in 2009 and expects continued accelerated restructuring actions and related investments for at least the next several years. In the first half of 2009, the Company also recorded restructuring charges of approximately $125 million and related manufacturing inefficiency charges of approximately $9 million.
B. DEBTORS’ CORPORATE AND CAPITAL STRUCTURE
     1. General Corporate Structure
     Lear is a publicly-held Delaware corporation that functions as the ultimate parent company of various non-Debtor affiliates and the Debtor-affiliates. The Debtor affiliates include Lear #50 Holdings, LLC; Lear Argentine Holdings Corporation #2; Lear Automotive Dearborn, Inc.; Lear Automotive Manufacturing, LLC; Lear Canada; Lear Canada Investments Ltd.; Lear Corporation (Germany) Ltd.; Lear Corporation Canada Ltd.; Lear Corporation EEDS and Interiors; Lear Corporation Global Development, Inc.; Lear EEDS Holdings, LLC; Lear European Operations Corporation; Lear Holdings, LLC; Lear Investments Company, LLC; Lear Mexican Holdings Corporation; Lear Mexican Holdings, LLC; Lear Mexican Seating Corporation; Lear Operations Corporation; Lear Seating Holdings Corp. #50; Lear South Africa Limited; Lear South American Holdings Corporation; Lear Trim L.P.; and Renosol Seating, LLC.
     Lear’s shares of common stock were listed on the New York Stock Exchange under the symbol “LEA.” In connection with Lear’s announced intention to file for Chapter 11, on July 2, 2009, the New York Stock Exchange suspended the trading of Lear’s shares, and the New York Stock Exchange since delisted Lear’s common stock. The Debtors believe, however, that Lear’s shares will continue to trade on an over-the-counter market. Lear’s securities currently are trading on the Pink Sheets over-the-counter electronic market under the symbol “LEARQ.”
C. SUMMARY OF PREPETITION INDEBTEDNESS AND PREPETITION FINANCING
     The Company’s principal prepetition capital structure consists of secured revolving and term loan facilities, Unsecured Notes and equity. As of the Petition Date, the Debtors had approximately $3.6 billion of funded debt, including principal and accrued interest on the Prepetition Secured Credit Facility and the Unsecured Notes, letters of credit and derivative instruments. The Debtors’ long-term prepetition debt structure is principally comprised of: (a) the Prepetition Secured Credit Facilities; (b) the 2013 and 2016 Notes; (c) the 2014 Notes; and (d) the Zero-Coupon Notes, each as defined below. The Group A Debtors are borrowers or guarantors under: (a) the Prepetition Secured Credit Facilities; (b) the 2013 and 2016 Notes; (c) the 2014 Notes; and (d) the Zero-Coupon Notes, while the Group B Debtors are not parties to, and do not have any obligations under, these debt instruments.
     1. Senior Secured Debt
     On April 25, 2006, Lear, Lear Canada, Lear Corporation Sweden AB, Lear Financial Services (Netherlands) B.V., Lear Corporation (UK) Limited and Lear Corporation Mexico, S.A. de C.V. (collectively, the “Prepetition Borrowers”) entered into the Amended and Restated Credit and Guarantee Agreement (as amended from time to time, the “Prepetition Credit Agreement”) with a syndicate of financial institutions led by J.P. Morgan Chase Bank, N.A., acting as general administrative agent (the “Prepetition Administrative Agent”), and The Bank of Nova Scotia, acting as the Canadian administrative agent. The Prepetition Credit Agreement, as amended to date, provides for aggregate commitments of $2.289 billion, consisting of (a) a maximum revolving credit facility of

$1.289 billion (the “Prepetition Secured Revolving Credit Facility”) and (b) a $1 billion term loan (the “Prepetition Secured Term Facility” and, together with the Prepetition Secured Revolving Credit Facility, the “Prepetition Secured Credit Facilities”).
     The Prepetition Borrowers’ obligations under the Prepetition Secured Credit Facilities are secured, in part, by a pledge of all or a portion of the capital stock of certain of Lear’s subsidiaries, including substantially all of its first-tier subsidiaries, and are further partially secured by a security interest in certain assets of Lear and of certain of Lear’s domestic subsidiaries. In addition, the Prepetition Secured Credit Facilities are guaranteed, on a joint and several basis, by the following directly and indirectly wholly-owned domestic subsidiaries of Lear: Lear Operations Corporation; Lear Seating Holdings Corp. #50; Lear Corporation EEDS and Interiors; Lear Automotive Dearborn, Inc.; and Lear Corporation (Germany) Ltd. (collectively, the “Guarantors”).
     Due to certain provisions in the Prepetition Credit Agreement, the obligations owed to the lenders under the Prepetition Secured Credit Facilities are potentially undersecured. Specifically, section 17.24 of the Prepetition Credit Agreement limits the amount of the Prepetition Indebtedness secured by collateral (other than the collateral consisting of capital stock of subsidiaries) to approximately 10% of the value of the consolidated total assets of Lear.
     The Prepetition Credit Agreement contains customary events of default and certain covenants, including (a) limitations on fundamental changes involving Lear or its subsidiaries, assets sales and restricted payments, (b) a limitation on indebtedness with a maturity shorter than the Prepetition Secured Term Facility, (c) a limitation on aggregate subsidiary indebtedness to an amount which is no more than 5% of consolidated total assets, (d) a limitation on aggregate secured indebtedness to an amount which is no more than $100 million and (e) requirements that the Prepetition Borrowers maintain certain leverage and interest coverage ratios.
     As of the Petition Date, the Company had $1.265 billion and $985 million in borrowings outstanding under the Prepetition Secured Revolving Facility and the Prepetition Secured Term Facility, respectively, with no additional availability.
     The filing of the Chapter 11 Cases on the Petition Date constituted a default or otherwise triggered repayment obligations under substantially all debt obligations of the Debtors, including the Prepetition Secured Credit Facilities. In addition, on June 30, 2009, Lear did not make required payments in an aggregate amount of $7.15 million due and payable under the Prepetition Secured Credit Facilities. Further, as of July 1, 2009, as a result of the expiration of the waiver entered into by the Prepetition Credit Agreement Lenders, Lear was not in compliance with the leverage ratio and interest coverage ratio covenants and certain other provisions contained in the Prepetition Secured Credit Facilities. As a result, Lear’s obligations under the Prepetition Secured Credit Facilities have been accelerated, subject to the automatic stay of any actions to collect such indebtedness under Chapter 11.
          a. Hedging Arrangements
     The Company has the ability under the Prepetition Secured Revolving Credit Facility to enter into hedging arrangements to mitigate the Company’s risk against fluctuations in interest rates, commodity prices and foreign exchange rates. Prior to the Petition Date, the Company entered into several secured hedging arrangements with certain of the Prepetition Credit Agreement Lenders or their affiliates.
     In February 2009, Royal Bank of Scotland (“RBS”) terminated certain foreign exchange, interest rate and commodity swap contracts due to the Company’s default under its Prepetition Secured Credit Facilities, which termination is the subject of pending litigation in which RBS alleges that the Company owes it approximately $35.2 million (plus interest and expenses) in connection with such termination. As a result of the termination by RBS, in February 2009, all then outstanding commodity swap contracts also were terminated. In addition, on June 30, 2009, the Company did not make payments of $4.5 million, in aggregate, required in connection with derivative transactions with certain other counterparties. Further, the defaults under the Prepetition Secured Credit Facilities and the Chapter 11 Cases have resulted in events of default and/or termination events under certain outstanding foreign exchange and interest rate derivative contracts, and most of the counterparties thereto have subsequently provided the Company with notices of termination of such contracts.

     2. Unsecured Debt
     As of the Petition Date, Lear had outstanding approximately $1.29 billion aggregate principal amount of Unsecured Notes, comprised of: (a) the unsecured 8.5% senior notes due 2013 and the unsecured 8.75% senior notes due 2016 (collectively, the “2013 and 2016 Notes”); (b) the unsecured 5.75% senior notes due 2014 (the “2014 Notes”); and (c) the unsecured zero-coupon notes due 2022 (the “Zero-Coupon Notes”). The Unsecured Notes are unconditionally guaranteed on a senior unsecured basis by the Guarantors, jointly and severally. The filing of the Chapter 11 Cases constituted a default or otherwise triggered repayment obligations under substantially all of the debt obligations of the Debtors, including the Unsecured Notes.
          a. 2013 and 2016 Notes
     Lear issued the 2013 and 2016 Notes under the indenture dated November 24, 2006. The Bank of New York Mellon Trust Company, N.A. is the trustee. The 2013 and 2016 Notes are unsecured and rank equally with Lear’s other unsecured senior indebtedness, including the other Unsecured Notes, and contain covenants restricting Lear’s ability to incur liens and to enter into sale and leaseback transactions. The interest on the 2013 and 2016 Notes is payable on June 1 and December 1 of each year. As of June 1, 2009, approximately $887.25 million in aggregate principal amount of the 2013 and 2016 Notes remained outstanding.
     In addition to the default relating to the filing of the Chapter 11 Cases, on June 1, 2009, Lear failed to make semiannual interest payments of in an aggregate amount of $38.4 million due on the 2013 and 2016 Notes and opted instead to utilize the 30-day grace period applicable to the interest payments. As Lear did not make the interest payment on either of the 2013 and 2016 Notes by the expiration of the 30-day grace period, Lear defaulted under each of the 2013 and 2016 Notes and the holders of 25% in aggregate principal amount of either of the 2013 and 2016 Notes have the right to accelerate their respective obligations under either of the 2013 and 2016 Notes subject to the automatic stay under the Bankruptcy Code.
          b. 2014 Notes
     Lear issued the 2014 Notes under the indenture dated August 3, 2004. BNY Midwest Trust Company is the trustee. The 2014 Notes are unsecured and rank equally with Lear’s other unsecured senior indebtedness, including the other Unsecured Notes, and contain covenants restricting Lear’s ability to incur liens and to enter into sale and leaseback transactions. The interest on the 2014 Notes is payable on February 1 and August 1 of each year. As of June 1, 2009, approximately $400 million in aggregate principal amount of 2014 Notes remained outstanding.
          c. Zero-Coupon Notes
     Lear issued the Zero-Coupon Notes on February 20, 2002. The Zero-Coupon Notes are unsecured and rank equally with Lear’s other unsecured senior indebtedness, including the other Unsecured Notes. Interest on the Zero-Coupon Notes accretes at 4.75%, compounded semi-annually. As of the Petition Date, approximately $819,000 in aggregate accreted value of the Zero-Coupon Notes remained outstanding.
     3. Debtor-in-Possession Facility and Exit Facility
     On July 6, 2009, subject to the approval of the Bankruptcy Court, the Debtors entered into a Credit and Guarantee Agreement by and among Lear, as borrower, the other guarantors named therein, JPMorgan Chase Bank, N.A., as administrative agent, and each of the lenders party thereto (the “DIP Facility”). The DIP Facility was approved by the Court on August 4, 2009. The closing of the DIP Facility occurred on August 4, 2009, and as of August 5, 2009, the Debtors have access to $500 million in new money debtor-in-possession financing.
     The DIP Facility is comprised of a term loan in the aggregate principal amount of $500 million. The proceeds of the term loan will be used for working capital and other general corporate needs of the Debtors and their subsidiaries and the payment of fees and expenses in accordance with the Final Order authorizing such borrowing and subject to the satisfaction of certain other customary conditions. Obligations under the DIP Facility will be secured by a lien on the assets of the Debtors (which lien will have first priority priming status with respect to many of the Debtors’ assets) and by a superpriority administrative expense claim in each of the Chapter 11 Cases. In addition, the obligations under the DIP Facility are guaranteed, on a joint and several basis, by certain of the Company’s domestic subsidiaries, which are directly or indirectly 100% owned by the Company.
     Advances under the DIP Facility will bear interest at a fixed rate per annum equal to (a) LIBOR (with a LIBOR floor of 3.5%), as adjusted for certain statutory reserves, plus 10% or (b) the adjusted base rate plus 9%. In addition, the DIP Facility obligates the Debtors to pay certain fees to the lenders, as described in the DIP Facility.
     The DIP Facility contains various representations, warranties and covenants by the Debtors that are customary for transactions of this nature. These covenants include, without limitation, (a) achievement of a minimum amount of consolidated EBITDA (as defined in the DIP Facility); (b) maintenance of a minimum amount of liquidity; (c) limitations on the amount of capital expenditures; (d) limitations on fundamental changes involving Lear or its subsidiaries; and (e) limitations on indebtedness, liens, asset sales, restricted payments and investments.
     Obligations under the DIP Facility may be accelerated following certain events of default, including without limitation, any breach by the Debtors of any of the representations, warranties or covenants made in the DIP Facility or the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or the appointment of a trustee pursuant to chapter 11 of the Bankruptcy Code.
     The DIP Facility matures on the first anniversary of the closing date thereof (the “Closing Date”) and may be extended, at Lear’s option to the date that is fifteen (15) months after the Closing Date. The DIP Facility is convertible , at Lear’s option, into the Exit Facility of up to $500 million, comprised of a term loan in an aggregate principal amount equal to the principal amount of the terms loans outstanding under the DIP Facility at the time of conversion, upon the Debtors’ emergence from chapter 11 of the Bankruptcy Code, subject to the satisfaction of various conditions, including, without limitation, the approval by the Court of a qualified plan, as defined in the DIP Facility, and that the Debtors are not then in default under the terms of the DIP Facility.
     The Exit Facility’s scheduled maturity date is three years after the Effective Date. The Exit Facility will contain various customary representations, warranties and covenants by the Debtors, including, without limitation, (i) covenants regarding maximum leverage and minimum interest coverage; (ii) limitations on the amount of capital expenditures; (iii) limitations on fundamental changes involving Lear or its subsidiaries; and (iv) limitations on indebtedness, liens, asset sales, restricted payments and investments.
III. EVENTS LEADING TO THESE CHAPTER 11 CASES
     During 2008, the global automotive industry suffered an unprecedented downturn that severely strained the operations of the Debtors’ original equipment manufacturer customers, tier I automotive suppliers and all lower tiered automotive suppliers across the supply chain. Substantial decreases in vehicle sales have led to declines in vehicle production and decreased demand for the Company’s products. The confluence of the industry downturn and other factors led the Company to file the Chapter 11 Cases.
A. CHALLENGING INDUSTRY CONDITIONS
     1. Decreased Sales and Production Volume in North America and Europe
     The economic downturn and the global credit crisis that began in 2008 are well-documented and severely affected automotive manufacturers and suppliers globally. Historically, a majority of the Company’s sales and operating profit has derived from the U.S.-based automotive manufacturers, and these manufacturers were among the most adversely affected by the economic conditions. Each of General Motors, Ford and Chrysler experienced declining market shares in North America for the second consecutive year in 2008, and the automotive operations of both General Motors and Ford, which together with their affiliates historically account for nearly half of the Company’s net sales, experienced significant operating losses.
     Further, U.S. vehicle sales in 2008 were at their lowest in over 15 years, and production volumes declined accordingly. Global automotive production in the fourth quarter of 2008 declined 22% from the fourth quarter of 2007. Industry production in North America declined 27% and, more specifically, production by the Company’s two largest customers, General Motors and Ford, decreased by 26%. In Europe, there were similar declines, with industry production falling 30% and production by the Company’s top five customers decreasing 33%. These very significant declines in production reduced demand for the Company’s products, and the Company saw demand for its top fifteen platforms in North America fall 25% in 2008. Adverse industry conditions continued in 2009 with productions level declines of approximately 50% and 32% in North America and Europe, respectively, during the first six months of 2009 from the comparable period in 2008. Furthermore, production by General Motors and Ford has declined by approximately 49% in the first six months of 2009 from the comparable period in 2008. In addition, because automakers announced reductions in production schedules with little advance notice, the Company encountered difficulties implementing corresponding cost reductions in time to mitigate losses.
     2. Decreased Demand for Light Truck and Large SUV Platforms
     The mix of vehicle platforms for which the Company provides products has also negatively affected the Company’s operating results and profitability. A disproportionate share of the Company’s past net sales and profitability in North America has been on light truck and large SUV platforms of domestic automakers, which are now experiencing significant competitive pressures as consumer purchasing patterns shift toward passenger cars, crossover vehicles and other vehicle platforms for which the Company provides substantially less content. Light truck sales in the United States in 2008, including sales of SUVs, fell 25% from 2007, and Lear’s light truck/SUV-based revenues in North America declined 43% during the same time period.
     3. Increased Costs
     Unprecedented and continuing increases in the cost of certain raw materials, principally steel, resins, copper and certain chemicals, as well as higher energy costs, have had a material adverse impact on the Company’s operating results for several years. In 2008, hot rolled steel average prices had increased 48% and crude oil average prices had increased 38% from 2007 in North America. The Company has implemented strategies to mitigate or partially offset the impact of higher raw material, energy and commodity costs, including cost reduction actions, utilization of cost technology optimization process, selective in-sourcing of components, continued consolidation of its supply base, longer-term purchase commitments and acceleration of low-cost country sourcing and engineering. However, due to the magnitude and duration of the increased raw material, energy, and commodity costs, these strategies offset only a portion of the adverse impact. The Company’s material cost as a percentage of net sales historically has been between 65% and 70%.
     4. Supply Base Disruptions
     Lower vehicle production and increased costs have affected not just the Company, but also the Company’s suppliers. Increasing numbers of automotive suppliers are experiencing financial distress, and several large automotive suppliers have already filed for bankruptcy protection or ceased operations. Within the Company’s supply base, there has been an increase in commercial disputes and an elevated risk of supply disruption, in some cases forcing the Company to provide financial support to distressed suppliers or to take other measures to ensure uninterrupted production.

B.	DEFAULT UNDER THE PREPETITION SECURED CREDIT FACILITIES AND NEGOTIATIONS REGARDING DEBT RESTRUCTURING
     During the fourth quarter of 2008, the Company elected to borrow $1.2 billion under its Prepetition Credit Agreement to protect against possible disruptions in the capital markets and uncertain industry conditions, as well as to further bolster its liquidity position. The Company elected not to repay the amounts borrowed at year end in light of continued market and industry uncertainty. As a result, as of December 31, 2008, the Company was no longer in compliance with the leverage ratio covenant contained in its Prepetition Credit Agreement. On March 17, 2009 and May 13, 2009, the Company entered into amendments and waivers with the lenders under its Prepetition Credit Agreement which provided, through June 30, 2009, for: (a) a waiver of the existing defaults under the Prepetition Credit Agreement and (b) an amendment of the financial covenants and certain other provisions contained in the Prepetition Credit Agreement. During this period, the Company engaged in ongoing discussions with the Prepetition Credit Agreement Lenders.
     While negotiating with the Prepetition Credit Agreement Lenders, the Debtors evaluated other potential restructuring alternatives, including entering into discussions with certain parties regarding strategic transactions, to ensure they maximized enterprise value. In early June 2009, the Debtors commenced discussions with an ad hoc committee comprised of certain holders of the Unsecured Notes regarding a comprehensive debt restructuring. After weeks of extensive negotiations, the Debtors reached agreement with a majority of their Prepetition Credit Agreement Lenders and holders of Unsecured Notes regarding the terms of a consensual debt restructuring that will achieve a significant de-leveraging of the Debtors’ balance sheets. The principal terms of this restructuring are set forth in the chapter 11 Plan Term Sheet attached to the Plan Support Agreements and encapsulated in the Plan.
     Evidencing their support of the Plan Term Sheet, approximately 68% of the Prepetition Credit Agreement Lenders and a majority of the holders of the Unsecured Notes have executed the Plan Support Agreements by which these parties agree to support the Plan. The Debtors have filed for chapter 11 protection to permit themselves to restructure their balance sheets and operations to restore profitability and, ultimately, to position themselves for future growth. The Debtors expect to work with their principal economic stakeholder constituencies as necessary during the Chapter 11 Cases in de-leveraging and addressing operational issues.
IV. ADMINISTRATION OF THE CHAPTER 11 CASES
A. FIRST DAY MOTIONS AND CERTAIN RELATED RELIEF
     Immediately following the Petition Date, the Debtors devoted substantial efforts to stabilizing their operations and preserving and restoring their relationships with vendors, customers, employees, landlords and utility providers that had been impacted by the commencement of these Chapter 11 Cases. As a result of these initial efforts, the Debtors minimized the negative impacts resulting from the commencement of these Chapter 11 Cases.
     On the Petition Date, in addition to the voluntary petitions for relief Filed by the Debtors under chapter 11 of the Bankruptcy Code, the Debtors also Filed a number of first day motions and applications (collectively, the “First Day Motions”) with the Bankruptcy Court. Within a few days, the Bankruptcy Court entered several orders to, among other things: (1) prevent interruptions to the Debtors’ businesses; (2) ease the strain on the Debtors’ relationships with certain essential constituents; (3) provide access to much needed working capital; and (4) allow the Debtors to retain certain advisors necessary to assist the Debtors with the administration of the Chapter 11 Cases (each, a “First Day Order”).
     1. Administrative Motions
     To facilitate a smooth and efficient administration of these Chapter 11 Cases and to reduce the administrative burden associated therewith, the Bankruptcy Court entered the following procedural Orders: (a) approving the notice, case management and administrative procedures to govern these Chapter 11 Cases [Docket No. 106]; (b) authorizing the joint administration of the Debtors’ Chapter 11 Cases [Docket No. 57]; (c) allowing the Debtors to prepare a list of creditors and File a consolidated list of the Debtors’ 50 largest unsecured creditors [Docket No. 62]; and (d) granting the Debtors an extension of time to File their Schedules [Docket No. 75]. On or before August 21, 2009, the Debtors will have filed their Schedules with the Bankruptcy Court.
     2. Debtor-in-Possession Financing
     Realizing that an infusion of new money into the Debtors’ would protect the Debtors’ liquidity during the Chapter 11 cases, the Debtors Filed a First Day Motion to approve the DIP Facility and to ensure the placement of debtor-in-possession financing, a total commitment of $500 million (the “DIP Facility”), with the DIP Lenders. This first day motion included a request for entry of an interim order authorizing the Debtors to use the Prepetition Credit Agreement Lenders’ cash collateral and granting adequate protection to the Prepetition Credit Agreement Lenders, and for entry of a final order authorizing and approving the DIP Facility.
     Thereafter, the Bankruptcy Court entered a First Day Order on July 8, 2009 granting the Debtors the authority to use cash collateral and protect prepetition secured parties. On August 4, 2009 the Court entered a final order granting the Debtors the authority to, among other things, use cash collateral, protect prepetition secured parties, modify the automatic stay, obtain postpetition financing, and grant liens. Also on August 4, 2009, the closing of the DIP Facility occurred. As of August 5, 2009, the Debtors have access to $500 million in new money debtor-in-possession financing. The Debtors believe that the committed amount of the DIP Facility will meet the

Debtors’ financing needs during the brief duration of the Chapter 11 Cases as well as contemplate a roll-over of the DIP Facility into the Exit Facility to ensure continued liquidity emerging from chapter 11.
     3. Employment and Compensation of Advisors
     To assist the Debtors in carrying out their duties as debtors-in-possession and to otherwise represent the Debtors’ interests in the Chapter 11 Cases, the Bankruptcy Court entered Final Orders, authorizing the Debtors to retain and employ the following advisors: (a) Kurtzman Carson Consultants LLC, as claims and balloting agent to the Debtors [Docket No. 82]; (b) Alvarez & Marsal North America, LLC, as restructuring advisors to the Debtors [Docket No. 263]; (c) Ernst & Young LLP, as auditors and tax advisors to the Debtors [Docket No. 259]; (d) Kirkland & Ellis LLP, as counsel to the Debtors [Docket No. 258]; (e) Curtis, Mallet-Prevost, Colt & Mosle LLP, as conflicts counsel to the Debtors [Docket No. 260]; (f) Brooks Kushman P.C., as special intellectual property counsel to the Debtors [Docket No. 261]; (g) Bodman LLP, as special Michigan counsel and counsel with respect to general business matters [Docket No. 262]; and (h) Winston & Strawn LLP, as special corporate and finance counsel to the Debtors [Docket No. 257]. In addition, the Bankruptcy Court approved the Debtors’ motion to retain and compensate certain professionals utilized in the ordinary course of the Debtors’ business [Docket No. 264]. On July 31, 2009, the Bankruptcy Court entered an order approving certain procedures for the interim compensation and reimbursement of Retained Professionals in the Chapter 11 Cases [Docket No. 265].
     4. Stabilizing Operations
     Recognizing that any interruption of the Debtors’ business, even for a brief period, would negatively impact customer and supplier relationships, revenue and profits, the Debtors Filed a number of First Day Motions to ensure a stabilization of operations. Thereafter, the Bankruptcy Court entered a number of First Day Orders granting the Debtors the authority to, among other things, pay certain prepetition claims and obligations and continue certain existing programs. Indeed, the relief granted by the First Day Orders helped facilitate the Debtors’ smooth transition into the Chapter 11 Cases, allowed the Debtors to continue their operations without interruption and prevented a decrease in confidence among suppliers, customers and creditors as to the likelihood of the Debtors’ successful emergence from the Chapter 11 Cases.
          a. Critical Trade Vendors
     The Debtors rely on their vendors to provide the diverse services and products that are necessary at all stages of the Debtors’ production. While there are approximately 1,600 vendors, approximately 214 are critical to the Debtors’ business, and, the disruption of their work would impede the Debtors’ successful reorganization, disrupt the supply chain and jeopardize the Debtors’ ability to fulfill commitments to their customers. Therefore, the Bankruptcy Court entered a First Day Order authorizing the Debtors to pay prepetition claims of certain critical vendors, pay administrative claims of certain vendors and continue the supplier risk management program in an aggregate amount of no more than $15 million [Docket No. 68]. The Debtors obtained a Final Order authorizing them to pay their critical vendors on July 31, 2009 [Docket No. 245]. The Debtors’ believe this critical vendor authority has limited disruption to materials supplied by such vendors, limiting disruption in the Debtors’ business.
          b. Foreign Vendors
     To prevent complications and misunderstandings of foreign vendors related to the reorganization, as well as to prevent discontinued operations and decreased profitability of the Debtors’ business, the Bankruptcy Court entered a First Day Order authorized the Debtors to, among other things, pay prepetition claims of certain foreign vendors [Docket No. 70]. On July 31, 2009, the Bankruptcy Court entered a Final Order authorizing the Debtors to pay the prepetition claims of their foreign vendors [Docket No. 248].
          c. Shippers and Other Lien Claimants
     In the period immediately prior to the Petition Date, certain of the Debtors’ products were in transit. The Debtors believed that, unless they were authorized to pay certain shippers and warehousemen, it would have been highly unlikely the Debtors would have received possession of these goods. The Debtors were concerned that the warehousemen and the other lien claimants possessed lien rights or the ability to exercise “self-help” remedies to secure payment of their claims, and, as such, any failure of the Debtors to satisfy outstanding shipping charges and the miscellaneous lien claims could have had a material adverse impact on the Debtors’ business. The Bankruptcy Court entered a First Day Order [Docket No. 69] and then, on July 31, 2009, a Final Order [Docket No. 246] authorizing, among other things, the Debtors to pay certain prepetition claims of shippers, warehousemen and other lien claimants.
          d. Employee Compensation
     The Debtors rely on their employees for their day-to-day business operations. The Debtors believed that absent the ability to honor prepetition claims, compensation, benefits, reimbursements of expenses and to continue employee programs in the ordinary course of business and consistent with past practices, their employees might have sought alternative employment opportunities, perhaps with the Debtors’ competitors, thereby depleting the Debtors’ workforce, hindering the Debtors’ ability to meet their customer obligations and likely diminishing customer confidence in the Debtors. The loss of valuable employees would have been distracting at a critical time when the Debtors were focused on stabilizing their operations. Accordingly, the Bankruptcy Court entered a First Day Order [Docket No. 61] and then, on July 31, 2009, a Final Order [Docket No. 256] authorizing the Debtors to pay and continue, among other amounts, prepetition claims and to pay and continue obligations for (1) compensation and reimbursable employee expenses, (2) deductions and payroll taxes and (3) employee medical and similar benefits.
     Similarly, the Debtors believed that the ability to honor prepetition compensation that was paid but uncashed was crucial to maintain the hard-earned reputation for reliability with their employees and the public. As such, the Bankruptcy Court entered a First Day Order authorizing the Debtors to pay prepetition compensation and authorizing and directing banks and financial institutions to honor all checks and electronic payment requests made by the Debtors related to such prepetition compensation.
          e. Taxes and Fees
     The Debtors believed that, in some cases, certain authorities had the ability to exercise rights that would be detrimental to the Debtors’ restructuring if the Debtors failed to meet the obligations imposed upon them to remit certain taxes and fees. Therefore, the Debtors felt that it was in their best interests to eliminate the possibility of any unnecessary distractions. Accordingly, the Debtors sought an order authorizing the Debtors to pay any fees and taxes to avoid harm to the Debtors’ business operations. On July 31, 2009, the Bankruptcy Court entered a Final Order authorizing the Debtors to pay any fees and taxes to avoid harm to the Debtors’ business operations [Docket No. 259].
          f. Insurance Coverage
     The Debtors felt that the maintenance of and entry into future insurance policies and bonds was critical to the preservation of the value of the Debtors’ estates, and that payment of any unpaid prepetition amounts was necessary to keep their insurance policies and bonds in current effect and ensure that there were no inadvertent lapses in coverage. Accordingly, the Debtors filed a First Day Motion seeking authority to (1) continue insurance and pay prepetition premiums necessary to maintain insurance coverage, and (2) revise, supplement, change and enter into new insurance policies, which the Bankruptcy Court approved on July 31, 2009 [Docket No. 251].
          g. Cash Management Systems
     As part of a smooth transition into these Chapter 11 Cases, the Debtors sought and the Bankruptcy Court entered First Day and Final Orders authorizing the Debtors to continue using the Company’s existing cash management system, bank accounts and business forms [Docket Nos. 76, 255] . Additionally, the Bankruptcy Court authorized the Debtors to open new bank accounts and continue intercompany transactions in the ordinary course of business with administrative expense priority (unless treated otherwise in any confirmed chapter 11 plan). Further, the Court deemed the Debtors’ bank accounts debtors-in-possession accounts and authorized the Debtors to maintain and continue using these accounts in the same manner as those employed before the Petition Date without reference to their status as debtors-in-possession.

h.	Preservation of Net Operating Losses and Other Tax Attributes
     As of December 31, 2008, the Debtors had net operating losses (“NOLs”) of approximately $647 million, capital losses of $43 million and tax credit carryforwards of $190 million. These tax attributes could translate into potential future tax savings for the Debtors of approximately $431 million. Equity holders transferring their equity interests prior to the effective date of a chapter 11 plan may trigger an ownership change that could impair the value of these assets. The Debtors felt that they needed the ability to monitor, and possibly object to, certain changes in ownership of common stock to preserve flexibility in operating their business during the pendency of the Chapter 11 Cases, in crafting a chapter 11 plan and, finally, in maximizing their ability to reduce future federal income taxes by offsetting their post-reorganization income with the NOLs. Accordingly, the Bankruptcy Court entered a First Day Order [Docket No. 90] and then, on July 31, 2009, a final order [Docket No. 252] approving and establishing notification and hearing procedures that must be satisfied before certain transfers of common stock of Lear or of any beneficial interest therein are deemed effective, so as to preserve the NOLs and other tax attributes of the Debtors.
i.	Utilities
     Section 366 of the Bankruptcy Code protects debtors from utility service cutoffs upon a bankruptcy filing while providing utility companies with adequate assurance that the debtors will pay for postpetition services. The Debtors felt that the financing provided by the DIP Facility, along with the Debtors’ clear incentive to maintain their utility services, provided the adequate assurance required by the Bankruptcy Code. Consequently, the Debtors filed a First Day Motion approving procedures for, among other things, determining adequate assurance for utility providers and prohibiting utility providers from altering, refusing or discontinuing services without further order by the Bankruptcy Court [Docket No. 18]. On July 31, 2009, the Bankruptcy Court entered an order approving the relief requested in this motion [Docket No. 249].
j.	Customer Programs
     Prior to the Petition Date, the Debtors engaged in customer programs to maintain customer loyalty, goodwill and support. The Debtors believed that these customer programs encourage customers to continue to purchase the Debtors’ products, helping to retain the customer base and reputations of the Debtors and, ultimately, increasing revenue. The continuation of these customer programs and retention of core customers is a critical element of the Debtors’ successful reorganization. Accordingly, the Debtors filed a First Day Motion seeking authority to continue their customer programs and honor the prepetition commitments owed with respect thereto. The Bankruptcy Court entered a Final Order approving this motion on July 31, 2009 [Docket No. 253].
k.	Disposition of Certain Unexpired Leases, Inventory, Fixtures and Equipment and De Minimis Assets
     To minimize the costs and administrative burden on the Debtors’ estates, the Debtors filed a First Day Motion authorizing the Debtors to reject or assume executory contracts, unexpired leases and any property on the premises related thereto [Docket No. 23], which was approved by the Bankruptcy Court on July 31, 2009 [Docket No. 266]. Similarly, the Debtors filed a First Day Motion to (1) effectuate sales or transfers of de minimis assets with a selling price equal to or less than $15,000,000 free and clear of all liens, with such liens attaching to the proceeds with the same validity, extent and priority as had attached to the assets thereto, (2) abandon a de minimis asset to the extent that a sale thereof cannot be consummated at a value greater than the cost of liquidating such de minimis asset, and (3) pay necessary fees and expenses incurred in the sale or abandonment of de minimis assets [Docket No. 21], which was approved by the Bankruptcy Court on July 31, 2009 [Docket No. 267].
l.	Foreign Affiliates
     As a result of the global practice of the Debtors’ business, the Debtors rely on the relationship with the non-debtor foreign affiliates. The Debtors have equity interests in the Non-Debtor Foreign Affiliates, a valuable asset in the Debtors’ estate and seek to ensure that these relationships are unaffected by the Chapter 11 Cases. Therefore, the Bankruptcy Court authorized the Debtors to (1) continue current intercompany practices, (2) pay prepetition payables, and (3) make and modify intercompany loans [Docket Nos. 77, 254].

m.	Key Management Incentive Plan
     To incentivize certain key management employees to drive the Debtors’ restructuring in the Chapter 11 Cases and the implementation of the Debtors’ long-term business plan, the Debtors sought approval of the Key Management Incentive Plan. On July 14, 2009, the Debtors filed a motion for approval of the Key Management Incentive Plan, which offers eligible employees certain awards based on (a) achievement of certain chapter 11 milestones within an established timeframe and (b) achievement of certain financial performance targets [Docket No 126]. Payouts of the Key Management Incentive Plan’s milestone awards are to be made in the event the Debtors file a chapter 11 plan within 60 days of the Petition Date and/or in the event that the Debtors effectuate and consummate a chapter 11 plan within 300 days of the Petition Date. Payouts of the Key Management Incentive Plan’s financial performance awards are to be made quarterly. On August 3, 2009, the Bankruptcy Court adjourned the motion regarding the Key Management Incentive Plan to a date to be later determined and subsequently noticed.
     On August 10, 2009, the Debtors filed an amended motion to approve the Key Management Incentive Plan under which the Debtors replaced the originally proposed plan filing milestone award with a plan confirmation award and agreed that no Key Management Incentive Plan payments would be made until the Effective Date [Docket No. 330]. This amended motion is supported by the Committee and the parties to the Plan Support Agreements. The hearing on this motion is scheduled for August 25, 2009.
B. EXCLUSIVITY
     Under the Bankruptcy Code, a debtor has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief (which may be extended by the Court for a period of up to 18 months from the petition date). If a debtor files a plan within this exclusive period, then the debtor has the exclusive right for 180 days from the petition date to solicit acceptances to the plan (which may be extended by the Court for a period of up to 20 months from the petition date). During these exclusive periods, no other party in interest may file a competing plan of reorganization, however, a court may extend these periods upon request of a party in interest and “for cause.”
     The Debtors filed the Plan and Disclosure Statement within the initial exclusivity period.
C. CANADIAN PROCEEDING
     On July 9, 2009, Lear Canada, Lear Canada Investments Ltd. and Lear Canada Corporation Ltd. applied to the Ontario Superior Court of Justice (Commercial List) seeking recognition of the Chapter 11 Cases and certain other relief under section 18.6 of the Companies’ Creditors Arrangement Act (the “CCAA”). The recognition order entered in Canada by the Ontario court: (a) recognized the U.S. Chapter 11 Cases as “foreign proceedings” as defined by subsection 18.6(1) of the CCAA; (b) recognized the interim orders granted by the Bankruptcy Court; (c) granted Lear Canada, Lear Canada Investments Ltd. and Lear Canada Corporation Ltd. each an initial stay of any Canadian proceedings up to and including August 7, 2009; and (d) appointed RSM Richter Inc. as information officer in the Canadian proceedings. On August 6, 2009, the Ontario court (a) recognized the orders granted by the Bankruptcy Court at its July 30, 2009 hearing and (b) extended the stay of any Canadian proceedings up to and including November 20, 2009 to allow the Debtors to pursue confirmation of a plan of reorganization in the U.S. proceedings.
V.	RESTRUCTURING NEGOTIATIONS AND PLAN SUPPORT AGREEMENTS
     To reach a consensual resolution of Plan issues with the Debtors’ major constituents, the Debtors engaged in discussions with the Prepetition Credit Agreement Lenders and the Noteholders to build consensus around the Plan. As a result of these discussions, Lear has entered into Plan Support Agreements with certain of the Prepetition Credit Agreement Lenders and the Noteholders pursuant to which such creditors have agreed to support the Plan.
A. LENDER PLAN SUPPORT AGREEMENT
     On July 6, 2009, the Debtors entered into a letter agreement (the “Lender Plan Support Agreement”), whereby the Consenting Lenders have agreed to support the Plan. Specifically, pursuant to the terms and conditions of the Lender Plan Support Agreement, each of the Consenting Lenders has agreed, in sum and substance, that, as a party to the Lender Plan Support Agreement, it will: (1) support and vote in favor of the Plan and not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); (2) support, and take all reasonable actions necessary or reasonably requested by the Debtors to facilitate, the solicitation, Confirmation and Consummation of the Plan and the transactions contemplated thereby; and (3) not sell or otherwise transfer or grant any right to acquire any interest in any claim under the Prepetition Secured Credit Facilities except in accordance with the terms of the Prepetition Secured Credit Facilities and to a transferee who agrees to be bound by the Lender Plan Support Agreement.
     Further, pursuant to the terms and conditions of the Lender Plan Support Agreement, each of the Consenting Lenders further agreed that it will: (1) not object to, or vote any of its Lender Claims to reject, the Plan or otherwise take any action or commence any proceeding to oppose or to seek any modification of the Plan, this Disclosure Statement, or any other reorganization documents filed by any of the Debtors in connection with the Chapter 11 Cases and the confirmation of the Plan; (2) not directly or indirectly seek, solicit, support, encourage, vote its Lender Claims for, consent to, encourage, or participate in any discussions regarding or the negotiation or formulation of any Alternative Proposal or any other action that is inconsistent with, or that would delay or obstruct the proposal, solicitation, confirmation, or consummation of, the Plan; and (3) support customary release provisions contained in the Plan in favor of the Debtors and its agents, including their respective officers, directors and employees.
     In consideration for the Consenting Lenders’ support of the Debtors’ Plan, the Debtors have agreed to use, to the extent not inconsistent with the fiduciary obligations of any of the Debtors or any of their respective subsidiaries under applicable law, commercially reasonable efforts to: (1) file this Disclosure Statement relating to the Plan and prosecute its approval by the Bankruptcy Court within the time periods specified in the Lender Plan Support Agreement; (2) obtain from the Bankruptcy Court the Confirmation Order within the time periods specified in the Lender Plan Support Agreement, which Confirmation Order must be in form and substance reasonably satisfactory to the Prepetition Administrative Agent and the Debtors and consistent in all material respects with the terms of the Lender Plan Support Agreement and the Plan Term Sheet; and (3) effectuate and consummate the Plan within the time periods specified in the Lender Plan Support Agreement. The Debtors’ failure to achieve these milestones within the specified time period may terminate the Consenting Lenders’ obligations under the Lender Plan Support Agreement.
     The Consenting Lenders include holders of over two-thirds of the Prepetition Indebtedness. The Lender Plan Support Agreement is attached hereto as Exhibit D-1 and is incorporated herein by reference.
B. NOTEHOLDER PLAN SUPPORT AGREEMENT
     On July 6, 2009, the Debtors entered into a letter agreement (the “Noteholder Plan Support Agreement”) whereby the Consenting Noteholders have agreed to support the Plan. Specifically, pursuant to the terms and conditions of the Noteholder Plan Support Agreement, each of the Consenting Noteholders has agreed, among other things, in sum and substance, that, as a party to the Noteholder Plan Support Agreement, it shall, with respect to the Unsecured Note Claims that it beneficially owns or has investment or voting discretion with respect to at such time: (1) vote its Unsecured Note Claims to accept the Plan and not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn), subject to certain exceptions; and (2) support the confirmation and consummation of the Plan and the transactions contemplated thereby.
     Further, pursuant to the terms and conditions of the Noteholder Plan Support Agreement, each of the Consenting Noteholders further agreed that it will: (1) not object to, or vote any of its Unsecured Note Claims to reject, the Plan or otherwise take any action or commence any proceeding to oppose or to seek any modification of the Plan, this Disclosure Statement, or any other reorganization documents filed by any of the Debtors in connection with the Chapter 11 Cases and the Confirmation of the Plan that, in each case, are materially consistent in all respects with the Noteholder Plan Support Agreement and the Plan, (2) not directly or indirectly seek, solicit, support, encourage, vote its Unsecured Note Claims for, or consent to, encourage, or participate in any negotiations regarding, any Alternative Proposal or any other action that is inconsistent with, or that would delay or obstruct the proposal, solicitation, confirmation, or consummation of, the Plan, (3) support the debtor-in-possession financing under the DIP Facility; and (4) not sell or otherwise transfer or grant any right to acquire any interest in any Unsecured Note Claim except to another Consenting Noteholder or to a transferee who agrees to be bound by the Noteholder Plan Support Agreement.

     In consideration for the Consenting Noteholders’ support of the Debtors’ Plan, the Debtors have agreed to use their reasonable best efforts to: (i) file this Disclosure Statement relating to the Plan and prosecute its approval by the Bankruptcy Court within the time periods specified in the Noteholder Plan Support Agreement; (ii) obtain from the Bankruptcy Court the Confirmation Order within the time periods specified in the Noteholder Plan Support Agreement, which Confirmation Order must be in form and substance reasonably satisfactory to the Requisite Participating Noteholders and the Debtors and materially consistent in all respects with the terms of the Noteholder Plan Support Agreement and the Plan Term Sheet; (iii) effectuate and consummate the Plan within the time periods specified in the Noteholder Plan Support Agreement; and (iv) continue payment of the fees and expenses of the Noteholder Steering Committee upon the terms of the engagement letters executed by the Company and each of the Noteholder Steering Committee Advisors and supporting an application by the Ad Hoc Group for reimbursement of fees and expenses of the Noteholder Steering Committee Advisors under section 503(b) of the Bankruptcy Code and payment of such fees and expenses pursuant to the Plan under section 1129(a)(4) of the Bankruptcy Code. Failure to satisfy these obligations may terminate the Consenting Noteholders’ obligations under the Plan Support Agreement.
     The Consenting Noteholders include holders of a majority of the debt under Lear’s Unsecured Notes. The form of the Noteholder Plan Support Agreement is attached hereto as Exhibit D-2 and is incorporated herein by reference.
C. MANAGEMENT EQUITY PLAN
     As agreed to by the parties to the Plan Support Agreements, certain of the Debtors’ management will be entitled to participate in a management equity plan that will take effect only after the Debtors have emerged from chapter 11. This Management Equity Plan is a post-bankruptcy incentive plan and, unlike the Key Management Incentive Plan, provides no awards for actions taken by any of the Debtors’ employees during the Chapter 11 Cases. Under the Management Equity Plan, upon the Debtors’ emerging from chapter 11, eligible employees will receive grants of restricted stock equal to 2.7% of New Common Stock. An additional 7.3% of New Common Stock will be reserved on the Effective Date for future issuance of grants to Debtors’ management of equity or equity-based awards. Awards under the Management Equity Plan will vest over time and will not be fully earned upon the Effective Date. Further, granting of any future awards under the Management Equity Plan will be at the discretion of the New Board.
VI. SUMMARY OF THE JOINT PLAN
     This section provides a summary of the structure and means for implementation of the Plan and the classification and treatment of Claims and Interests under the Plan, and is qualified in its entirety by reference to the Plan (as well as the exhibits thereto and definitions therein).
     The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in the documents referred to therein. The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statement of such terms and provisions of the Plan or documents referred to therein.
     The Plan itself and the documents therein control the actual treatment of Claims against, and Interests in, the Company under the Plan and will, upon the occurrence of the Effective Date, be binding upon all Holders of Claims against and Interests in the Debtors, the Debtors’ Estates, the Reorganized Debtors, all parties receiving property under the Plan and other parties in interest. In the event of any conflict between this Disclosure Statement and the Plan or any other operative document, the terms of the Plan and/or such other operative document shall control.
A. ADMINISTRATIVE, DIP FACILITY AND PRIORITY CLAIMS
     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

     1. Administrative Claims
     Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash: (a) on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if an Administrative Claim is Allowed after the Effective Date, on the date such Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed Administrative Claim is due; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that, Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in Cash in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions; provided, further, that Allowed Administrative Claims do not include Claims filed after the applicable deadline set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court).
     2. DIP Facility Claims
     Notwithstanding anything to the contrary herein or in the Plan, and subject to the terms of the DIP Facility, in full and final satisfaction, settlement, release and discharge of and in exchange for release of all DIP Facility Claims, on the Effective Date, the DIP Facility Claims shall convert into the Exit Facility or be paid off in full and in Cash. In the event the DIP Facility Claims convert into the Exit Facility, Reorganized Lear Corporation shall pay to the Exit Facility Agent, for the account of each DIP Lender, a fee, at Reorganized Lear Corporation’s sole election, of either (i) DIP Facility Warrants issued Pro Rata in the name of each DIP Lender (or its designee) as soon as reasonably practicable following the Effective Date to purchase a number of shares of New Common Stock with an aggregate stated value as of the Effective Date equal to $25 million (or, if less than all of the DIP Facility Claims convert into the Exit Facility, the Warrant Share of $25 million) or (ii) Cash on the Effective Date in an amount equal to 5% of the principal amount of each such DIP Lender’s DIP Facility Claims that convert into the Exit Facility.
     3. Priority Tax Claims
     Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment or has been paid by any applicable Debtor prior to the Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for release of each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive on account of such Claim, in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash over a period ending not later than five years after the Petition Date of a total value, as of the Effective Date, equal to the Allowed amount of such Claim, which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable non-bankruptcy law pursuant to section 511 of the Bankruptcy Code.
B. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
     1. Classification of Claims
     Pursuant to Article IV.A of the Plan, the Plan provides for the substantive consolidation of the Group A Debtors’ Estates into one Estate and the Group B Debtors’ Estates into one Estate. The following tables classify Claims and Interests with respect to the Group A Debtors’ Estates and the Group B Debtors’ Estates, except DIP Facility Claims, Administrative Claims and Priority Tax Claims, for all purposes, including voting, Confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is classified in a particular Class only to the extent that any such Claim or Interest is an Allowed Claim in that Class and has not been paid, released, settled or otherwise satisfied prior to the Effective Date.

Summary of Classification and Treatment of Claims and Interests Against Group A Debtors

Class	Claim	Status	Voting Rights
1A	Other Priority Claims Against a Group A Debtor	Unimpaired	Deemed to Accept
2A	Other Secured Claims Against a Group A Debtor	Unimpaired	Deemed to Accept
3A	Prepetition Credit Agreement Secured Claims	Impaired	Entitled to Vote
4A	Unsecured Ongoing Operations Claims	Unimpaired	Deemed to Accept
5A	Other General Unsecured Claims	Impaired	Entitled to Vote
6A	Convenience Claims	Impaired	Entitled to Vote
7A-1	Equity Interests in Lear Corporation	Impaired	Deemed to Reject
7A-2	Intercompany Interests in Group A Debtors	Unimpaired	Deemed to Accept
Summary of Classification and Treatment of Claims and Interests Against Group B Debtors

Class	Claim	Status	Voting Rights
1B	Other Priority Claims Against a Group B Debtor	Unimpaired	Deemed to Accept
2B	Other Secured Claims Against a Group B Debtor	Unimpaired	Deemed to Accept
3B	General Unsecured Claims	Unimpaired	Deemed to Accept
4B	Intercompany Interests in Group B Debtors	Unimpaired	Deemed to Accept
     2. Treatment of Claims and Interests Against Group A Debtors
a.	Class 1A—Other Priority Claims
(1)	Classification: Class 1A consists of all Other Priority Claims that may exist against the Group A Debtors.

(2)	Treatment: Except to the extent that a Holder of an Other Priority Claim against the Group A Debtors agrees to a less favorable treatment for such Holder, in exchange for full and final satisfaction, settlement, release and discharge of each Other Priority Claim against the Group A Debtors, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash on the later of the Effective Date or the date on which such Other Priority Claim against the Group A Debtors becomes an Allowed Other Priority Claim or as soon as reasonably practicable thereafter; provided that subject to Bankruptcy Court approval, priority wage claims against the Group A Debtors may be paid in full in the ordinary course of business.

(3)	Voting: Class 1A is Unimpaired, and Holders of Class 1A Other Priority Claims against the Group A Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1A Other Priority Claims are not entitled to vote to accept or reject the Plan.
b.	Class 2A—Other Secured Claims
(1)	Classification: Class 2A consists of all Other Secured Claims that may exist against the Group A Debtors.

(2)	Treatment: Except to the extent that a Holder of an Other Secured Claim against the Group A Debtors agrees to a less favorable treatment for such Holder, in exchange for full and final satisfaction, settlement, release and discharge of each Other Secured Claim against the Group A Debtors, each Holder of an Allowed Other Secured Claim, at the sole option of the Group A Debtors shall (i) be paid in full in Cash, (ii) receive the collateral securing its Allowed Other Secured

Claim, plus post-petition interest to the extent required under section 506(b) of the Bankruptcy Code, or (iii) receive other treatment rendering such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, in each case on the later of the Effective Date and the date such Secured Claim becomes an Allowed Other Secured Claim, or as soon as reasonably practicable thereafter.

(3)	Voting: Class 2A is Unimpaired, and Holders of Class 2A Other Secured Claims against the Group A Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2A Other Secured Claims are not entitled to vote to accept or reject the Plan.
c.	Class 3A—Prepetition Credit Agreement Secured Claims
(1)	Classification: Class 3A consists of Prepetition Credit Agreement Secured Claims that may exist against the Group A Debtors.

(2)	Treatment: Except to the extent that a Holder of a Prepetition Credit Agreement Secured Claim against the Group A Debtors agrees to a less favorable treatment for such Holder, in exchange for full and final satisfaction, settlement, release and discharge of each Prepetition Credit Agreement Secured Claim against the Group A Debtors, each Holder of a Prepetition Credit Agreement Secured Claim shall receive its Pro Rata share of the Prepetition Credit Agreement Secured Claims Distribution. The Adequate Protection Claims of the Holders of Prepetition Credit Agreement Secured Claims shall be deemed satisfied in full by payments made pursuant to the DIP Order. Any replacement or other Liens created under the DIP Order shall terminate and shall have no further force and effect as of the Effective Date.

(3)	Voting: Class 3A is Impaired and Holders of Class 3A Prepetition Credit Agreement Secured Claims against the Group A Debtors are entitled to vote to accept or reject the Plan.
d.	Class 4A—Unsecured Ongoing Operations Claims
(1)	Classification: Class 4A consists of Unsecured Ongoing Operations Claims that may exist against the Group A Debtors.

(2)	Treatment: Except to the extent that a Holder of an Unsecured Ongoing Operations Claim against the Group A Debtors agrees to a less favorable treatment for such Holder, in exchange for full and final satisfaction, settlement, release and discharge of each Unsecured Ongoing Operations Claim against the Group A Debtors, each Holder of an Unsecured Ongoing Operations Claim: (i) that is due and payable as of the Effective Date shall be paid in full in Cash or receive such other treatment as to render such Holder Unimpaired on the Effective Date or as soon as reasonably practicable thereafter; (ii) that is not due and payable as of the Effective Date shall be paid in full in Cash thereafter (X) in the ordinary course of business in accordance with the terms of any agreement that governs such Allowed Unsecured Ongoing Operations Claim or (Y) in accordance with the course of practice between the Group A Debtors and such Holder with respect to such Allowed Unsecured Ongoing Operations Claim. Holders of Allowed Unsecured Ongoing Operations Claims who received any payment from the Group A Debtors during the Chapter 11 Cases pursuant to any order of the Bankruptcy Court shall not be excluded from receiving distributions under this Plan on account of such Claims unless such Claims were fully satisfied by any prior payments from the Group A Debtors. The Group A Debtors reserve all rights to challenge the legal basis and amount of any asserted Unsecured Ongoing Operations Claim, and each such Holder reserves all rights and defenses with respect to any such challenge.

(3)	Voting: Class 4A is Unimpaired, and Holders of Class 4A Unsecured Ongoing Operations Claims against the Group A Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 4A Unsecured Ongoing Operations Claims are not entitled to vote to accept or reject the Plan.
e.	Class 5A—Other General Unsecured Claims
(1)	Classification: Class 5A consists of Other General Unsecured Claims that may exist against the Group A Debtors.

(2)	Treatment: Except to the extent that a Holder of an Other General Unsecured Claim agrees to a less favorable treatment for such Holder, in exchange for full and final satisfaction, settlement, release and discharge of each Other General Unsecured Claim, each Holder of an Other General Unsecured Claim shall receive its Pro Rata share of the Other General Unsecured Claims Distribution.

(3)	Voting: Class 5A is Impaired and Holders of Class 5A Other General Unsecured Claims against the Group A Debtors are entitled to vote to accept or reject the Plan.
f.	Class 6A—Convenience Claims
(1)	Classification: Class 6A consists of Convenience Claims that may exist against the Group A Debtors.

(2)	Treatment: Except to the extent that a Holder of a Convenience Claim agrees to a less favorable treatment for such Holder, in exchange for full and final satisfaction, settlement, release and discharge of each Convenience Claim, each Holder of a Convenience Claim shall be paid an amount equal to 25% of such Claim in Cash on the later of the Effective Date or the date such Claim becomes an Allowed Convenience Claim, or as soon as reasonably practicable thereafter.

(3)	Voting: Class 6A is Impaired and Holders of Class 6A Allowed Convenience Claims are entitled to vote to accept or reject the Plan.
g.	Class 7A-1—Equity Interests in Lear Corporation
(1)	Classification: Class 7A-1 consists of all Equity Interests in Lear Corporation.

(2)	Treatment: Holders of Equity Interests in Lear Corporation will not receive any distribution on account of such Claims, and Equity Interests in Lear Corporation shall be discharged, cancelled, released, and extinguished as of the Effective Date.

(3)	Voting: Class 7A-1 is Impaired, and Holders of Class 7A-1 Equity Interests in Lear Corporation are not entitled to receive or retain any property under the Plan on account of Class 7A-1 Interests in Lear Corporation. Therefore, Holders of

Class 7A-1 Equity Interests in Lear Corporation are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and Holders of Class 7A-1 Interests in Lear Corporation are not entitled to vote to accept or reject the Plan.
h.	Class 7A-2—Intercompany Interests in Group A Debtors
(1)	Classification: Class 7A-2 consists of all Intercompany Interests in Group A Debtors.

(2)	Treatment: Holders of Intercompany Interests in Group A Debtors shall continue to be held by the Reorganized Debtors holding such Intercompany Interests as of the Petition Date.

(3)	Voting: Class 7A-2 is Unimpaired, and Holders of Class 7A-2 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7A-2 Intercompany Interests are not entitled to vote to accept or reject the Plan.
     3. Treatment of Claims and Interests Against Group B Debtors
a.	Class 1B—Other Priority Claims
(1)	Classification: Class 1B consists of all Other Priority Claims that may exist against the Group B Debtors.

(2)	Treatment: Except to the extent that a Holder of an Other Priority Claim against the Group B Debtors agrees to a less favorable treatment for such Holder, in exchange for full and final satisfaction, settlement, release and discharge of each Other Priority Claim against the Group B Debtors, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash on the later of the Effective Date or the date on which such Other Priority Claim against the Group B Debtors becomes an Allowed Other Priority Claim or as soon as reasonably practicable thereafter; provided that subject to Bankruptcy Court approval, priority wage claims against the Group B Debtors may be paid in full in the ordinary course of business.

(3)	Voting: Class 1B is Unimpaired, and Holders of Class 1B Other Priority Claims against the Group B Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1B Other Priority Claims are not entitled to vote to accept or reject the Plan.
b.	Class 2B—Other Secured Claims
(1)	Classification: Class 2B consists of all Other Secured Claims that may exist against the Group B Debtors.

(2)	Treatment: Except to the extent that a Holder of an Other Secured Claim against the Group B Debtors agrees to a less favorable treatment for such Holder, in exchange for full and final satisfaction, settlement, release and discharge of each Other Secured Claim against the Group B Debtors, each Holder of an Allowed Other Secured Claim, at the sole option of the Group B Debtors shall (i) be paid in full in Cash, (ii) receive the collateral securing its Allowed Other Secured Claim, plus post-petition interest to the extent required under section 506(b) of the Bankruptcy Code, or (iii) receive other treatment rendering such Claim

Unimpaired in accordance with section 1124 of the Bankruptcy Code, in each case on the later of the Effective Date and the date such Secured Claim becomes an Allowed Other Secured Claim, or as soon as reasonably practicable thereafter.

(3)	Voting: Class 2B is Unimpaired, and Holders of Class 2B Other Secured Claims against the Group B Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2B Other Secured Claims are not entitled to vote to accept or reject the Plan.
c.	Class 3B—General Unsecured Claims
(1)	Classification: Class 3B consists of General Unsecured Claims that may exist against the Group B Debtors.

(2)	Treatment: Except to the extent that a Holder of a General Unsecured Claim against the Group B Debtors agrees to a less favorable treatment for such Holder, in exchange for full and final satisfaction, settlement, release and discharge of each General Unsecured Claim, each Holder of a General Unsecured Claim against the Group B Debtors shall, at the sole option of the Group B Debtors, (i) be paid in the ordinary course of the Group B Debtors’ business as such Claims become due and payable, (ii) be paid consistent with prior dealing and business practices with the Group B Debtors or (iii) be reinstated and rendered Unimpaired in accordance with Section 1124 of the Bankruptcy Code.

(3)	Voting: Class 3B is Unimpaired, and Holders of Class 3B General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3B General Unsecured Claims are not entitled to vote to accept or reject the Plan.
d.	Class 4B—Intercompany Interests in Group B Debtors
(1)	Classification: Class 4B consists of all Holders of Intercompany Interests in the Group B Debtors.

(2)	Treatment: Holders of Intercompany Interests in the Group B Debtors shall continue to be held by the Reorganized Debtors holding such Intercompany Interests as of the Petition Date.

(3)	Voting: Class 4B is Unimpaired, and Holders of Class 4B Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 4B Intercompany Interests are not entitled to vote to accept or reject the Plan.
     4. Intercompany Claims
     Notwithstanding anything herein or in the Plan to the contrary, Holders of Intercompany Claims shall not be eligible to receive any distribution on account of such Claim as of the Effective Date. Reorganized Lear Corporation may, or may cause each applicable Debtor to, in Reorganized Lear Corporation’s sole discretion, reinstate or compromise, as the case may be, Intercompany Claims.

     5. Special Provision Governing Unimpaired Claims
     Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claim, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.
     6. Acceptance or Rejection of the Plan
a.	Presumed Acceptance of Plan: Classes 1A, 2A, 4A, 7A-2, 1B, 2B, 3B and 4B are Unimpaired under the Plan and are, therefore, presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Classes are not entitled to vote on the Plan and the vote of such Holders of Claims shall not be solicited.

b.	Voting Classes: Each Holder of an Allowed Claim in each of Classes 3A, 5A and 6A shall be entitled to vote to accept or reject the Plan.

c.	Presumed Rejection of the Plan: Class 7A-1 is Impaired and Holders of Class 7A-1 Interests shall receive no distributions under the Plan on account of their Interests and are therefore, presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 7A-1 Interests are not entitled to vote on the Plan and the vote of such Holders shall not be solicited.

d.	Acceptance by Impaired Classes of Claims: Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

e.	Controversy Concerning Impairment: If a controversy arises as to whether any Claims, or any Class of Claims, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
     7. Nonconsensual Confirmation
     Except as otherwise specifically provided in the Plan, if any Impaired Class shall not accept the Plan by the requisite statutory majority provided in section 1126 of the Bankruptcy Code, the Debtors reserve the right to amend the Plan (subject to the Plan Support Agreements and conditions to the Effective Date set forth below) or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both.
C. MEANS FOR IMPLEMENTATION OF THE PLAN
     1. Substantive Consolidation
     The Plan shall serve as a motion by the Debtors seeking entry of an order substantively consolidating all of the Estates of the Group A Debtors into a single consolidated Estate and all of the Estates of the Group B Debtors into a separate, single consolidated Estate for all purposes, including voting, Confirmation and distribution pursuant to the Plan.
     If substantive consolidation of the Group A Debtors’ Estates and the Group B Debtors’ Estates, as applicable, is ordered, then on and after the Effective Date, all assets and liabilities of the Group A Debtors and the Group B Debtors, as applicable, shall be treated as though they were merged into one Estate of the Group A Debtors and one Estate of the Group B Debtors, as applicable, for all purposes, including voting, Confirmation and distribution pursuant to the Plan, and all guarantees by any Group A Debtor and Group B Debtor, as applicable, of the obligations of any other Group A Debtor or Group B Debtor, as applicable, shall be eliminated so that any Claim and any guarantee thereof by any other Group A Debtor or Group B Debtor, as applicable, as well as any joint and several liability of any Group A Debtor or Group B Debtor, as applicable, with respect to any other Group A Debtor or Group B Debtor, as applicable, shall be treated as one collective obligation of the Group A Debtors or the Group

B Debtors, as applicable. Substantive consolidation shall not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, or, in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases. Any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors, or the Affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.
     In the event that the Bankruptcy Court does not order substantive consolidation of the Group A Debtors’ Estates and the Group B Debtors’ Estates, as applicable, then except as specifically set forth in the Plan: (1) nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that one of the Group A Debtors or the Group B Debtors, as applicable, is subject to or liable for any Claim against any other Group A Debtor or Group B Debtor, as applicable; (2) Claims against multiple Debtors shall be treated as separate Claims with respect to each Debtor’s Estate for all purposes (including distributions and voting), and such Claims shall be administered as provided in the Plan; (3) the Debtors shall not, nor shall they be required to, resolicit votes with respect to the Plan, nor will the failure of the Bankruptcy Court to approve substantive consolidation of the Group A Debtors’ Estates and the Group B Debtors’ Estates, as applicable, alter the distributions set forth in the Plan; and (4) the Debtors may file a plan of reorganization for each Debtor and the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor; provided that, a Holder’s (a) vote to accept or reject the Plan; (b) presumed acceptance of the Plan pursuant to section 1126(f) of the Bankruptcy Code; or (c) deemed rejection of the Plan pursuant to section 1126(g) may be deemed a vote to accept or reject any plan described in clause (4) hereof to the extent that any such plan does not provide such Holder with less favorable treatment than such Holder would have received if the Bankruptcy Court had ordered substantive consolidation as set forth in the Plan. The Debtors’ inability to confirm any such plan or the Debtors’ election to withdraw any such plan shall not impair the confirmation of any other plan described in clause (4) hereof or the consummation of any such plan.
     2. Corporate Existence
     Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval.
     3. Vesting of Assets in the Reorganized Debtors
     Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
     4. Indemnification Provisions in Organizational Documents
     As of the Effective Date, each Debtor’s bylaws shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, directors, officers, employees or agents who were directors, officers, employees or agents of such Debtor, at any time prior to the Effective Date at least to the same extent as the bylaws of each of the respective Debtors on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors shall amend and/or restate its certificate of incorporation or bylaws before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations or such directors’ or officers’ rights.
     5. Cancellation of Agreements, Unsecured Notes and Equity Interests
a.	On the Effective Date, except to the extent otherwise provided in the Plan, all notes, stock, instruments, certificates, and other documents evidencing the Unsecured Notes and Equity Interests in Lear Corporation shall be canceled and of no further force, whether surrendered for cancellation or otherwise, and the obligations of the Debtors thereunder or in any way related thereto shall be discharged.

b.	On the Effective Date, except to the extent otherwise provided in the Plan, any Indentures relating to any of the foregoing shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be discharged; provided that, the Unsecured Notes and the Indentures shall continue in effect to (a) allow Holders of the Unsecured Claims to receive distributions provided for hereunder; and (b) preserve the right of the Indenture Trustees to the reimbursement of the Indenture Trustees’ Fees.

c.	As of the Effective Date, the transfer register or ledger maintained by Indenture Trustees for the Unsecured Notes shall be closed, and there shall be no further changes in the record holders of any Unsecured Notes.

d.	As of the Effective Date, except to the extent otherwise provided in the Plan, the Prepetition Credit Agreement shall be deemed to be cancelled, and the obligations of the Debtors thereunder shall be discharged; provided that, the Prepetition Credit Agreement shall continue in effect solely for the purpose to: (a) allow Holders of the Prepetition Credit Agreement Claims to receive the distributions provided for hereunder; (b) allow the Prepetition Administrative Agent to receive distributions from the Debtors and to make further distributions to the Holders of Prepetition Credit Agreement Claims on account of such Claims, as set forth in Article VI.C.2 of the Plan; and (c) preserve the Prepetition Administrative Agent’s right to indemnification from the Debtors pursuant and subject to the terms of the Prepetition Credit Agreement in respect of any claim or cause of action asserted against the Prepetition Administrative Agent by a Person or Entity that is not party to the Prepetition Credit Agreement; provided that any claim or right to payment on account of such indemnification shall be an unsecured claim and shall not be secured in any of the assets of the Debtors, the Reorganized Debtors or their affiliates.
     6. Reorganized Company Equity Interests
     Reorganized Lear Corporation’s equity interests shall consist of New Common Stock, Series A Preferred Stock and Warrants. On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall issue or reserve for issuance all Securities to be issued pursuant to the terms of the Plan and the Amended and Restated Certificate of Incorporation, without need for any further corporate or shareholder action.
a.	New Common Stock. Shares of New Common Stock shall be issued to (a) Holders of Allowed Prepetition Credit Agreement Secured Claims, (b) Holders of Allowed Other General Unsecured Claims, (c) holders of the Series A Preferred Stock upon conversion of such Securities, (d) holders of Warrants upon exercise of such Warrants, and (e) holders of equity-based awards issued under the Management Equity Plan.
     Following the Effective Date, Reorganized Lear Corporation shall as soon as reasonably practicable file with the Commission a registration statement for the New Common Stock on Form 8-A or Form 10 (as determined in the Debtors’ reasonable discretion) under the Securities Exchange Act of 1934. Following the Effective Date,

Reorganized Lear Corporation shall use reasonable best efforts to list the New Common Stock on the NASDAQ or The New York Stock Exchange as soon as reasonably practicable.
b.	Series A Preferred Stock. Shares of Series A Preferred Stock shall be issued to Holders of Allowed Prepetition Credit Agreement Secured Claims. The Series A Preferred Stock will not be publicly listed.

c.	Warrants. Other General Unsecured Claims Warrants shall be issued to Holders of Allowed Other General Secured Claims. DIP Facility Warrants shall be issued to the DIP Lenders, if applicable pursuant to Article II.B of the Plan.

d.	Registration Rights. Certain holders of New Common Stock shall be entitled to registration rights pursuant to the Registration Rights Agreement.
     7. Section 1145 Exemption
     Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any Securities pursuant to the Plan and any and all settlement agreements incorporated in the Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act to the maximum extent permitted thereunder and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of Securities. In addition, except as otherwise provided in the Plan, under section 1145 of the Bankruptcy Code, any Securities contemplated by the Plan and any and all settlement agreements incorporated therein will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) applicable regulatory approval.
     8. Exit Financing
     On the Effective Date, the Reorganized Debtors will consummate the Exit Facility. In accordance with the Exit Financing Agreement, the Reorganized Debtors will use proceeds of the Exit Financing Agreement to pay or refinance the DIP Facility Claims. Reorganized Lear Corporation shall make payments of principal and interest in accordance with the terms and conditions of the Exit Financing Agreement; provided that, in the event Reorganized Lear Corporation has Minimum Liquidity determined on a normalized basis in excess of $1.0 billion on the Effective Date, Reorganized Lear Corporation shall, to the extent of such excess and without penalty or premium, prepay: (a) first, the Series A Preferred Stock in an aggregate stated value of up to $50 million; (b) second, the loans under the New Term Loans Agreement in an aggregate principal amount of up to $50 million; and (c) third, the loans under the Exit Facility.
     From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date financing, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.
     9. New Term Loans
     On the Effective Date, Reorganized Lear Corporation will issue the New Term Loans. The New Term Loans will be guaranteed by Reorganized Lear Corporation’s domestic direct and indirect subsidiaries pursuant to the New Term Loans Agreement. On or before the Effective Date, the Reorganized Debtors and each Holder of an Allowed Prepetition Credit Agreement Secured Claim shall execute the New Term Loans Agreement.
     10. Restructuring Transactions
     On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental authorities pursuant to applicable law; and (4) all other actions that the Reorganized Debtors determine are necessary or appropriate.
     11. Corporate Action
     Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate, financing or related actions to be taken by or required of the Reorganized Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan (except to the extent otherwise indicated), and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by Holders of Claims or Interests, directors of the Debtors or any other Entity. Without limiting the foregoing, such actions will include: the adoption and (as applicable) filing of the Amended and Restated Certificate of Incorporation, the Certificate of Designation and the Amended and Restated Bylaws; the appointment of officers and (as applicable) directors for the Reorganized Debtors; the issuance of the New Term Loans, the New Common Stock, the Series A Preferred Stock and the Warrants, the execution and delivery of the Exit Facility (as applicable), the New Term Loans Agreement, the Warrant Agreements, the Registration Rights Agreement, and all related documents and instruments (as applicable), and the adoption and implementation of the Key Management Incentive Plan and the Management Equity Plan.
     12. Post-Effective Date Governance
     The Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and conditions of the Plan. Without limiting the generality of the foregoing, as of the Effective Date, Reorganized Lear Corporation shall be governed by the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.
     13. Effectuating Documents; Further Transactions
     On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors or managers, as applicable, thereof, are authorized to and may issue, execute, deliver, file or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.
     14. Exemption from Certain Transfer Taxes and Recording Fees
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, Securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

     15. Board Representation
     The New Board shall consist of Reorganized Lear Corporation’s Chairman, President and Chief Executive Officer and eight (8) other directors. The New Board shall meet the criteria set forth in the New York Stock Exchange or NASDAQ, as applicable, listing requirements. The members of the New Board, excluding the Chairman, President and Chief Executive Officer, shall be appointed as follows: (1) five directors shall be appointed by the Prepetition Administrative Agent in consultation with the Prepetition Credit Agreement Lenders party to the Lender Plan Support Agreement and with the assistance of a nationally recognized executive search firm to be retained by the Prepetition Administrative Agent at the expense of the Debtors; and (2) three directors shall be appointed by the Noteholder Steering Committee in consultation with the other Holders of Unsecured Note Claims that are parties to the Noteholder Plan Support Agreement and the Committee and with the assistance of a nationally recognized executive search firm to be retained by the Noteholder Steering Committee at the expense of the Debtors. The identity of the members of the New Board will be disclosed no later than the start of the Confirmation Hearing. Subject to the Amended and Restated Bylaws relating to the filling of vacancies, if any, on the New Board, the members of the New Board as constituted on the Effective Date will continue to serve at least until the first annual meeting of stockholders after the Effective Date. Starting at such first annual meeting of stockholders, the board of directors of Reorganized Lear Corporation shall be elected pursuant to the terms of the Amended and Restated Bylaws.
     16. Senior Management
     The senior management of the Reorganized Debtors shall be the same senior management that existed for the Debtors as of the Effective Date. The Reorganized Debtors shall provide the senior management with Cash and bonus compensation and benefits consistent with (but not less economically favorable than) such senior management’s respective Employment Agreements and arrangements in effect as of the Petition Date.
     17. Key Management Incentive Plan and Management Equity Plan
     Reorganized Lear Corporation shall have adopted the Key Management Incentive Plan and the Management Equity Plan on or before the Effective Date.
     18. Preservation of Rights of Action
     Subject to the releases set forth in Article IX.D of the Plan and below, and in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including, but not limited to, any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date; provided, however that the Debtors specifically waive the right to bring any Avoidance Actions. No Person may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or the Effective Date.
     Further, subject to the releases set forth in Article IX.D of the Plan and below, the Reorganized Debtors reserve and shall retain the foregoing Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Person shall vest in the applicable Reorganized Debtor, as the case may be. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.
D. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     1. Assumption and Rejection of Executory Contracts and Unexpired Leases
     Subject to the provisions herein and in the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) is identified on the list of Executory Contracts and Unexpired Leases to be rejected filed pursuant to the Plan Supplement, which such list shall be filed on or before the Contract/Lease Schedule Date and shall not be modified by the Debtors after the Contract/Lease Schedule Date; (3) is the subject of a separate motion or notice to reject filed by the Debtors on or before the Contract/Lease Schedule Date; provided that the Debtors shall not file any separate motions or notices to reject Executory Contracts or Unexpired Leases after the Contract/Lease Schedule Date if the Plan is still pending or has been consummated; or (4) previously expired or terminated pursuant to its own terms.
     Except as expressly provided otherwise, the Plan shall give effect to any subordination rights as required by section 510(a) of the Bankruptcy Code.
     Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions or rejections of such Executory Contracts and Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, all assumptions or rejections of such Executory Contracts and Unexpired Leases in the Plan are effective as of the Effective Date. Each such Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party prior to the Effective Date, shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, reserve the right to alter, amend, modify or supplement the Executory Contracts and Unexpired Leases identified in the Plan Supplement.
     2. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases
     Any provisions or terms of the Debtors’ Executory Contracts or Unexpired Leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure or by an agreed-upon waiver of Cure. Except with respect to Executory Contracts or Unexpired Leases in which the Debtors and the applicable counterparties have stipulated in writing to payment of Cure, all requests for payment of Cure must be Filed with the Notice, Claims and Solicitation Agent on or before the Cure Bar Date. The Cure Bar Date shall not apply to any franchise or Executory Contract with a state or local franchise authority. Any request for payment of Cure that is not timely Filed shall be disallowed automatically and forever barred from assertion and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim for Cure shall be deemed fully satisfied, released, and discharged, notwithstanding anything included in the Schedules or in any Proof of Claim to the contrary; provided, however, that nothing shall prevent the applicable Reorganized Debtor from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without further notice to or action, order, or approval of the Bankruptcy Court.
     If the Debtors or Reorganized Debtors, as applicable, object to any request for Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. If there is a dispute regarding such Cure, the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the applicable Debtor or Reorganized Debtor, and the counterparty to the Executory Contract or Unexpired Lease. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption. The Debtors or Reorganized Debtors, as applicable, reserve the right, either to reject or nullify the assumption of any Executory Contract or Unexpired Lease no later than thirty days after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease.
     Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, except any Executory Contract with a state or local franchise authority, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Except as provided elsewhere herein or in the Plan, any Proof of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.
     3. Claims Based on Rejection of Executory Contracts and Unexpired Leases
     Unless otherwise provided by an order of the Bankruptcy Court, any Proofs of Claim asserting Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases pursuant to the Plan or otherwise must be Filed by Holders of such Claims with the Notice, Claims and Solicitation Agent no later than thirty days after the later of (1) the Effective Date or (2) the effective date of rejection for such Holders to be entitled to receive distributions under the Plan on account of such Claims; provided that any such Claims must be filed by no later than 20 calendar days prior to the Voting Deadline for the Holder of such Claim to be entitled to vote on the Plan. Any Proofs of Claim arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.
     4. Assumption of Directors and Officers Insurance Policies
     As of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ unexpired directors’ and officers’ liability insurance policies and fiduciary policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired directors’ and officers’ liability insurance policies and fiduciary policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the unexpired directors’ and officers’ liability insurance policies and fiduciary policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.
     In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies and fiduciary policies (including any “tail policy”) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date.
     5. Reservation of Rights
     Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

     6. Nonoccurrence of Effective Date
     In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.
     7. Compensation and Benefit Programs
     Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:
a.	all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Program that provide for rights to acquire Equity Interests in Lear Corporation;

b.	Compensation and Benefits Programs listed in the Plan Supplement as executory contracts to be rejected;

c.	Compensation and Benefits Programs that have previously been rejected; and

d.	Compensation and Benefits Programs that, as of the entry of the Confirmation Order, are the subject of pending rejection procedures or a motion to reject, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.
     Any assumption of Compensation and Benefits Programs pursuant to Article V.G of the Plan shall not be deemed to trigger any applicable change of control, immediate vesting, termination, or similar provisions therein (unless a Compensation and Benefits Program counterparty timely objects to the assumption contemplated by Article V.G of the Plan, in which case any such Compensation and Benefits Program shall be deemed rejected as of immediately prior to the Petition Date). No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to Article V.G of the Plan other than those applicable immediately prior to such assumption.
     Notwithstanding anything to the contrary in Article V.G of the Plan or otherwise, (a) the Reorganized Debtors’ obligations, if any, to pay all “retiree benefits” (as that term is defined in section 1114(a) of the Bankruptcy Code) shall continue and (b) all of the Debtors’ qualified pension plans shall be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.
     8. Collective Bargaining Agreements
     All unexpired collective bargaining agreements (including any modification thereto) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for collective bargaining agreements: (1) specifically rejected or assigned pursuant to an order of the Bankruptcy Court; (2) as of the entry of the Confirmation Order, are the subject of pending rejection procedures or a motion to reject; or (3) as of the entry of the Confirmation Order, are the subject of pending settlement proceedings or a motion to authorize a settlement; provided that notwithstanding anything to the contrary herein, in the Plan or otherwise, all of the Debtors’ collective bargaining agreements with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and any related local unions (a) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and (b) shall not be modified by the Debtors pursuant to sections 1113 or 1114 of the Bankruptcy Code.
     9. Workers’ Compensation Programs
     As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (1) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (2) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided, further, that nothing herein or in the Plan shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.
E. PROVISIONS GOVERNING DISTRIBUTIONS
     1. Distributions on Account of Claims and Interests Allowed As of the Effective Date
     Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties and subject to the establishment of the Stock and Warrant Reserve, distributions under the Plan on account of Allowed Claims and Interests on or before the Effective Date shall be made in accordance with Articles II, III.B, III.C and IV of the Plan; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business or industry practice; provided, further, that the New Common Stock to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which the New Common Stock is actually dated, authenticated or distributed.
     2. Distributions on Account of Claims and Interests Allowed After the Effective Date
a.	Payments and Distributions on Disputed Claims. Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties and subject to the establishment of the Stock and Warrant Reserve, distributions under the Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made as soon as reasonably practicable after the Disputed Claim becomes an Allowed Claim; provided, however, that (a) Disputed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Disputed Priority Tax Claims that become Allowed Priority Tax Claims after the Effective Date, unless otherwise agreed, shall be paid in accordance with Article II.C of the Plan.

b.	Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim (except to the extent such Allowed Claim is expressly Allowed pursuant to the Plan) unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Claims have been Allowed.

c.	Reserve of New Common Stock and Other General Unsecured Claims Warrants. On the Effective Date, the Reorganized Debtors shall withhold and maintain in reserve shares of New Common Stock and Other General Unsecured Claims Warrants as the Stock and Warrant Reserve to pay Holders of Disputed Claims that are Other General Unsecured Claims that become Allowed Claims pursuant to the terms of the Plan. The amount of New Common Stock and Other General Unsecured Claims Warrants withheld as a part of the Stock and Warrant Reserve for the benefit of a Holder of a Disputed Other General

Unsecured Claim shall be equal to the lesser of: (a) (i) if no estimation is made by the Bankruptcy Court pursuant to Article VII.C of the Plan, the number of shares of New Common Stock and Other General Unsecured Claims Warrants necessary to satisfy the Other General Unsecured Claim Distribution required to be made pursuant to the Plan based on the asserted amount of the Disputed Claim or, if the Claim is denominated as contingent or unliquidated as of the Voting Deadline or such other date as designated in an order of the Bankruptcy Court, the amount that the Debtors elect to withhold on account of such Claim in the Stock and Warrant Reserve or (ii) the number of shares of New Common Stock and Other General Unsecured Claims Warrants necessary to satisfy the Other General Unsecured Claim Distribution required to be made pursuant to the Plan for such Disputed Claim based on an amount as estimated by pursuant to Article VII.C of the Plan and set forth in an order of the Bankruptcy Court for purposes of allowance and distributions; and (b) the number of shares of New Common Stock and Other General Unsecured Claims Warrants necessary to satisfy the Other General Unsecured Claim Distribution required to be made pursuant to the Plan based on an amount as may be agreed upon by the Holder of such Disputed Claim and the Reorganized Debtors. As Disputed Claims are Allowed, the Distribution Agent shall distribute, in accordance with the terms of the Plan, New Common Stock and Other General Unsecured Claims Warrants to Holders of Other General Unsecured Claims, and the Stock and Warrant Reserve shall be adjusted accordingly. Any Stock and Warrant Reserve remaining following the distributions in accordance with Article VI.B.3 of the Plan shall be cancelled.
     3. Delivery of Distributions
a.	Record Date for Distributions. On the Effective Date, the Claims Register shall be closed and the Distribution Agent shall be authorized to recognize only those record Holders listed on the Claims Register as of the close of business on the Effective Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly-traded certificate, is transferred twenty or fewer days before the Effective Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

b.	Distribution Agent. The Distribution Agent shall make all distributions required under the Plan, except that distributions to Holders of Allowed Claims and Interests governed by a separate agreement and administered by a Servicer may be deposited by the Debtors with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement; provided that, the New Common Stock and Warrants to be issued in accordance with the Plan shall be transferred to DTC or another Third Party Distribution Agent on behalf of each applicable recipient to be distributed to Holders; provided that, distributions to Holders of Allowed Prepetition Credit Agreement Claims shall be made to the Prepetition Administrative Agent, for further distributions on a Pro Rata basis to such Holders, or, if directed by the Prepetition Administrative Agent, shall be delivered to the Distribution Agent for distribution to such Holders; provided, further, that distributions on a Pro Rata basis as provided under the Plan with respect to the Unsecured Notes Claims shall be made by (a) the Indenture Trustee or (b) with consent of the Indenture Trustee, through the facilities of the DTC or, if applicable, a Third Party Distribution Agent. Each Distribution Agent will serve without bond and any Distribution Agent may employ or contract with other Entities to assist in or make the distributions required under the Plan. The duties of any Third Party Distribution Agent shall be set forth in the applicable agreement retaining such Third Party Distribution Agent.

c.	Delivery of Distributions in General. Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims and Interests shall be made to Holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) to the signatory set forth on any of the Proofs of Claim or Interest Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Interest is Filed or if the Debtors have been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related Proof of Claim or Interest; (d) at the addresses reflected in the Schedules if no Proof of Claim or Interest has been Filed and the Distribution Agent has not received a written notice of a change of address; or (e) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

d.	Compliance Matters. In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

e.	Undeliverable Distributions. If any distribution to a Holder of an Allowed Claim or Interest is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then-current address, at which time all currently due missed distributions shall be made to such Holder as soon as reasonably practicable thereafter. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors and shall not be supplemented with any interest, dividends or other accruals of any kind.

f.	Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six (6) months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the Reorganized Debtors. Upon such revesting, the Claim or Interest of any Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Debtors, made pursuant to any indenture or Certificate (but only with respect to the distribution by the Servicer to Holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to Entities to whom those recognized Holders distribute), notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned or unclaimed property law.

g.	Manner of Payment Pursuant to the Plan. Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Reorganized Debtors by check or by wire transfer. Checks issued by the Distribution Agent or applicable Servicer on account of Allowed Claims and Interests shall be null and void if not negotiated within ninety (90) days after issuance, but may be requested to be reissued until the distribution revests in the Reorganized Debtors.

h.	Surrender of Cancelled Instruments or Securities. On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer). Such surrendered Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding anything to the contrary herein or in the Plan, this paragraph shall not apply to Certificates evidencing Claims that are rendered Unimpaired under the Plan.
     4. Claims Paid or Payable by Third Parties
a.	Claims Paid by Third Parties. The Notice, Claims and Solicitation Agent shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the federal judgment rate in effect on the Petition Date on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

b.	Claims Payable by Insurance Carriers. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice, Claims and Solicitation Agent without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.
     5. Allocation Between Principal and Accrued Interest
     Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claim (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

     6. Minimum Distribution
     Any other provision of the Plan notwithstanding, the Distribution Agent will not be required to make distributions of Cash less than $50 in value or of New Common Stock or Warrants less than $50 in value, and each such Claim to which this limitation applies shall be discharged pursuant to Article IX.A of the Plan, and its Holder forever barred pursuant to Article IX.H of the Plan from asserting that Claim against the Reorganized Debtors or their property.
F.	PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS
     1. Allowance of Claims and Interests
     Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date, including the Confirmation Order, no Claim or Interest shall be deemed Allowed unless and until such Claim or Interest is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Cases allowing such Claim. Prior to and following the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date.
     2. Claims and Interests Administration Responsibilities
     Except as otherwise specifically provided in the Plan, the Debtors, prior to the Effective Date, and the Reorganized Debtors, after the Effective Date, shall have the sole authority: (1) to File, withdraw or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court.
     3. Estimation of Claims and Interests
     Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.
     4. Adjustment to Claims and Interests Without Objection
     Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
     5. Disallowance of Claims or Interests
     Any Claims or Interests held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims and Interests may not receive any distributions on account of such

Claims and Interests until such time as such Causes of Action against that Entity have been settled or an order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims Filed on account of an Indemnification Obligation to a director, officer or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order or approval of the Bankruptcy Court. All Claims Filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit, without any further notice to or action, order or approval of the Bankruptcy Court.
     6. Offer of Judgment
     The Reorganized Debtors are authorized to serve upon a Holder of a Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment. To the extent the Holder of a Claim or Interest must pay the costs incurred by the Reorganized Debtors after the making of such offer, the Reorganized Debtors are entitled to setoff such amounts against the amount of any distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court.
     7. Amendments to Claims
     On or after the Claims Bar Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action.
     Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors will have and shall retain after the Effective Date any and all rights and defenses that the Debtors had with respect to any Claim as of the Petition Date. All Claims of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed disallowed as of the Effective Date unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as the case may be.
G. CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE
     1. Conditions Precedent to Confirmation
     It shall be a condition to Confirmation hereof that all provisions set forth below shall have occurred, unless waived in accordance with the terms of the Plan Support Agreements:
a.	the Plan Support Agreements shall be in full force and effect and shall not have been terminated;

b.	the Disclosure Statement shall have been approved by the Bankruptcy Court;

c.	the Prepetition Administrative Agent and the Noteholder Steering Committee shall be reasonably satisfied with all material tax matters and positions relating to the Debtors and the Reorganized Debtors;

d.	the Plan, including any amendments, modifications or supplements thereto, shall be in form and substance reasonably satisfactory to the requisite Prepetition Credit Agreement Lenders party to the Lender Support Agreement and the requisite Holders of Unsecured Notes party to the Noteholder Support Agreement, in each case subject to and in accordance with the terms of the respective Plan Support Agreements; and

e.	the Bankruptcy Court shall have entered the Confirmation Order, which order shall be in form and substance reasonably satisfactory to the Debtors, the Requisite Participating Lenders and the Requisite Participating Noteholders.
     2. Conditions Precedent to the Effective Date
     The following are conditions precedent to the Effective Date that must be satisfied or waived in accordance with the Plan Support Agreements:
a.	contemporaneous effectiveness of the Exit Facility; provided that, with respect to an alternative exit financing facility the DIP Facility shall be repaid in Cash in full on the Effective Date; and

b.	there shall have been no modification or stay of the Confirmation Order or entry of other court order prohibiting transactions contemplated by the Plan from being consummated.
     3. Waiver of Conditions
     Conditions (1) and (2) of Article VIII.B of the Plan may be waived in accordance with the terms and conditions set forth in the Plan Support Agreements, in each case without notice to or order of the Bankruptcy Court.
     4. Non-Occurrence of Conditions
     If the Effective Date does not occur, the Debtors may determine, upon notice to the Bankruptcy Court, that the Plan is null and void in all respects, and nothing contained in the Plan, the Confirmation Order or the Disclosure Statement shall: (1) constitute a waiver or release of any Cause of Action or Claim; (2) constitute an admission, acknowledgment, offer or undertaking in any respect by any party, including the Debtors; or (3) otherwise prejudice in any manner the rights of any party, including the Debtors.
H. RELEASE, INJUNCTIVE AND RELATED PROVISIONS
     1. Discharge of Claims and Termination of Interests
     Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors, the Reorganized Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such Claim, debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided in the Plan, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.
     2. Subordinated Claims
     The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the

Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto. Subject to the requirements of section 1129(b) of the Bankruptcy Code (as applicable), no Holder of a Section 510(b) Claim shall receive any distribution on account of such Section 510(b) Claim, and all Section 510(b) Claims shall be extinguished.
     3. Compromise and Settlement of Claims, Interests, and Controversies
     Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.
     4. Debtor Release
     NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN THE PLAN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE (SUCH THAT THE REORGANIZED DEBTORS WILL NOT RECEIVE ANY CLAIM OR CAUSE OF ACTION RELEASED HEREUNDER), FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, INCLUDING: (1) THE DISCHARGE OF DEBT AND ALL OTHER GOOD AND VALUABLE CONSIDERATION PAID PURSUANT HERETO; AND (2) THE SERVICES OF THE DEBTORS’ PRESENT AND FORMER OFFICERS, DIRECTORS, MANAGERS, AND ADVISORS IN FACILITATING THE EXPEDITIOUS IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED HEREBY, EACH OF THE DEBTORS DISCHARGE AND RELEASE AND SHALL BE DEEMED TO HAVE PROVIDED A FULL DISCHARGE AND RELEASE TO EACH DEBTOR RELEASEE AND TO EACH THIRD PARTY RELEASEE (AND EACH SUCH DEBTOR RELEASEE AND THIRD PARTY RELEASEE SO RELEASED SHALL BE DEEMED FULLY RELEASED AND DISCHARGED BY THE DEBTORS) AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING THOSE THAT ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR AN EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF ANY OF THE DEBTORS OR ANY OF THEIR ESTATES; PROVIDED, HOWEVER, THAT THE FOREGOING “DEBTOR RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY DEBTOR: (1) ARISING UNDER THE EXIT FACILITY, THE NEW TERM LOANS OR THE WARRANT AGREEMENTS; OR (2) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS. NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN THE PLAN TO THE CONTRARY, THE PLAN DOES NOT RELEASE ANY CAUSES OF ACTION THAT THE DEBTORS OR THE REORGANIZED DEBTORS HAVE OR MAY HAVE NOW OR IN THE FUTURE AGAINST THE NON-RELEASED PARTIES.
     ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS

CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.
     5. Third Party Release
     NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN THE PLAN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE RELEASING PARTIES (REGARDLESS OF WHETHER A RELEASING PARTY IS A THIRD PARTY RELEASEE) SHALL PROVIDE A FULL DISCHARGE AND RELEASE (AND EACH ENTITY SO RELEASED SHALL BE DEEMED RELEASED BY THE RELEASING PARTIES) TO THE THIRD PARTY RELEASEES AND THE DEBTOR RELEASEES AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING “THIRD PARTY RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY RELEASING PARTY: (1)  ARISING UNDER THE EXIT FACILITY OR THE NEW TERM LOANS; OR (2) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS. NOTWITHSTANDING ANYTHING HEREIN OR IN THE PLAN TO THE CONTRARY, THE PLAN DOES NOT RELEASE ANY CLAIMS OR CAUSES OF ACTION THAT THE RELEASING PARTIES, THE DEBTORS OR THE REORGANIZED DEBTORS MAY HAVE NOW OR IN THE FUTURE AGAINST THE NON-RELEASED PARTIES.
     ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD PARTY RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM RELEASED PURSUANT TO THE THIRD PARTY RELEASE.
     6. Exculpation
     THE EXCULPATED PARTIES SHALL NEITHER HAVE, NOR INCUR ANY LIABILITY TO ANY ENTITY FOR ANY PREPETITION OR POSTPETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, OR RELATED TO FORMULATING, NEGOTIATING, PREPARING, DISSEMINATING, IMPLEMENTING, ADMINISTERING, CONFIRMING, OR EFFECTING THE PLAN OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE PLAN OR ANY OTHER PREPETITION OR POSTPETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR IN CONTEMPLATION OF THE RESTRUCTURING OF THE DEBTORS; PROVIDED, HOWEVER, THAT THE FOREGOING “EXCULPATION” SHALL HAVE NO EFFECT ON THE LIABILITY OF ANY ENTITY THAT RESULTS FROM ANY SUCH ACT OR OMISSION THAT IS DETERMINED IN A

FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, FURTHER, THAT EACH EXCULPATED PARTY SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL CONCERNING HIS, HER OR ITS DUTIES PURSUANT TO, OR IN CONNECTION WITH, THE PLAN OR ANY OTHER RELATED DOCUMENT, INSTRUMENT, OR AGREEMENT.
     7. Indemnification
     On and from the Effective Date, and except as prohibited by applicable law, the Reorganized Debtors shall assume all indemnification obligations currently in place, whether in the bylaws, certificates of incorporation (or other formation documents), board resolutions, employment contracts or other agreements for the current and former directors, officers, managers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors’, officers’, managers’, and employees’ respective Affiliates (collectively, the “Indemnified Parties”). Without limiting the foregoing and except as prohibited by applicable law, the Debtors shall indemnify and hold harmless, except as provided in the Plan Supplement, each of the Indemnified Parties for all costs, expenses, loss, damage or liability incurred by any such Indemnified Party arising from or related in any way to any and all Causes of Action whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws or otherwise, including any claims or causes of action, whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, based in whole or in part upon any act or omission, transaction or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including those arising from or related in any way to: (1) any action or omission of any such Indemnified Party with respect to any indebtedness of or any Equity Interest in the Debtors (including any action or omission of any such Indemnified Party with respect to the acquisition, holding, voting or disposition of any such investment); (2) any action or omission of any such Indemnified Party in such Indemnified Party’s capacity as an officer, director, member, employee, partner or agent of, or advisor to any Debtor; (3) any disclosure made or not made by any Indemnified Party to any current or former Holder of any such indebtedness of or any such Equity Interest in the Debtors; (4) any consideration paid to any such Indemnified Party by any of the Debtors in respect of any services provided by any such Indemnified Party to any Debtor; and (5) any action taken or not taken in connection with the Chapter 11 Cases or the Plan. In the event that any such Indemnified Party becomes involved in any action, proceeding or investigation brought by or against any Indemnified Party, as a result of matters to which the foregoing “Indemnification” may relate, the Reorganized Debtors shall promptly reimburse any such Indemnified Party for its reasonable and documented legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith as such expenses are incurred and after a request for indemnification is made in writing, with reasonable documentation in support thereof; provided, however, that, notwithstanding anything herein or in the Plan to the contrary, the Debtors shall not indemnify any of the Non-Released Parties, whether for any matter to which Article IX.G of the Plan pertains or otherwise.
     8. Injunction
     Except as otherwise provided in the Plan or the Confirmation Order, all Entities who have held, hold or may hold Claims, Equity Interests, Causes of Action or liabilities that: (1) have been discharged pursuant to Article IX.A. of the Plan; (2) have been released pursuant to Article IX.D. of the Plan; (3) have been released pursuant to Article IX.E of the Plan; or (4) are subject to exculpation pursuant to Article IX.F of the Plan (but only to the extent of the exculpation provided in Article IX.F of the Plan), are permanently enjoined and precluded, from and after the Effective Date, from: (A) commencing or continuing in any manner any action or other proceeding of any kind against any Entity so released, discharged, or exculpated (including the Reorganized Debtors) (or the property or estate of any Entity, directly or indirectly, so released, discharged, or exculpated) on account of or in connection with or with respect to any such released, discharged, or exculpated Claims, Equity Interests, causes of action or liabilities; (B) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against any Entity so released, discharged, or exculpated (including the Reorganized Debtors) (or the property or estate of any Entity so released, discharged, or exculpated) on account of or in connection with or with respect to any such released, discharged, or exculpated Claims, Equity Interests, causes of action, or liabilities; (C) creating, perfecting or enforcing any lien, claim, or encumbrance of any kind against any Entity so released, discharged, or exculpated (including the Reorganized Debtors) (or the property or estate of any Entity so released, discharged, or exculpated) on account of or in connection with or with respect to any such released, discharged, or exculpated Claims, Equity Interests, causes of action, or liabilities; (D) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from any Entity so released, discharged, or exculpated (including the Reorganized Debtors) (or the property or estate of any Entity so released, discharged, or exculpated) on account of or in connection with or with respect to any such released, discharged, or exculpated Claims, Equity Interests, causes of action or liabilities unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in a Proof of Claim or Interest or otherwise that such Holder asserts, has or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (E) commencing or continuing in any manner any action or other proceeding of any kind against any Entity so released, discharged, or exculpated (including the Reorganized Debtors) (or the property or estate of any Entity so released, discharged, or exculpated) on account of or in connection with or with respect to any such released, discharged, or exculpated Claims, Equity Interests, causes of action, or liabilities released or settled pursuant to the Plan; provided, however, that nothing contained herein or in the Plan shall preclude an Entity from obtaining benefits directly and expressly provided to such Entity pursuant to the terms of the Plan; provided, further, that nothing contained herein or in the Plan shall be construed to prevent any Entity from defending against Claims objections or collection actions whether by asserting a right of setoff or otherwise to the extent permitted by law.
     9. Waiver or Estoppel
     Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.
     10. Setoffs
     Except as otherwise provided in the Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, may set off against any Allowed Claim (other than DIP Facility Claims or Prepetition Credit Agreement Secured Claims) or Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder.
     11. Release of Liens
     Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim and the Prepetition Credit Agreement Secured Claims, satisfaction in full of the portion of the Secured Claim and the Prepetition Credit Agreement Secured Claims that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

I. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS
     1. Professional Claims
a.	Final Fee Applications. All final requests for Professional Compensation and Reimbursement Claims shall be Filed no later than 45 days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Compensation and Reimbursement Claims shall be determined by the Bankruptcy Court.

b.	Payment of Interim Amounts. Except as otherwise provided in the Plan, Retained Professionals shall be paid pursuant to the Interim Compensation Order.

c.	Professional Fee Escrow Account. On the Effective Date, the Reorganized Debtors shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Retained Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Retained Professionals with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order. Such funds shall not be considered property of the Reorganized Debtors. The remaining amount of Professional Compensation and Reimbursement Claims owing to the Retained Professionals shall be paid in Cash to such Retained Professionals by the Reorganized Debtors from the Professional Fee Escrow Account, without interest or other earnings therefrom, when such Claims are Allowed by a Bankruptcy Court order. When all Professional Compensation and Reimbursement Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.

d.	Professional Fee Reserve Amount. To receive payment for unbilled fees and expenses incurred through the Effective Date, the Retained Professionals shall estimate their Accrued Professional Compensation prior to and as of the Effective Date and shall deliver such estimate to the Debtors on or before the Effective Date. If a Retained Professional does not provide such estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Retained Professional; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Retained Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

e.	Post-Effective Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall pay in Cash the reasonable legal fees and expenses incurred by that Reorganized Debtor after the Effective Date in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court. Upon the Effective Date, any requirement that Retained Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Reorganized Debtor may employ and pay any Retained Professional in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

f.	Substantial Contribution Compensation and Expenses. Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must File an application and serve such application on counsel for the Debtors or Reorganized Debtors, as applicable, and as otherwise required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules.

     2. Other Administrative Claims
     All requests for payment of an Administrative Claim must be Filed with the Notice, Claims and Solicitation Agent and served upon counsel to the Debtors or Reorganized Debtors, as applicable. The Reorganized Debtors may settle and pay any Administrative Claim in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. In the event that any party with standing objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.
J. RETENTION OF JURISDICTION
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
a.	Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

b.	Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

c.	Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including Cure or Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

d.	Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

e.	Adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

f.	Adjudicate, decide or resolve any and all matters related to Causes of Action;

g.	Adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

h.	Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

i.	Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

j.	Resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

k.	Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan;

l.	Resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

m.	Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to therepayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

n.	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

o.	Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

p.	Enter an order or final decree concluding or closing the Chapter 11 Cases;

q.	Adjudicate any and all disputes arising from or relating to distributions under the Plan;

r.	Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

s.	Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

t.	Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan (other than any dispute arising after the Effective Date under, or directly with respect to, the Exit Facility, which such disputes shall be adjudicated in accordance with the terms of the Exit Facility);

u.	Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

v.	Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

w.	Enforce all orders previously entered by the Bankruptcy Court; and

x.	Hear any other matter not inconsistent with the Bankruptcy Code.
K. MISCELLANEOUS PROVISIONS
     1. Immediate Binding Effect
     Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

     2. Additional Documents
     On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.
     3. Payment of Statutory Fees
     All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.
     4. Modification of Plan
     Subject to the limitations contained in the Plan and the Plan Support Agreements, and in accordance with the Plan Support Agreements: (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.
     5. Revocation of Plan
     The Debtors reserve the right to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Confirmation Order or the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity.
     6. Reservation of Rights
     Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.
     7. Successors and Assigns
     The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.
     8. Service of Documents
     After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Debtors	Counsel to Debtors

Lear Corporation 21557 Telegraph Road Southfield, Michigan 48033 Attn: Terrence B. Larkin, Senior Vice President, General Counsel and Corporate Secretary	Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Attn: James H.M. Sprayregen, Marc Kieselstein and Ryan Blaine Bennett

Counsel to the Noteholders Committee	United States Trustee

Stroock & Stroock & Lavan 1080 Maiden Lane New York, New York 10038 Attn.: Kristopher Hansen and Sayan Bhattacharyya	Office of the United States Trustee for the Southern District of New York 33 Whitehall Street, 21st Floor New York, New York 10004 Attn.: Paul K. Schwartzberg, Esq.

Counsel to the Agent for the Debtors’ Prepetition and Postpetition Lenders	Counsel to the Committee

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attn.: Ken Ziman and Elisha Graff	Lowenstein Sandler 65 Livingston Avenue Roseland, New Jersey 07068 Attn.: Sharon L. Levine
     After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.
     In accordance with Bankruptcy Rules 2002 and 3020(c), within ten (10) Business Days of the date of entry of the Confirmation Order, the Debtors shall serve the Notice of Confirmation by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. To supplement the notice described in the preceding sentence, within twenty days of the date of the Confirmation Order the Debtors shall publish the Notice of Confirmation once in The Wall Street Journal (National Edition). Mailing and publication of the Notice of Confirmation in the time and manner set forth in the this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.
     9. Term of Injunctions or Stays
     Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
     10. Entire Agreement
     On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.
     11. Governing Law
     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the

Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.
     12. Exhibits
     All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date or the Solicitation Date, as applicable. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ private website at http://www.kccllc.net/lear or the Bankruptcy Court’s website at www.nysb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.
     13. Nonseverability of Plan Provisions upon Confirmation
     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors, the Prepetition Administrative Agent, the Committee and the Noteholder Steering Committee; and (3) nonseverable and mutually dependent.
     14. Closing of Chapter 11 Cases
     The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.
     15. Conflicts
     Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control
     16. Dissolution of Committee
     On the Effective Date, the Committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided, however, that after the entry of the Confirmation Order, the Committee’s functions shall be restricted to, and the Committee shall not be heard on any issue except, obtaining a Final Order of the Bankruptcy Court authorizing or approving Accrued Professional Compensation of its Retained Professionals.
     17. Fees
     The Debtors shall pay within five Business Days of the Effective Date the reasonable fees and documented out-of-pocket expenses of the Noteholder Steering Committee Advisors, in full in Cash without the need for the

Noteholder Steering Committee Advisors to File retention applications or fee applications with the Bankruptcy Court unless otherwise required by applicable bankruptcy law or by order of the Bankruptcy Court.
     The Debtors shall pay within five Business Days of the Effective Date the reasonable fees and documented out-of-pocket expenses of the Indenture Trustees due as of the Effective Date for the period covering up to and including the Effective Date, including the reasonable fees and documented out-of-pocket expenses of Covington & Burling LLP as counsel to the Indenture Trustees due as of the Effective Date for the period covering up to and including the Effective Date, without the need of these parties to File fee applications with the Bankruptcy Court unless otherwise required by applicable bankruptcy law or by order of the Bankruptcy Court; provided that, the Indenture Trustees and their counsel shall provide the Debtors with the invoices for which they seek payment on or before the Effective Date.
     The Debtors shall also pay on the Effective Date or as soon as reasonably practicable thereafter the reasonable fees and documented out-of-pocket fees incurred by the members of the Committee.
     18. Section 1125(e) Good Faith Compliance
     The Debtors, Reorganized Debtors, the Committee, Canadian Information Officer, and each of their respective Representatives, shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.
     19. Further Assurances
     The Debtors, Reorganized Debtors, all Holders of Claims receiving distributions hereunder and all other parties-in-interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.
     20. No Stay of Confirmation Order
     The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.
     21. Aid and Recognition
     The Debtors or Reorganized Debtors, as the case may be, shall, as needed to effect the terms of the Plan, request the aid and recognition of any court or judicial, regulatory or administrative body in any province or territory of Canada or any other nation or state.
VII. SOLICITATION AND VOTING PROCEDURES
A. VOTING RECORD DATE
     The Bankruptcy Court has approved the close of business on [September 14, 2009] as the Voting Record Date. The Voting Record Date is the date for determining (i) which Holders of Claims are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the Solicitation Procedures and (ii) whether Claims have been properly assigned or transferred to an assignee pursuant to Bankruptcy Rule 3001(e) such that the assignee can vote as the Holder of a Claim. The Voting Record Date and all of the Debtors’ solicitation procedures shall apply to all of the Debtors’ creditors and other parties in interest, including the creditors and parties in interest of the Canadian Debtors.
B. VOTING DEADLINE
     The Bankruptcy Court has approved [October 23, 2009 at 5:00 p.m. prevailing Eastern Time] as the Voting Deadline for the delivery of executed Ballots and Master Ballots voting to accept or reject the Plan. Under the Plan, Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan. To be counted as votes to accept or reject the Plan, all Ballots and Master Ballots, as applicable, must be properly executed, completed, and delivered by using the return envelope provided or by delivery by: (a) first class mail; (b) overnight courier; or (c) personal delivery, so that they are actually received no later than the Voting Deadline by the Notice, Claims and Solicitation Agent. The Ballots and Master Ballots will clearly indicate the appropriate return address (or, in the case of the Beneficial Holders of the Debtors’ Unsecured Notes who hold their position through a Nominee, such Beneficial Holders will be instructed to comply with the return instructions provided by the Nominee). Ballots returnable to the Notice, Claims and Solicitation Agent should be sent to: Kurtzman Carson Consultants LLC, Attn: Lear Corporation Balloting Center, 2335 Alaska Avenue, El Segundo, California 90245.
C. SOLICITATION PROCEDURES
     1. Notice, Claims and Solicitation Agent
     The Debtors retained Kurtzman Carson Consultants LLC to, among other things, act as solicitation agent in connection with the solicitation of votes to accept or reject the Plan and the solicitation of votes of Holders of Claims based on publicly-traded Securities.
     The Notice, Claims and Solicitation Agent, is authorized to assist the Debtors in the following: (a) distributing the Solicitation Packages; (b) receiving, tabulating and reporting on Ballots and Master Ballots cast to accept or reject the Plan; (c) responding to inquiries from Holders of Claims and other Parties relating to this Disclosure Statement, the Plan, the Ballots and the Master Ballots, the Solicitation Procedures and all other matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and for objecting to the Plan; (d) soliciting votes on the Plan; (e) if necessary, contacting creditors and Holders of Claims regarding the Plan; and (f) Filing a Voting Report prior to the Confirmation Hearing.
     2. Solicitation Package
     The Solicitation Package shall contain copies of the following:
•	either (i) the Disclosure Statement Order, attached as Exhibit C hereto (with the Solicitation Procedures, which shall be attached as Exhibit 1 thereto) and the approved form of this Disclosure Statement (together with the Plan) in either paper or CD-ROM format with an appropriate form of Ballot and/or Master Ballot and voting instructions with respect thereto, if applicable (with a pre-addressed, postage prepaid return envelope) for Holders of any Claims entitled to vote on the Plan; or (ii) a notice of non-voting status;

•	to the extent a Holder of any Claim receives the materials set forth in clause (i) of the immediately prior paragraph, such Holder also shall receive a letter from the Debtors urging the Holders in each Class entitled to vote on the Plan to vote to accept the Plan, the Committee’s letter in support of the Plan and, if applicable, a letter in form and substance, acceptable to the Debtors in their discretion, from the Debtors’ other significant constituents urging the Holders in each class entitled to vote on the Plan to vote to accept the Plan;

•	the notice of the Confirmation Hearing; and

•	such other materials as the Bankruptcy Court may direct.
     3. Distribution of the Solicitation Package
     Through the Notice, Claims and Solicitation Agent, the Debtors intend to distribute the Solicitation Packages no less than 28 calendar days before the Voting Deadline. The Debtors submit that distribution of the Solicitation Packages at least 28 calendar days prior to the Voting Deadline will provide the requisite materials to Holders of Claims entitled to vote on the Plan in compliance with Bankruptcy Rules 3017(d) and 2002(b). The Debtors will make every reasonable effort to ensure that Holders who have more than one Allowed Claim in a single voting Class receive no more than one Solicitation Package. If a Holder holds Claims or Interests in more than one Class and is entitled to vote in more than one Class, such Holder will receive separate Ballots, which must be used for each separate Class of Claims or Interests.

     The Solicitation Package will be distributed in accordance with the Solicitation Procedures, which are attached as Exhibit 1 to the Disclosure Statement Order. The Solicitation Package (except the Ballots and Master Ballots) may also be obtained from the Notice, Claims and Solicitation Agent retained by the Debtors in these chapter 11 cases, by: (a) calling the Debtors’ restructuring hotline at (866) 927-7093 within the U.S. or Canada or, outside of the U.S. or Canada, calling (310) 751-2659; (b) visiting the Debtors’ restructuring website at: http://www.kccllc.net/lear; and/or (c) writing to Lear Corporation, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245. You may also obtain copies of any pleadings filed in these chapter 11 cases for free by visiting the Debtors’ restructuring website at http://www.kccllc.net/lear or for a fee via PACER at: http://www.deb.uscourts.gov.
     4. Distribution of Solicitation Materials
     The Debtors’ master service list, as set forth in the Debtors’ case management procedures, the persons and entities that requested pursuant to Bankruptcy Rule 2002 to receive service of documents filed in the Chapter 11 Cases as of the Voting Record Date, the Internal Revenue Service and the Securities and Exchange Commission will be served either paper copies of, or a CD-ROM containing, the Disclosure Statement Order, this Disclosure Statement and all exhibits to this Disclosure Statement, including the Plan. Any party that receives a CD-ROM but that desires a paper copy of these documents and any other Entity that desires a CD-ROM or a paper copy of the Solicitation Package (except the Ballots and the Master Ballots) may request the paper copies from the Notice, Claims and Solicitation Agent retained by the Debtors in these chapter 11 cases, by: (a) calling the Debtors’ restructuring hotline at (866) 927-7093 within the U.S. or Canada or, outside of the U.S. or Canada, calling (310) 751-2659; (b) visiting the Debtors’ restructuring website at: http://www.kccllc.net/lear; and/or (c) writing to Lear Corporation, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245.
     5. Distribution of the Plan Supplement
     The Plan Supplement will be Filed by the Debtors no later than 5 Business Days before the Voting Deadline (the “Plan Supplement Filing Date”); provided that notwithstanding anything to the contrary herein or otherwise, the list of Executory Contracts and Unexpired Leases to be rejected shall be filed on or before the Contract/Lease Schedule Date and shall not be modified after the Contract/Lease Schedule Date. The Plan Supplement shall consist of, without limitation, the following documents: (a) the form of the New Term Loans Agreement; (b) the form of the Exit Financing Agreement; (c) the form of the DIP Facility Warrant Agreement; (d) the form of the Other General Unsecured Claims Warrant Agreement; (e) the Certificate of Designation; (f) the list of the Employee-Related Programs; (g) copies of the Employment Agreements; (h) the list of Executory Contracts and Unexpired Leases to be rejected; (i) the list of Compensation and Benefits Programs to be rejected; (j) the Registration Rights Agreement; (k) the Amended and Restated Certificate of Incorporation; (l) the Amended and Restated Bylaws; (m) a schedule of the Causes of action to be retained by the Reorganized Debtors; and (n) the identity of the members of the New Board.
     When Filed, the Plan Supplement will be made available on the Case Website. The Debtors will not serve CD-ROM copies of the Plan Supplement. However, parties may obtain a copy of the Plan Supplement from the Notice, Claims and Solicitation Agent retained by the Debtors in these chapter 11 cases, by: (a) calling the Debtors’ restructuring hotline at (866) 927-7093 within the U.S. or Canada or, outside of the U.S. or Canada, calling (310) 751-2659; (b) visiting the Debtors’ restructuring website at: http://www.kccllc.net/lear; and/or (c) writing to Lear Corporation, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245. You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: http://www.deb.uscourts.gov.
D. VOTING PROCEDURES
     1. Voting Instructions
     Only the Holders of Allowed Claims in Classes 3A, 5A, and 6A are entitled to vote to accept or reject the Plan, and they may do so by executing and completing the Ballot or Master Ballot and returning it in the envelope provided to the Notice, Claims and Solicitation Agent by the Voting Deadline. Voting Instructions are attached to each Ballot and Master Ballot.

     To be counted as votes to accept or reject the Plan, all Ballots and Master Ballots, as applicable, must be properly executed, completed and delivered by using the return envelope provided by: (a) first class mail; (b) overnight courier; or (c) personal delivery, so that they are actually received no later than the Voting Deadline by the Notice, Claims and Solicitation Agent. The method of such delivery is at the election and risk of the voter. It is important to follow the specific instructions provided on each Ballot or Master Ballot. Ballots should be sent as indicated in the chart below.

BALLOTS

Ballots must be actually received by the Notice, Claims and Solicitation
Agent by the Voting Deadline by using the envelope provided, or by First
Class Mail, Overnight Courier or Personal Delivery to:
Lear Corporation Balloting Center
c/o Kurtzman Carson Consultants LLC
2335 Alaska Avenue
El Segundo, CA 90245

MASTER BALLOTS

Master Ballots must be actually received by the Notice, Claims and
Solicitation Agent by the Voting Deadline by using the envelope provided, or by First Class Mail, Overnight Courier or Personal Delivery
to:
Lear Corporation Balloting Center
c/o Kurtzman Carson Consultants LLC
1230 Avenue of Americas, 7th Floor
New York, NY 10020
If you have any questions on the procedures for voting on the Plan, please call the Notice, Claims and Solicitation Agent at the following telephone number:
(866) 927-7093
     Except as expressly provided in the Solicitation Procedures, the following Ballots and Master Ballots will not be counted in determining the acceptance or rejection of the Plan: (a) any Ballot or Master Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (b) any Ballot or Master Ballot cast by a party that does not hold a Claim in a Class that is entitled to vote on the Plan; (c) any unsigned Ballot or Master Ballot; (d) any Ballot or Master Ballot not marked to accept or reject the Plan or any Ballot marked both to accept and reject the Plan; and (e) any Ballot or Master Ballot submitted by any Entity not entitled to vote pursuant to the Solicitation Procedures.
     Each Holder of a Claim must vote all of its claims within a particular Plan Class either to accept or reject the Plan and may not split its votes. Additionally, by signing and returning a Ballot, each Holder of an Allowed Claim in Classes 3A, 5A, and 6A will be certifying to the Bankruptcy Court and the Debtors that, among other things,
•	the Holder has received and reviewed a copy of this Disclosure Statement and Solicitation Package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

•	the Holder has cast the same vote with respect to all Claims in a single Class; and

•	no other Ballots with respect to the amount of the Claims have been cast or, if any other Ballots have been cast with respect to such Claims, then any such earlier Ballots are thereby revoked;

     The assignee of any transferred or assigned Claim will be permitted to vote such Claim only if the transfer or assignment has been fully effectuated pursuant to the procedures dictated by Bankruptcy Rule 3001(e) and such transfer is reflected on the Claims Register on or before the Voting Record Date.
     2. Establishing Claim Amounts
     In tabulating votes, the following hierarchy will be used to determine the amount of the Claim or Interest associated with each vote:
•	the amount of the Claim settled and/or agreed upon by the Debtors, as reflected in a court pleading, stipulation, agreement or other document Filed with the Bankruptcy Court, in an order of the Bankruptcy Court or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court;

•	the amount of the Claim Allowed (temporarily or otherwise) pursuant to a Resolution Event in accordance with the Solicitation Procedures;

•	the amount of the Claim contained in a Proof of Claim that has been timely Filed by the applicable claims bar date (or deemed timely Filed by the Bankruptcy Court under applicable law) except for any amounts in such Proofs of Claim asserted on account of any interest accrued after the Petition Date; provided that Ballots cast by Holders whose Claims are not listed in the Schedules, but that timely File a Proof of Claim in an unliquidated or unknown amount that are not the subject of an objection, will count for satisfying the numerosity requirement of section 1126(c) of the Bankruptcy Code and will count as Ballots for Claims in the amount of $1.00 solely for the purposes of satisfying the dollar amount provisions of section 1126(c) of the Bankruptcy Code; provided, further, that to the extent the amount of the Claim contained in the Proof of Claim is different from the amount of the Claim set forth in a document Filed with the Bankruptcy Court as referenced in the Solicitation Procedures, the amount of the Claim in the document Filed with the Bankruptcy Court will supersede the amount of the Claim set forth on the respective Proof of Claim;

•	the amount of the Claim listed in the Schedules; provided, that such Claim is not listed in the Schedules as contingent, unliquidated or disputed, or any combination thereof, and has not been paid; and

•	in the absence of any of the foregoing, zero.
     The amount of the Claim or Interest established herein shall control for voting purposes only and shall not constitute the Allowed amount of any Claim or Interest. Moreover, any amounts filled in on Ballots by the Debtors through the Notice, Claims and Solicitation Agent are not binding for any purpose, including for purposes of voting and distribution.
     3. Voting Tabulation
     To ensure that a vote is counted, the Holder of a Claim or Interest should: (a) complete a Ballot; (b) indicate the Holder’s decision either to accept or reject the Plan in the boxes provided in the Ballot; and (c) sign and timely return the Ballot to the address set forth on the enclosed prepaid envelope by the Voting Deadline.
     The Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim. Only Holders of Allowed Claims in the Voting Classes shall be entitled to vote with regard to such Claims.
     Ballots received after the Voting Deadline may not be counted. The method of delivery of the Ballots to be sent to the Notice, Claims and Solicitation Agent is at the election and risk of each Holder of a Claim. Except as otherwise provided in the Solicitation Procedures, a Ballot will be deemed delivered only when the Notice, Claims and Solicitation Agent actually receives the original executed Ballot. Delivery of a Ballot to the Notice, Claims and Solicitation Agent by facsimile, e-mail or any other electronic means will not be accepted. No Ballot should be sent to any of the Debtors, the Debtors’ agents (other than the Notice, Claims and Solicitation Agent), any indenture trustee (unless specifically instructed to do so), or the Debtors’ financial or legal advisors. The Debtors expressly reserve the right to amend, from time to time, the terms of the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code, the terms of the Plan regarding modifications and the Plan Support Agreements). The Bankruptcy Code requires the Debtors to disseminate additional solicitation materials if the Debtors make material changes to the terms of the Plan or if the Debtors waive a material condition to Plan Confirmation. In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.
     If multiple Ballots are received from the same Holder with respect to the same Claim prior to the Voting Deadline, the last Ballot timely received will be deemed to reflect that voter’s intent and will supersede and revoke any prior Ballot. Holders must vote all of their Claims within a particular Plan Class either to accept or reject the Plan and may not split their vote. Accordingly, a Ballot that partially rejects and partially accepts the Plan will not be counted. Further, to the extent there are multiple Claims within the same Class, the Debtors may, in their discretion, aggregate the Claims of any particular Holder within a Class for the purpose of counting votes.
     In the event a designation of lack of good faith is requested by a party-in-interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.
     Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification.
     The Debtors will File with the Bankruptcy Court, on the Petition Date, or as soon as practicable thereafter, the Voting Report. The Voting Report shall, among other things, delineate every Ballot that does not conform to the Voting Instructions or that contains any form of irregularity (each an “Irregular Ballot”) including, but not limited to, those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or electronic mail or damaged. The Voting Report also shall indicate the Debtors’ intentions with regard to such Irregular Ballots.
VIII. VALUATION ANALYSIS AND FINANCIAL PROJECTIONS
A. VALUATION OF THE REORGANIZED DEBTORS
     THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED DISTRIBUTABLE VALUE AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS. THE NEW EQUITY VALUE DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE NEW EQUITY VALUE.
     Each of the Consenting Lenders and Consenting Noteholders, working with their respective financial advisors, conducted extensive negotiations in the weeks leading up to the Petition Date. The Consenting Lenders and Consenting Noteholders represent in excess of 75 sophisticated financial institutions that are familiar with the Debtors’ operations and the automotive supplier industry. Further, the Debtors and their advisors provided substantial operational information to the Consenting Noteholders and Consenting Lenders, which informed the negotiations and provided the basis for the agreed valuation. For purposes of the Plan of Reorganization (assuming it is consummated) and this Disclosure Statement, the Debtors, the Consenting Lenders and the Consenting Noteholders have agreed upon a distributable value of the Reorganized Debtors, as of the Petition Date, of approximately $3.054 billion, implying a net equity value of approximately $1.909 billion. This agreed upon reorganization value is without prejudice to the rights of creditors and any party in interest, including the Debtors and the Reorganized Debtors (and shall not be deemed an admission by any such party) to assert that the distributable value is higher or lower than $3.054 billion in the event the Plan is not confirmed and consummated.

As of the Petition Date
Distributable Value[3]	$3.054 billion
Less: Post-Emergence Debt[4]	$1.145 billion
New Equity Value	$1.909 billion
B. FINANCIAL PROJECTIONS
     As further discussed in Article IX.B.2 of this Disclosure Statement, the Debtors believe the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors. In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors’ management has, through the development of financial projections for the years of 2009 through 2012 as attached hereto as Exhibit F (the “Financial Projections”), analyzed the Reorganized Debtors’ ability to meet their obligations under the Plan and to maintain sufficient liquidity and capital resources to conduct their businesses. In general, as illustrated by the Financial Projections, the Debtors believe that with a significantly de-leveraged capital structure, the Reorganized Debtors will be viable. The Debtors believe that the Reorganized Debtors will have sufficient liquidity to fund obligations as they arise, thereby maintaining value. Accordingly, the Debtors believe the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. The Debtors prepared the Financial Projections in good faith, based upon estimates and assumptions made by the Debtors’ management.
     The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk of inability to meet sales forecasts and higher reorganization expenses. Additionally, the estimates and assumptions in the Financial Projections, while considered reasonable by management, may not be realized, and are inherently subject to uncertainties and contingencies. They also are based on factors such as industry performance, general business, economic, competitive, regulatory, market, and financial conditions, all of which are difficult to predict and generally beyond the Debtors’ control. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the Financial Projections. No representations can be made as to the accuracy of the Financial Projections or the Reorganized Debtors’ ability to achieve the projected results. Therefore, the Financial Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur. The inclusion of the Financial Projections herein should not be regarded as an indication that the Debtors considered or consider the Financial Projections to reliably predict future performance. The Financial Projections are subjective in many respects, and thus are susceptible to interpretations and periodic revisions based on actual experience and recent developments. The Debtors do not intend to update or otherwise revise the Financial Projections to reflect the occurrence of future events, even in the event that assumptions underlying the Financial Projections are not borne out. The Financial Projections should be read in conjunction with the assumptions and qualifications set forth herein

[3]	Distributable Value represents the value used for purposes of determining equity distributions under the Plan to the Debtors’ creditors, which value was agreed upon in connection with the Plan Term Sheet.

[4]	Assumes Reorganized Lear does not have minimum liquidity (as such term is defined in the Plan Term Sheet) in excess of $1.0 billion on the Effective Date to prepay Series A Preferred Stock, New Term Loans or the Exit Facility. Other debt balance may be inconsistent with balance shown in Exhibit F hereto due to updated information pertaining primarily to indebtedness in foreign jurisdictions.

IX. CONFIRMATION PROCEDURES
A. CONFIRMATION HEARING
The Confirmation Hearing will commence on [November 2, 2009 at [ ___ ] a/p.m. prevailing Eastern Time].
The Plan Objection Deadline is [October 23, 2009 at 4:00 p.m. prevailing Eastern Time].
     All Plan Objections must be Filed with the Bankruptcy Court and served on the Debtors and certain other parties in accordance with the Disclosure Statement Order on or before the Plan Objection Deadline.
     The Debtors’ proposed schedule will provide Entities sufficient notice of the Plan Objection Deadline, which will be more than the 25 days required by Bankruptcy Rule 2002(b). The Debtors believe that the Plan Objection Deadline will afford the Bankruptcy Court, the Debtors and other parties in interest reasonable time to consider the Plan Objections prior to the Confirmation Hearing.

THE BANKRUPTCY COURT WILL NOT CONSIDER PLAN OBJECTIONS UNLESS THEY ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER.
     Following this Disclosure Statement Hearing, the Debtors will publish the Solicitation Notice, which will contain, among other things, the Plan Objection Deadline, the Voting Deadline, and the date that the Confirmation Hearing is first scheduled, in the Wall Street Journal, USA Today, Globe and Mail (National Edition) and the Detroit Free Press to provide notification to those Entities that may not receive notice by mail, on a date no fewer than 15 calendar days prior to the Voting Deadline.
     Plan Objections must be served on all of the following parties:

Marc Kieselstein	Kristopher Hansen
Ryan Blaine Bennett	Sayan Bhattacharyya	Kenneth S. Ziman
Paul Wierbicki	Stroock & Stroock & Lavan LLP	Elisha D. Graff
KIRKLAND & ELLIS LLP	180 Maiden Lane	Simpson Thacher & Bartlett LLP
300 North LaSalle	New York, New York 10038-4982	425 Lexington Avenue
Chicago, Illinois 60654		New York, New York 10017-3954

Counsel to the Agent for the
	Counsel to the Noteholders Steering	Debtors’ Prepetition and
Counsel to the Debtors	Committee	Postpetition Secured Lenders

	Vito Genna	Paul K. Schwartzberg
	Clerk of the Bankruptcy Court	Office of the United States Trustee
Kenneth A. Rosen	One Bowling Green	for the Southern District
Sharon L. Levine;	New York, New York 10004-1408	of New York
S. Jason Teele		33 Whitehall Street, 21st Floor
Cassandra Porter		New York, New York 10004
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068

Counsel to the Committee	Bankruptcy Court Clerk	United States Trustee

B. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN
     At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (2) they have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and (3) the Plan has been proposed in good faith. Specifically, the Debtors believe that the Plan satisfies or will satisfy the applicable requirements, as follows:
•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as the Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment: (1) made before the Confirmation of the Plan is reasonable; or (2) subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation of the Plan.

•	Either each Holder of an Impaired Claim has accepted the Plan, or will receive or retain under the Plan on account of such Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code, including pursuant to section 1129(b) of the Bankruptcy Code for Equity Interests deemed to reject the Plan.

•	Each Class of Claims that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of such voting Class pursuant to section 1129(b) of the Bankruptcy Code.

•	Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•	At least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan unless such a liquidation or reorganization is proposed in the Plan.

•	The Debtors have paid the required filing fees pursuant to 28 U.S.C. § 1930 to the clerk of the Bankruptcy Court.

•	In addition to the filing fees paid to the clerk of the Bankruptcy Court, the Debtors will pay quarterly fees no later than the last day of the calendar month, following the calendar quarter for which the fee is owed in each of the Debtors’ Chapter 11 Cases for each quarter (including any fraction thereof), to the Office of the United States Trustee, until the case is converted or dismissed, whichever occurs first.
     1. Best Interests of Creditors Test/Liquidation Analysis
     Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an equity interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors liquidated under chapter 7 of the Bankruptcy Code. To make these findings, the bankruptcy court must: (a) estimate the cash liquidation proceeds that a chapter 7 trustee would generate if each of the debtor’s chapter 11 cases were converted to a chapter 7 case and the assets of such debtor’s estate were liquidated; (b) determine the liquidation distribution that each non-accepting holder of a claim or an equity interest would receive from such liquidation proceeds under the priority scheme dictated in chapter 7; and (c) compare such holder’s liquidation distribution to the distribution under the plan that such holder would receive if the plan were confirmed.
     In chapter 7 cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior class receiving any payments until all amounts due to senior classes have been paid fully or any such payment is provided for: (a) holders of secured claims (to the extent of the value of their collateral); (b) holders of priority claims; (c) holders of unsecured claims; (d) holders of debt expressly subordinated by its terms or by order of the bankruptcy court; and (e) holders of equity interests.
     As described in more detail in the Debtors’ liquidation analysis attached hereto as Exhibit E (the “Liquidation Analysis”), the Debtors believe that the value of any distributions if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code would be less than the value of distributions under the Plan because, among other reasons, distributions in chapter 7 cases may not occur for a longer period of time than distributions under the Plan, thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a significant period while the chapter 7 trustee and its advisors become knowledgeable about, among other things, the Chapter 11 Cases and the Claims against the Debtors. In addition, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale of the Debtors’ assets and the fees and expenses of a chapter 7 trustee would likely further reduce Cash available for distribution.
     2. Feasibility
     Section 1129(a)(11) of the Bankruptcy Code requires that the bankruptcy court find that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the reorganized debtors, unless the plan contemplates such liquidation. For purposes of demonstrating that the Plan meets this “feasibility” standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their businesses and developed a business plan and prepared the Financial Projections.
     The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. The Plan contemplates a plan in which all trade creditors will be paid in full, and the Debtors’ balance sheet will become materially deleveraged. In addition, the Debtors have already secured a commitment for an Exit Facility, and therefore sufficient funds will exist to make all payments required by the Plan.
     In general, as illustrated by the Financial Projections, the Debtors believe that with a significantly de-leveraged capital structure, the Debtors’ business will return to viability. The Debtors believe that Confirmation and Consummation is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.
     3. Acceptance by Impaired Classes
     The Bankruptcy Code requires, as a condition to confirmation, that, except as described in Article VIII.B.5 below, each class of claims or equity interests that is impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or the equity interest entitles the holder of such claim or equity interest;

(b) cures any default and reinstates the original terms of such obligation; or (c) provides that, on the consummation date, the holder of such claim or equity interest receives cash equal to the allowed amount of that claim or, with respect to any equity interest, any fixed liquidation preference to which the holder of such equity interest is entitled to any fixed price at which the debtor may redeem the security.
     Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance.
     The Claims in Classes 1A, 2A, 4A, 7A-2, 1B, 2B, 3B and 4B are not Impaired under the Plan, and, as a result, the Holders of such Claims are deemed to have accepted the Plan.
4.	The Voting Classes are Impaired under the Plan, and as a result, the Holders of Claims in such Classes are entitled to vote on the Plan.
     Pursuant to section 1129 of the Bankruptcy Code, the Holders of Claims in the Voting Classes must accept the Plan for the Plan to be confirmed without application of the “fair and equitable test” to such Classes, and without considering whether the Plan “discriminates unfairly” with respect to such Classes, as both standards are described herein. As stated above, Classes of Claims will have accepted the Plan if the Plan is accepted by at least two-thirds in amount and a majority in number of the Claims of each such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.
     5. Confirmation Without Acceptance by All Impaired Classes
     Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if impaired classes entitled to vote on the plan have not accepted it, provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, such plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.
          a. No Unfair Discrimination
     This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. Courts have also held that it is appropriate to classify unsecured creditors separately if the differences in classification are in the best interest of the creditors, foster reorganization efforts, do not violate the absolute priority rule, and do not needlessly increase the number of classes. Accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.
          b. Fair and Equitable Test
     This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to the dissenting class, the test sets different standards depending on the type of claims or equity interests in such class.
     Secured Claims: The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that: (1) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (2) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.
     Unsecured Claims: The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the following requirement that either: (1) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) the holder of any claim or any equity interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or junior equity interest any property.
     Equity Interests: The condition that a plan be “fair and equitable” to a non-accepting class of equity interests includes the requirements that either: (1) the plan provides that each holder of an equity interest in that class receives or retains under the plan on account of that equity interest property of a value, as of the effective date of the plan, equal to the greater of: (a) the allowed amount of any fixed liquidation preference to which such holder is entitled; (b) any fixed redemption price to which such holder is entitled; or (c) the value of such interest; or (2) if the class does not receive the amount as required under (1) hereof, no class of equity interests junior to the non-accepting class may receive a distribution under the plan.
     The Debtors will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Classes 8 and 9. The Debtors believe that the Plan may be confirmed on a nonconsensual basis (provided that at least one impaired Class of Claims votes to accept the Plan). To the extent that any of the Voting Classes vote to reject the Plan, the Debtors further reserve the right to seek (1) Confirmation of the Plan under section 1129(b) of the Bankruptcy Code and/or (2) alter, amend, modify, revoke or withdraw the Plan or any exhibit or schedule to the Plan, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.
     The votes of Holders of Class 7A-1 Equity Interests are not being solicited because, under Article III of the Plan, there will be no distribution to the Holders of Class 7A-1 Equity Interests. The members of Class 7A-1 have, therefore, conclusively been deemed to have rejected the Plan pursuant to section 1129(b) of the Bankruptcy Code. All Class 7A-1 Equity Interests will be deemed canceled and will be of no further force and effect, whether surrendered for cancellation or otherwise.
     Notwithstanding the deemed rejection by Classes 7A-1 or any Class that votes to reject the Plan, the Debtors believe that the Plan is structured such that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement.
C. CONTACT FOR MORE INFORMATION
     Any interested party desiring further information about the Plan could contact legal counsel to the Debtors, by: (a) writing to Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, Attention: Lear Corporation; or (b) calling Ryan Blaine Bennett at (312) 862-2000.
X. PLAN-RELATED RISK FACTORS AND ALTERNATIVES
TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS THAT ARE IMPAIRED SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.
A. GENERAL
     The following provides a summary of various important considerations and risk factors associated with the Plan. However, it is not exhaustive. In considering whether to vote for or against the Plan, Holders of Claims and Equity Interests that are Impaired should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced or incorporated by reference in this Disclosure Statement, including the various risks and other factors described in Lear’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2008, and Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2009, the entirety of which are publicly available at (a) the Debtors’ investor relations website, located at http://ir.lear.com and (b) the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system, located at http://www.sec.gov/edgar.shtml.5
B. CERTAIN BANKRUPTCY LAW CONSIDERATIONS
     1. Parties in Interest May Object to the Debtors’ Classification of Claims and Equity Interests
     Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Equity Interests, each encompassing Claims or Equity Interests, as applicable, that are substantially similar to the other Claims and Equity Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
     2. Failure to Satisfy Vote Requirement
     If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to accomplish an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan or would have the continued support of the Consenting Lenders and/or the Consenting Noteholders under the Plan Support Agreements.
     3. Debtors May Not Be Able to Secure Confirmation or Consummation of the Plan
     Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the bankruptcy court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.
     There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that this Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met.
     Confirmation of the Plan is also subject to certain conditions as described in ArticleVIII of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims would receive with respect to their Allowed Claims.
     The Debtors, subject to the terms and conditions of the Plan and the Plan Support Agreements, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in a less favorable treatment of any non-accepting Class, as well as of any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a

[5]	As a point of clarification with respect to the Debtors’ Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2009, which was filed with the Securities and Exchange Commission on August 13, 2009, the Debtors note that the reference to an implied trade value of $3.3 billion made regarding exercise of the Other General Unsecured Claims Warrants should rather properly refer to total distributable value of $3.3 billion.

distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.
     4. Nonconsensual Confirmation
     In the event that any impaired class of claims or equity interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm such a plan at the proponents’ request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion.
     5. Debtors May Object to the Amount or Classification of a Claim
     Except as otherwise provided in the Plan, the Debtors and the Reorganized Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.
     6. Risk of Not Obtaining Exit Financing
     The Plan is predicated, among other things, on obtaining the Exit Facility. Subject to certain conditions, including, among others, approval by the Bankruptcy Court and Confirmation of the Plan, the DIP Facility is convertible into the Exit Facility effective upon the occurrence of the Effective Date. There can be no assurance that the conditions precedent to conversion of the DIP Facility into the Exit Facility will be satisfied. Further, in the event such conditions fail to be satisfied, there can be no assurance that the Debtors will be able to obtain a replacement credit agreement for the Exit Facility.
     7. Risk of Non-Occurrence of the Effective Date
     Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing, or as to whether the Effective Date will, in fact, occur.
     8. Substantive Consolidation Risks
     The Plan is premised upon substantively consolidating certain of the Debtors as set forth in Article IV.A of the Plan for purposes associated with confirming and consummating the Plan, including but not limited to voting, Confirmation, distribution and streamlining the Debtors’ corporate structure to more properly reflect their operations. There can be no assurance, however, that: (a) the Bankruptcy Court will enter an order granting the Debtors’ motion for substantive consolidation contemplated by the Plan; or (b) the Bankruptcy Court will overrule any objection that a party in interest might have to such substantive consolidation.
     9. Contingencies Not to Affect Votes of Impaired Classes to Accept or Reject the Plan
     The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether or not the Debtors are consolidated and whether or not the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

C.	RISK FACTORS THAT MAY AFFECT THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN
1.	Debtors Cannot State with any Degree of Certainty What Recovery Will Be Available to Holders of Allowed Claims in Voting Classes
     No less than three unknown factors make certainty in creditor recoveries impossible. First, the Debtors cannot know with any certainty, at this time, (a) how much money will remain after paying all Allowed Claims that are senior to the Allowed Claims in Voting Classes because the majority of distributions will be made in stock , (b) the number or amount of Claims in Voting Classes that will ultimately be Allowed, or (c) the number or size of Claims senior to the Claims in the Voting Classes or unclassified Claims that will ultimately be Allowed.
2.	Actual Amounts of Allowed Claims May Differ from the Estimated Claims and Adversely Affect the Percentage Recovery on Unsecured Claims
     The Claims estimates set forth in Article VI above, “Summary of the Joint Plan,” are based on various assumptions. The actual amounts of Allowed Claims may differ significantly from those estimates should one or more underlying assumption prove to be incorrect. Such differences may adversely affect the percentage recovery to Holders of such Allowed Claims under the Plan. Additionally, the Debtors have made certain assumptions, as described in Article VI, which should be read carefully.
     3. Lender Plan Support Agreement May Terminate
     The Consenting Lenders have agreed to support the Plan; provided however, that certain conditions must be met, including, without limitation, that: (a) the Debtors use, to the extent not inconsistent with the fiduciary obligations of any of the Debtors or any of their respective subsidiaries under applicable law, commercially reasonable efforts to: (i) file this Disclosure Statement relating to the Plan and prosecute its approval by the Bankruptcy Court within the time periods specified in the Lender Plan Support Agreement; (ii) obtain from the Bankruptcy Court the Confirmation Order within the time periods specified in the Lender Plan Support Agreement, which Confirmation Order must be in form and substance reasonably satisfactory to the Administrative Agent and the Debtors and consistent in all material respects with the terms of the Lender Plan Support Agreement and the Plan Term Sheet; and (iii) effectuate and consummate the Plan within the time periods specified in the Lender Plan Support Agreement; and (b) an event giving rise to termination of the Lender Plan Support Agreement has not occurred (which events are set forth in the Lender Plan Support Agreement). To the extent that the terms or conditions of the Lender Plan Support Agreement are not satisfied, or to the extent events giving rise to termination of the Lender Plan Support Agreement occur, the Lender Plan Support Agreement may terminate prior to the Confirmation or Consummation of the Plan, which could result in the loss of support for the Plan by important creditor constituents. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.
     4. Noteholder Plan Support Agreement May Terminate
     The Consenting Noteholders have agreed to support the Plan; provided however, that certain conditions must be met, including, without limitation, that: (a) the Debtors use their reasonable best efforts to: (i) file this Disclosure Statement relating to the Plan and prosecute its approval by the Bankruptcy Court within the time periods specified in the Noteholder Plan Support Agreement; (ii) obtain from the Bankruptcy Court the Confirmation Order within the time periods specified in the Noteholder Plan Support Agreement, which Confirmation Order must be in form and substance reasonably satisfactory to the Requisite Participating Noteholders and the Debtors and materially consistent in all respects with the terms of the Noteholder Plan Support Agreement and the Plan; (iii) effectuate and consummate the Plan within the time periods specified in the Noteholder Plan Support Agreement; and (iv) continue payment of the fees and expenses of the Noteholder Steering Committee Advisors upon the terms of the engagement letters executed by the Company and each of the Noteholder Steering Committee Advisors and supporting an application by the Ad Hoc Group for reimbursement of fees and expenses of the Noteholder Steering Committee Advisors under section 503(b) of the Bankruptcy Code and payment of such fees and expenses pursuant to the Plan under section 1129(a)(4) of the Bankruptcy Code; and (b) an event giving rise to termination of the Noteholder Plan Support Agreement has not occurred (which events are set forth in the Noteholder Plan Support Agreement). To the extent that the terms or conditions of the Noteholder Plan Support Agreement are not satisfied, or to the extent events giving rise to termination of the Noteholder Plan Support Agreement occur, the Noteholder Plan Support Agreement may terminate prior to the Confirmation or Consummation of the Plan, which could result in the loss of support for the Plan by important creditor constituents. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.
5.	A Liquid Trading Market for the New Common Stock, Series A Preferred Stock and Warrants May Not Develop
     There can be no assurances that liquid trading markets for the New Common Stock, Series A Preferred Stock or Warrants will develop. The liquidity of any market for the New Common Stock, Series A Preferred Stock and Warrants will depend, among other things, upon the number of holders of New Common Stock, Series A Preferred Stock and Warrants, the Reorganized Debtors’ financial performance and the market for similar securities, none of which can be determined or predicted. Therefore, the Debtors cannot provide assurances that an active trading market will develop, or if a market develops, what the liquidity or pricing characteristics of that market will be. Further, the Debtors do not intend to register the Series A Preferred Stock.
6.	Reorganized Debtors May Not Be Able to Achieve Projected Financial Results or Meet Post-Reorganization Debt Obligations and Finance All Operating Expenses, Working Capital Needs and Capital Expenditures
     The Reorganized Debtors may not be able to meet their projected financial results or achieve projected revenues and cash flows that they have assumed in projecting future business prospects. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due or may not be able to meet their operational needs. Any one of these failures may preclude the Reorganized Debtors from, among other things: (a) enhancing their current customer offerings; (b) taking advantage of future opportunities; (c) growing their business; or (d) responding to competitive pressures. Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Reorganized Debtors to seek additional working capital. The Reorganized Debtors may not be able to obtain such working capital when it is required. Further, even if the Reorganized Debtors were able to obtain additional working capital, it may only be available on unreasonable terms. For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Reorganized Debtors. If any such required capital is obtained in the form of equity, the equity interests of the holders of the then-existing New Common Stock, Series A Preferred Stock and Warrants could be diluted. While the Debtors’ Financial Projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized Debtors, there is no guarantee that the Financial Projections will be realized.
7.	Estimated Valuation of the Reorganized Debtors and the New Common Stock and the Estimated Recoveries to Holders of Allowed Claims Are Not Intended to Represent the Private Sale Values of the New Common Stock
     The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private sale values of the Reorganized Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; and (e) the assumption that capital and equity markets remain consistent with current conditions.
8.	Small Number of Holders or Voting Blocks May Control the Reorganized Debtors
     Consummation of the Plan is likely to result in a small number of holders owning a significant percentage of the shares of outstanding New Common Stock. These holders may, among other things, exercise a controlling influence over the business and affairs of the Reorganized Debtors and have the power to elect directors and approve significant mergers, other material corporate transactions or the sale of all or substantially all of the assets of the Reorganized Debtors.
9.	Issuance of Equity Interests to Debtors’ Management Will Dilute the New Common Stock
     On the Effective Date, 10% of the New Common Stock, on a fully-diluted basis, will be reserved for issuance as grants of equity or equity-based awards, including but not limited to, restricted stock, restricted stock units or options or upon the exercise of options in connection with the Reorganized Debtors’ Management Equity Plan. At a minimum, 2.7% of the New Common Stock will be issued as of the Effective Date, and additional awards under the Reorganized Debtors’ Management Equity Plan may be granted shortly after the Effective Date, in the discretion of the New Board. If the New Board distributes such equity interests, or options to acquire such equity interests, to management or employees pursuant to the Reorganized Debtors’ Management Equity Plan, it is contemplated that such distributions will dilute the New Common Stock issued on account of Claims under the Plan and the ownership percentage represented by the New Common Stock distributed under the Plan.
10.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors
     Holders of Allowed Claims should carefully review Article XI herein, “Certain United States Federal Income Tax Consequences,” to determine how the tax implications of the Plan and these Chapter 11 Cases may adversely affect the Reorganized Debtors.
11.	Impact of Interest Rates
     Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtors’ assets. Specifically, decreases in interest rates will positively impact the value of the Debtors’ assets and the strengthening of the dollar will negatively impact the value of their net foreign assets.
D. RISK FACTORS THAT COULD NEGATIVELY IMPACT THE DEBTORS’ BUSINESS
1.	The Debtors filed voluntary petitions for relief under Chapter 11 in the Bankruptcy Court and are subject to the risks and uncertainties associated with the Chapter 11 Cases.
     For the duration of the Chapter 11 Cases, the Debtors’ operations and the Debtors’ ability to execute their business strategy will be subject to the risks and uncertainties associated with bankruptcy. These risks include:
•	the Debtors’ ability to comply with and operate under the terms of the DIP Facility and any cash management orders entered by the Bankruptcy Court from time to time;

•	the Debtors’ ability to obtain approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases from time to time;

•	the Debtors’ ability to obtain creditor and Bankruptcy Court approval for, and then to consummate a Plan to emerge from bankruptcy;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Plan Support Agreements;

•	the Debtors’ ability to obtain and maintain normal trade terms with suppliers and service providers and maintain contracts that are critical to their operations;

•	the Debtors’ ability to attract, motivate and retain key employees;

•	the Debtors’ ability to attract and retain customers; and

•	the Debtors’ ability to fund and execute their business plan.

     The Debtors will also be subject to risks and uncertainties with respect to the actions and decisions of the creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.
     These risks and uncertainties could affect the Debtors’ business and operations in various ways. For example, negative events or publicity associated with the Chapter 11 Cases could adversely affect the Debtors’ sales and relationships with their customers, as well as their suppliers and employees, which in turn could adversely affect the Debtors’ operations and financial condition. Also, pursuant to the Bankruptcy Code, the Debtors need approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit their ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot predict or quantify the ultimate impact that events occurring during the reorganization process will have on their business, financial condition and results of operations.
     As a result of the Chapter 11 Cases, the realization of assets and the satisfaction of liabilities are subject to uncertainty. While operating as debtors-in-possession, and subject to approval of the Bankruptcy Court, or otherwise as permitted in the normal course of business or Bankruptcy Court order, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities f or amounts other than those reflected in the condensed consolidated financial statements included in the Form 10-Q for the quarter ended July 4, 2009 that the Debtors filed on August 13, 2009. Further, a Plan could materially change the amounts and classifications of assets and liabilities reported in the historical consolidated financial statements. The historical consolidated financial statements do not include any adjustments to the reported amounts of assets or liabilities that might be necessary as a result of confirmation of a Plan.
2.	The DIP Facility includes financial and other covenants that impose substantial restrictions on the Debtors’ financial and business operations.
     The DIP Facility includes financial covenants that, among other things, require the Debtors to achieve a minimum amount of consolidated EBITDA (as defined in the DIP Facility) and maintain a minimum amount of liquidity. If the Debtors are unable to achieve the results that are contemplated in their business plan, they may fail to comply with these covenants.
     Furthermore, the DIP Facility contains limitations on the Debtors’ ability, among other things, to incur additional indebtedness, make capital expenditures, pay dividends, make investments (including acquisitions) or sell assets. If the Debtors fail to comply with the covenants in the DIP Facility and are unable to obtain a waiver or amendment of the DIP Facility, an event of default will occur thereunder. The DIP Facility contains other events of defaults customary for debtor-in-possession financings.
3.	The Debtors’ emergence from bankruptcy may potentially reduce or eliminate their tax attributes.
     As of December 31, 2008, the Company had an aggregate amount of net operating loss, capital loss and tax credit carryforwards (collectively, the “Tax Attributes”) in the United States of approximately $647 million, $43 million and $190 million, respectively. In connection with the Debtors’ emergence from Chapter 11, it is likely that the Tax Attributes will be significantly reduced due to the cancellation of indebtedness income, with any remaining Tax Attributes subject to limitation under Internal Revenue Code sections 382 and 383. A full valuation allowance has been recorded against the deferred tax assets related to these Tax Attributes in the condensed consolidated balance sheets for the quarterly period ended July 4, 2009.
4.	Continued Decline in the Production Levels of the Debtors’ Major Customers Could Reduce the Debtors’ Sales and Harm the Debtors’ Profitability
     Demand for the Debtors’ products is directly related to the automotive vehicle production of the Debtors’ major customers. Automotive sales and production can be affected by general economic or industry conditions, labor relations issues, fuel prices, regulatory requirements, government initiatives, trade agreements and other factors. Automotive industry conditions in North America and Europe have been and continue to be extremely challenging. In North America, the industry is characterized by significant overcapacity, fierce competition and rapidly declining sales. In Europe, the market structure is more fragmented with significant overcapacity and declining sales. The Debtors’ business in 2008 and 2009 has been severely affected by the turmoil in the global credit markets, significant reductions in new housing construction, volatile fuel prices and recessionary trends in the U.S. and global economies. These conditions had a dramatic impact on consumer vehicle demand in 2008, resulting in the lowest per capita sales rates in the United States in half a century and lower global automotive production following six years of steady growth. During the first six months of 2009, North American production levels declined by approximately 50%, and European production levels declined by approximately 32% from the comparable period in 2008.
     General Motors and Ford, the Debtors’ two largest customers, together accounted for approximately 37% of the Company’s net sales in 2008, excluding net sales to Saab and Volvo, which are affiliates of General Motors and Ford, respectively. These customers will continue to account for significant percentages of the Debtors’ net sales in 2009. Automotive production by General Motors and Ford has declined substantially in recent years and lower production levels have continued in 2009. In addition, the automotive operations of General Motors, Ford and Chrysler have experienced significant operating losses, and these automakers are continuing to restructure their North American operations, which could have a material adverse impact on the Debtors’ future operating results. On April 30, 2009, Chrysler filed for bankruptcy protection under Chapter 11 as part of a U.S. government supported plan of reorganization and announced that it would temporarily idle most of its plants until completion of its bankruptcy process. In June 2009, Chrysler announced its emergence from bankruptcy protection, the consummation of a new global strategic alliance with Fiat Group and Chrysler’s intent to resume production at certain of its North American assembly plants. In April 2009, General Motors announced an extended production shutdown in North America during the second quarter of 2009, and on June 1, 2009, General Motors and certain of its U.S. subsidiaries filed for bankruptcy protection under Chapter 11 as part of a U.S. government supported plan of reorganization. On July 10, 2009, General Motors sold substantially all of its assets to a new entity, General Motors Company, which is funded by the United States Department of the Treasury. General Motors Company will continue to operate certain of General Motors’ core brands. In light of these developments with respect to General Motors, Chrysler and Ford, as well as continued adverse industry conditions, production levels were significantly lower in the second quarter of 2009 and may continue to decline in the future.
     While the Debtors have been aggressively seeking to expand their business in the Asian market and with Asian automotive manufacturers worldwide to offset these declines, no assurances can be given as to how successful the Debtors will be in doing so. As a result, lower production levels by the Debtors’ major customers, particularly with respect to models for which the Debtors are a significant supplier, could materially reduce the Debtors’ sales and harm the Debtors’ profitability, thereby making it more difficult for the Debtors to make payments under the Debtors’ indebtedness or resulting in a decline in the value of the New Common Stock.
5.	The Financial Distress of Debtors’ Major Customers and Within the Supply Base Could Significantly Affect the Debtors’ Operating Performance
     During 2008, General Motors and Ford continued to significantly lower production levels on several of the Debtors’ key platforms, particularly SUVs and light truck platforms, in response to market demand. Lower production levels have continued during 2009. In addition, these customers are continuing to restructure their North American operations in an effort to improve profitability. Most other global automotive manufacturers are also experiencing lower demand and operating losses. In this environment, it is difficult to forecast future customer production schedules, the potential for labor disputes and the success or sustainability of any of the strategies undertaken by the Debtors’ major customers in response to the current industry environment. This environment has also resulted in additional pricing pressure on automotive suppliers, like the Debtors, to reduce the cost of the Debtors’ products, which would reduce the Debtors’ margins. In addition, cuts in production schedules are sometimes announced by the Debtors’ customers with little advance notice, making it difficult for the Debtors to respond with corresponding cost reductions.
     The automotive operations of both General Motors and Ford experienced significant operating losses, and both automakers are continuing to restructure their North American operations, which could have a material impact on the Debtors’ future operating results. Furthermore, as described above, both Chrysler and General Motors filed for bankruptcy protection under Chapter 11, as part of U.S. government supported plans of reorganization. Although Chrysler and General Motors Company have emerged from bankruptcy protection, the financial prospects of the major domestic automakers remain highly uncertain.

     The Debtors’ supply base has also been adversely affected by industry conditions. Lower production levels globally and increases in raw material, energy and commodity costs during 2008 resulted in severe financial distress among many companies within the automotive supply base. Several large automotive suppliers have filed for bankruptcy protection or ceased operations. Unfavorable industry conditions have also resulted in financial distress within the Debtors’ supply base and an increase in commercial disputes and the risk of supply disruption. In addition, the adverse industry environment has required the Debtors to provide financial support to distressed suppliers and to take other measures to ensure uninterrupted production. While the Debtors have developed and implemented strategies to mitigate these factors, the Debtors have offset only a portion of the adverse impact. The continuation or worsening of these industry conditions would adversely affect the Debtors’ profitability, operating results and cash flow, thereby making it more difficult for the Debtors to make payments under the Debtors’ indebtedness or resulting in a decline in the value of the New Common Stock.
     Given industry conditions, the financial prospects of many companies within the Debtors’ supply base remain highly uncertain. In response to industry conditions, the Debtors elected to participate in the Auto Supplier Support Program established by the United States Department of the Treasury, under which eligible General Motors and Chrysler receivables owed to the Debtors were purchased, without recourse and at a discount, by certain special purpose entities affiliated with General Motors and Chrysler, and the payment of such receivables was guaranteed by the U.S. government. In the second quarter of 2009, Chrysler discontinued its participation in the Auto Supplier Support Program. In July 2009, the Debtors elected to discontinue their participation in General Motors’ Auto Supplier Support Program. The Debtors also participated in a similar program in Canada in the second quarter of 2009, under which the Canadian government guaranteed the payment of certain General Motors receivables. It is uncertain whether any additional government support will be made available directly to automotive suppliers and whether any such support will be made available on commercially acceptable terms.
6.	The Discontinuation of, the Loss of Business with respect to or a Lack of Commercial Success of a Particular Vehicle Model for which the Debtors are a Significant Supplier Could Reduce the Debtors’ Sales and Harm the Debtors’ Profitability
     Although the Debtors have purchase orders from many of their customers, these purchase orders generally provide for the supply of a customer’s annual requirements for a particular vehicle model and assembly plant, or in some cases, for the supply of a customer’s requirements for the life of a particular vehicle model, rather than for the purchase of a specific quantity of products. In addition, it is possible that customers could elect to manufacture components internally that are currently produced by outside suppliers, such as the Debtors. The discontinuation of, the loss of business with respect to or a lack of commercial success of a particular vehicle model for which the Debtors are a significant supplier could reduce the Debtors’ sales and harm the Debtors’ profitability, thereby making it more difficult for the Debtors to make payments under the Debtors’ indebtedness or resulting in a decline in the value of the New Common Stock.
7.	The Debtors’ Substantial International Operations Make Them Vulnerable to Risks Associated with Doing Business in Foreign Countries
     As a result of the Debtors’ global presence, a significant portion of the Debtors’ revenues and expenses are denominated in currencies other than the U.S. dollar. In addition, the Debtors have manufacturing and distribution facilities in many foreign countries, including countries in Europe, Central and South America, Africa and Asia. International operations are subject to certain risks inherent in doing business abroad, including:
•	exposure to local economic conditions;

•	expropriation and nationalization;

•	foreign exchange rate fluctuations and currency controls;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	investment restrictions or requirements;

•	export and import restrictions; and

•	increases in working capital requirements related to long supply chains.
     Expanding the Debtors’ business in Asia and enhancing the Debtors’ business relationships with Asian automotive manufacturers worldwide are important elements of the Debtors’ strategy. In addition, the Debtors’

strategy includes increasing their European market share and expanding the Debtors’ manufacturing operations in lower-cost regions. As a result, the Debtors’ exposure to the risks described above is substantial. The likelihood of such occurrences and their potential effect on the Debtors vary from country to country and are unpredictable. However, any such occurrences could be harmful to the Debtors’ business and the Debtors’ profitability, thereby making it more difficult for the Debtors to make payments under the Debtors’ indebtedness or resulting in a decline in the value of the New Common Stock.
8.	High Raw Material Costs Could Continue to have a Significant Adverse Impact on the Debtors’ Profitability
     Unprecedented increases in raw material, energy and commodity costs had a material adverse impact on the Debtors’ operating results at various times since 2005. These costs have been extremely volatile over the past several years and were significantly higher throughout much of 2008. While the Debtors developed and implemented strategies to mitigate or partially offset the impact of higher raw material, energy and commodity costs, these strategies, together with commercial negotiations with the Debtors’ customers and suppliers, typically offset only a portion of the adverse impact. Although raw material, energy and commodity costs have moderated in 2009, these costs remain volatile and could continue to have an adverse impact on the Debtors’ operating results in the future. In addition, no assurances can be given that cost increases will not have a larger adverse impact on the Debtors’ profitability and financial position than currently anticipated.
9.	A Significant Labor Dispute Involving the Debtors or One or More of the Debtors’ Customers or Suppliers or that Could Otherwise Affect the Debtors’ Operations Could Reduce the Debtors’ Sales and Harm the Debtors’ Profitability
     Most of the Debtors’ employees and a substantial number of the employees of the Debtors’ largest customers and suppliers are members of industrial trade unions and are employed under the terms of collective bargaining agreements. Virtually all of the Debtors’ unionized facilities in the United States and Canada have a separate agreement with the union that represents the workers at such facilities, with each such agreement having an expiration date that is independent of other collective bargaining agreements. The Debtors have collective bargaining agreements covering approximately 55,000 employees globally. Within the United States and Canada, contracts covering 38% of the Debtors’ unionized workforce are scheduled to expire during 2009. A labor dispute involving the Debtors or one or more of the Debtors’ customers or suppliers or that could otherwise affect the Debtors’ operations could reduce the Debtors’ sales and harm the Debtors’ profitability, thereby making it more difficult for the Debtors to make payments under the Debtors’ indebtedness or resulting in a decline in the value of the New Common Stock. A labor dispute involving another supplier to the Debtors’ customers that results in a slowdown or closure of the Debtors’ customers’ assembly plants where the Debtors’ products are included in assembled vehicles also could have a material adverse effect on the Debtors’ business. In addition, the inability by the Debtors or any of the Debtors’ suppliers, the Debtors’ customers or the Debtors’ customers’ other suppliers to negotiate an extension of a collective bargaining agreement upon its expiration could reduce the Debtors’ sales and harm the Debtors’ profitability. Significant increases in labor costs as a result of the renegotiation of collective bargaining agreements could also be harmful to the Debtors’ business and their profitability.
10.	Adverse Developments Affecting One or More of the Debtors’ Major Suppliers Could Harm the Debtors’ Profitability
     The Debtors obtain components and other products and services from numerous tier II automotive suppliers and other vendors throughout the world. In certain instances, it would be difficult and expensive for the Debtors to change suppliers of products and services that are critical to the Debtors’ business. In addition, the Debtors’ customers designate many of the Debtors’ suppliers, and as a result, the Debtors do not always have the ability to change suppliers. With the continued decline in the automotive production of the Debtors’ key customers and substantial and continuing pressures to reduce costs, certain of the Debtors’ suppliers have experienced, or may experience, financial difficulties. Any significant disruption in the Debtors’ supplier relationships, including relationships with certain sole-source suppliers, could harm the Debtors’ profitability, thereby making it more difficult for the Debtors to make payments under the Debtors’ indebtedness or resulting in a decline in the value of the New Common Stock.

     11. Potential for the Loss of Key Members of the Executive Management Team
     The Debtors are highly dependent on the efforts and performance of their executive management team. If the Debtors were to lose key members of this team, the Debtors’ business, financial condition, liquidity and results of operations could be adversely affected.
12.	Significant Changes in Discount Rates, the Actual Investment Return on Pension Assets and other Factors Could Affect Debtors’ Earnings, Equity and Pension Contributions
     The Debtors’ earnings may be positively or negatively impacted by the amount of income or expense recorded for the Debtors’ qualified pension plans. Accounting principles generally accepted in the United States (“GAAP”) require that income or expense for the pension plans be calculated at the annual measurement date using actuarial assumptions and calculations. These calculations reflect certain assumptions, the most significant of which relate to the capital markets, interest rates and other economic conditions. Changes in key economic indicators can change the assumptions. These assumptions, along with the actual value of assets at the measurement date, will impact the calculation of pension expense for the year. Although GAAP expense and pension contributions are not directly related, the key economic indicators that affect GAAP expense also affect the amount of cash that the Debtors would contribute to the pension plans. As a result of current economic instability, the investment portfolio of the pension plans has experienced volatility and a decline in fair value. Because the values of these pension plan assets have and will fluctuate in response to changing market conditions, the amount of gains or losses that will be recognized in subsequent periods, the impact on the funded status of the pension plans and the future minimum required contributions, if any, could have a material adverse effect on the Debtors’ liquidity, financial condition and results of operations, but such impact cannot be determined at this time.
13.	Impairment Charges Relating to the Debtors’ Goodwill and Long-Lived Assets may have a Material Adverse Effect on the Debtors’ Earnings and Results of Operations
     The Debtors regularly monitor their goodwill and long-lived assets for impairment indicators. In conducting the goodwill impairment testing, the Debtors compare the fair value of each of their reporting units to the related net book value. In conducting the impairment analysis of long-lived assets, the Debtors compare the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. Changes in economic or operating conditions impacting the Debtors’ estimates and assumptions could result in the impairment of the Debtors’ goodwill or long-lived assets. In the event that the Debtors determine their goodwill or long-lived assets are impaired, the Debtors may be required to record a significant charge to earnings in their financial statements that would have a material adverse effect on the Debtors’ results of operations.
14.	The Debtors’ Failure to Execute Their Strategic Objectives Would Negatively Impact the Debtors’ Business
     The Debtors’ financial performance and profitability depend in part on the Debtors’ ability to successfully execute the Debtors’ strategic objectives. The Debtors’ corporate strategy involves, among other things, leveraging the Debtors’ core product lines, investing in strategic growth initiatives and restructuring actions, strengthening the Debtors’ electrical and electronic business and expanding in Asia and with Asian manufacturers worldwide. Various factors, including the Debtors’ financial leverage, adverse industry conditions and the other matters described in Lear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “— Forward-Looking Statements,” and Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2009 under Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could adversely impact the Debtors’ ability to execute their corporate strategy. There also can be no assurance that, even if implemented, the Debtors’ strategic objectives will be successful.
15.	A Significant Product Liability Lawsuit, Warranty Claim or Product Recall Involving the Debtors or One of the Debtors’ Major Customers Could Harm the Debtors’ Profitability
     In the event that the Debtors’ products fail to perform as expected and such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, the Debtors may be subject to product liability lawsuits and other claims. In addition, the Debtors are a party to warranty-sharing and other agreements with certain of the Debtors’ customers related to the Debtors’ products. These customers may pursue claims against the Debtors for contribution of all or a portion of the costs associated with product liability and warranty claims, recalls or other corrective actions involving the Debtors’ products. The Debtors carry insurance for certain product liability claims, but such coverage may be limited. The Debtors do not maintain insurance for product warranty or recall matters. These types of claims could significantly harm the Debtors’ profitability, thereby making it more difficult for the Debtors to make payments under the Debtors’ indebtedness or resulting in a decline in the value of the New Common Stock.
16.	The Debtors are Involved from Time to Time in Legal Proceedings and Commercial or Contractual Disputes, which Could Have an Adverse Impact on the Debtors’ Profitability and Financial Position
     The Debtors are involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including disputes with the Debtors’ suppliers, competitors or customers, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters. No assurances can be given that such proceedings and claims will not have a material adverse impact on the Debtors’ profitability and financial position.
E. RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS
1.	Financial Information Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed
     The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.
2.	Financial Projections and Other Forward Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary
     This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtors’ operations, including the Financial Projections, that are, by their nature, forward looking, and which projections are necessarily based on certain assumptions and estimates. Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future experiences of the Reorganized Debtors may turn out to be different from the Financial Projections. The Financial Projections do not reflect emergence adjustments including the impact of generally accepted “fresh start” accounting.
     Specifically, the projected financial results contained in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize, including, without limitation, assumptions concerning: (a) the potential adverse impacts of the filing of the Chapter 11 Cases on the Debtors’ business, financial condition or results of operations, including the Debtors’ ability to maintain contracts, trade credit and other customer and vendor relationships that are critical to their business and the actions and decisions of their creditors and other third parties with interests in the Chapter 11 proceedings; (b) the Debtors’ ability to obtain approval of Bankruptcy Court with respect to motions in the Chapter 11 proceedings prosecuted from time to time and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans or upon which consummation of such plans may be conditioned; (c) the timing of confirmation and consummation of one or more plans of reorganization in accordance with its terms; (d) the occurrence of any event, change or other circumstance that could give rise to the termination of the Plan Support Agreements entered into with certain of the Prepetition Credit Agreement Lenders and holders of Unsecured Notes; (e) the anticipated future performance of reorganized Lear, including, without limitation, the Debtors’ ability to maintain or increase revenue and gross margins, control future operating expenses or make necessary capital expenditures; (f) general economic conditions in the markets in which the Debtors operate, including changes in interest rates or currency exchange rates; (g) the financial condition of the Debtors’ customers or suppliers; (h) changes in actual industry vehicle production levels from the Debtors’ current estimates; (i) fluctuations in the production of vehicles for which the Debtors are a supplier; (j) the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Debtors are a significant supplier, including further declines in sales of full-size pickup trucks and large sport utility vehicles; (k) disruptions in the relationships with the Debtors’ suppliers; (l) labor disputes involving the Debtors or their significant customers or suppliers or that otherwise affect the Debtors; (m) the Debtors’ ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; (n) the outcome of customer negotiations; (o) the impact and timing of program launch costs; (p) the costs, timing and success of restructuring actions; (q) increases in the Debtors’ warranty or product liability costs; (r) risks associated with conducting business in foreign countries; (s) competitive conditions impacting the Debtors’ key customers and suppliers; (t) the cost and availability of raw materials and energy; (u) the Debtors’ ability to mitigate increases in raw material, energy and commodity costs; (v) the outcome of legal or regulatory proceedings to which the Debtors are or may become parties; (w) unanticipated changes in cash flow, including the Debtors’ ability to align vendor payment terms with those of their customers; (x) further impairment charges initiated by adverse industry or market developments; (y) the impact and duration of domestic and foreign government initiatives designed to assist the automotive industry; and (z) other risks described from time to time in Lear’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Debtors’ success in implementing their operating strategy.
     Due to the inherent uncertainties associated with projecting financial results generally, the projections contained in this Disclosure Statement will not be considered assurances or guarantees of the amount of funds or the amount of Claims that may be Allowed in the various Classes. While the Debtors believe that the financial projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized.
F. DISCLOSURE STATEMENT DISCLAIMER
     1. Information Contained Herein Is for Soliciting Votes and Exercising Subscription Rights
     The information contained in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and may not be relied upon for any other purposes.
     2. This Disclosure Statement Was Not Approved by the Securities and Exchange Commission
     This Disclosure Statement was not filed with the Commission under the Securities Act or applicable state securities laws. Neither the Commission nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.
     3. Reliance on Exemptions from Registration Under the Securities Act
     This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure and is not necessarily in accordance with federal or state securities laws or other similar laws. The offer of New Common Stock, Series A Preferred Stock and Warrants to Holders of certain Classes of Claims has not been registered under the Securities Act or similar state securities or “blue sky” laws. To the maximum extent permitted by section 1145 of the Bankruptcy Code, the Securities Act and other applicable nonbankruptcy law, the issuance of the New Common Stock (including the shares reserved for issuance under the Key Management Incentive Plan and the Management Equity Plan), will be exempt from registration under the Securities Act by virtue of Section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act or Regulation D promulgated thereunder, Rule 701 of the Securities Act or a “no sale” under the Securities Act as described herein.

     4. This Disclosure Statement May Contain Forward Looking Statements
     This Disclosure Statement may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The liquidation analysis, distribution projections and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.
     5. No Legal or Tax Advice Is Provided to You by this Disclosure Statement
     This Disclosure Statement is not legal advice to you. The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each Holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Equity Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.
     6. No Admissions Made
     The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Equity Interest or any other parties in interest.
     7. Failure to Identify Litigation Claims or Projected Objections
     No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors may seek to investigate, File and prosecute Claims and Equity Interest and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or Objections to Claims.
     8. No Waiver of Right to Object or Right to Recover Transfers and Assets
     The vote by a Holder of an Allowed Claim for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors, the Reorganized Debtors or the Litigation Trust (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim, or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the Debtors or their respective Estates are specifically or generally identified herein.
     9. Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors
     Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.
     10. Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update
     The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this

Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.
     11. No Representations Outside this Disclosure Statement Are Authorized
     No representations concerning or relating to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel to the Debtors, the counsel to the Committee and the United States Trustee.
G. LIQUIDATION UNDER CHAPTER 7
     If no plan can be Confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and the Debtors’ Liquidation Analysis is described herein and attached hereto as Exhibit E.
XI. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following is a summary of certain United States federal income tax consequences of the Plan to the Debtors and certain Holders of Claims. This summary is based on the Internal Revenue Code, Treasury Regulations thereunder (“Treasury Regulations”) and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the Internal Revenue Service as to any of the tax consequences of the Plan discussed below. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences of the Plan described below.
     This summary does not apply to Holders of Claims that are not United States Persons (as such term is defined in the Internal Revenue Code) or that are otherwise subject to special treatment under United States federal income tax law (including, without limitation, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through Entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies, employees, persons who received their Claims or Interests pursuant to the exercise of an employee stock option or otherwise as compensation, persons holding Claims or Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction and regulated investment companies). The following discussion assumes that Holders of Allowed Claims hold such Claims as “capital assets” within the meaning of section 1221 of the Internal Revenue Code. Moreover, this summary does not purport to cover all aspects of United States federal income taxation that may apply to the Debtors and Holders of Allowed Claims based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under state, local or foreign tax law.
     ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

     INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE INTERNAL REVENUE CODE. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
A.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS
1.	Consequences to Holders of Allowed Class 3A Prepetition Credit Agreement Secured Claims and Class 5A Group A Debtors Other Unsecured Claims
     Pursuant to the Plan (a) Allowed Class 3A Claims will be exchanged for New Term Loans, Series A Preferred Stock, and New Common Stock and (b) Allowed Class 5A Claims will be exchanged for New Common Stock and Warrants. The United States federal income tax consequences to Holders of such Allowed Claims depend on whether: (a) the Allowed Claims are treated as “securities” of Lear for purposes of the reorganization provisions of the Internal Revenue Code; and (b) the Debtors’ restructuring qualifies as a tax-free reorganization.
     Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the term-length of a debt instrument at issuance is an important factor in determining whether such an instrument is a security for United States federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that such debt instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, without limitation: (a) the security for payment; (b) the creditworthiness of the obligor; (c) the subordination or lack thereof to other creditors; (d) the right to vote or otherwise participate in the management of the obligor; (e) convertibility of the instrument into an equity interest of the obligor; (f) whether payments of interest are fixed, variable or contingent; and (g) whether such payments are made on a current basis or accrued. This summary assumes that the New Term Loans are not securities. The Debtors intend to take the position that the Unsecured Notes constitute securities.
     To the extent that Allowed Claims are treated as Securities of Lear, then the exchange of such Allowed Claims so treated for New Term Loans, Series A Preferred Stock, New Common Stock and Warrants pursuant to the Plan should be treated as a recapitalization and, therefore, a tax-free reorganization. In such case, each Holder of such Allowed Claims should not recognize any gain or loss on the exchange, except that a Holder should recognize any gain (but not loss) on the exchange to the extent of the lesser of the amount of gain realized on the exchange (generally equal to the fair market value of all of the consideration received minus the Holder’s adjusted basis, if any, in the Allowed Claims) and the fair market value (as of the date they are distributed to the Holder) of the New Term Loans. Such gain should be capital in nature so long as the Allowed Claims are held as capital assets (subject to the “market discount” rules described below) and should be long-term capital gain if the Holder has a holding period for Allowed Claims of more than one year. To the extent that a portion of the consideration received in exchange for the Allowed Claims is allocable to Accrued but Untaxed Interest, the Holder may recognize ordinary income (as discussed in greater detail in Section X.A.3 herein, “Accrued but Untaxed Interest”).
     Such Holder should obtain a tax basis in the Series A Preferred Stock, New Common Stock and/or Warrants received equal to (1) the tax basis of the Allowed Claims surrendered, less (2) the basis of any New Term Loans received, plus (3) gain recognized (if any), and should have a holding period for the Series A Preferred Stock, New Common Stock and Warrants that includes the holding period for the Allowed Claims exchanged therefore. This tax basis will be allocated among the Series A Preferred Stock, New Common Stock and/or Warrants in proportion to the relative fair market values of such securities received. The tax basis of the New Term Loans should equal their fair market value (as of the date they are distributed to the Holder) and their holding period should begin on the date following the Effective Date, and the tax basis of any New Term Loans, Series A Preferred Stock, New Common Stock and Warrants (or portion thereof) treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such New Term Loans, Series A Preferred Stock, New Common Stock and Warrants (or portion thereof) should not include the holding period of the Allowed Claims exchanged therefor.
     To the extent that Allowed Claims are not treated as Securities of Lear, a Holder of such Allowed Claims will be treated as exchanging its Allowed Claims for New Term Loans, Series A Preferred Stock, New Common Stock and/or Warrants in a taxable exchange under section 1001 of the Internal Revenue Code. Accordingly, each Holder of such Allowed Claims should recognize capital gain or loss equal to the difference between: (1) the sum of (a) the fair market value of Series A Preferred Stock, New Common Stock and Warrants (as of the date the they are distributed to the Holder) received in exchange for the Allowed Claims and (b) the issue price of the New Term Loans (which, if neither such Allowed Claims nor the New Term Loans are “publicly traded” for United Stated federal income tax purposes, will equal the stated principal amount of the New Term Loans, or if either is publicly traded, will equal the fair market value of the New Term Loans (as of the date they are distributed to the Holder) (the “Issue Price”); and (2) the Holder’s adjusted basis, if any, in the Allowed Claims. Such gain or loss should be (subject to the “market discount” rules described below) long-term capital gain or loss if the Holder has a holding period for Allowed Claims of more than one year. The deductibility of capital losses is subject to limitations. To the extent that a portion of the consideration received in exchange for the Allowed Claims is allocable to Accrued but Untaxed Interest, the Holder may recognize ordinary income (as discussed in greater detail in Section X.A.3 herein, “Accrued but Untaxed Interest”). A Holder’s tax basis in the Series A Preferred Stock, New Common Stock and/or Warrants should equal their fair market value as of the date they are distributed to the Holder. A Holder’s tax basis in the New Term Loans should equal their fair market value as of the date they are distributed to the Holder if either the Allowed Claims or the New Term Loans are publicly traded, or, if neither the Allowed Claims nor the New Term Loans are publicly traded, the stated principal amount of the New Term Loans. A Holder’s holding period for New Term Loans, Series A Preferred Stock, New Common Stock and Warrants should begin on the day following the Effective Date.
     Interest payments and original issue discount, if any, on the New Term Loans will be taxable to Holders as ordinary income. Distributions, if any, on the Series A Preferred Stock and New Common Stock that are paid out of the current or accumulated earnings and profits (as defined for U.S. federal income tax purposes) of the Reorganized Debtors will generally be treated as dividends includible in income by the Holder when received or accrued in accordance with the Holder’s method of accounting for U.S. federal income tax purposes. To the extent, if any, that a Holder receives a distribution on its Series A Preferred Stock or New Common Stock and the amount of the distribution exceeds the Reorganized Debtors’ current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital reducing the Holder’s basis in such Series A Preferred Stock or New Common Stock. Any distribution in excess of the Holder’s basis in its Series A Preferred Stock or New Common Stock will be treated as capital gain. A sale, exchange or other disposition of the Series A Preferred Stock or New Common Stock generally will result in taxable gain or loss to the Holder equal to the difference between the amount received and the Holder’s adjusted tax basis in such Series A Preferred Stock or New Common Stock. Such gain or loss generally will be capital gain or loss (with certain exceptions to the extent that a Holder previously claimed a bad debt deduction or recognized an ordinary loss with respect to such Holder’s Allowed Claims) and will be long-term capital gain or loss if the holding period for such Series A Preferred Stock or New Common Stock exceeds one year at the time (subject to the “market discount” rules described below).
     While not free from doubt, the exercise of Warrants by a Holder of such Warrants should not give rise to taxable gain or loss. The holding period of the New Common Stock acquired upon exercise of the Warrants should begin on the date of such exercise, and should not include the period during which such Warrants were held. The holder’s tax basis in the New Common Stock acquired upon exercise should include the holder’s tax basis in the Warrants increased by the amount paid upon exercise. In the event that a Holder sells its Warrants in a taxable transaction, the Holder will recognize gain or loss upon such sale in an amount equal to the difference between the amount realized upon such sale and the Holder’s tax basis in the Warrants. Such gain or loss shall be treated as gain or loss from the sale or exchange of property which has the same character as the New Common Stock to which the Warrants relate would have had in the hands of the Holder if such stock had been acquired by the Holder upon exercise. If such sale gives rise to capital gain or loss to the Holder, such gain or loss shall be long-term or short-term in character based upon the length of time such Holder has held his or her Warrants.

     If Warrants held by a Holder expire unexercised, such Warrants should be deemed to have been sold or exchanged on the day of expiration. Such expiration should therefore in most cases give rise to a loss, unless such Holder shall have previously claimed a deduction for the worthlessness of such Warrants in a previous taxable period.
     The rules applicable to the treatment of warrants are complex, particularly in the context of warrants acquired in a complex transaction such as this one. Holders of Warrants are urged to consult their tax advisors to review and determine the tax consequences associated with the receipt, ownership and disposition of such Warrants.
     2. Consequences to Holders of Allowed Class 1A, 1B, 2A, 2B, 3B, 4A and 6A Claims
     Pursuant to the Plan, Allowed Class 1A, 1B, 2A, 2B, 3B, 4A and 6A Claims will be exchanged for Cash or, in the case of certain Secured Claims, the collateral securing such Claims. A Holder who receives Cash or collateral should recognize capital gain or loss equal to the difference between (1) the amount of Cash and/or the fair market value of any collateral received that is not allocable to accrued interest and (2) the Holder’s tax basis in the Allowed Claims surrendered therefor by the Holder. Such gain or loss should be (subject to the “market discount” rules described below) long-term capital gain or loss if the Holder has a holding period for Allowed Claims of more than one year. To the extent that a portion of the Cash and/or collateral received in exchange for the Allowed Claims is allocable to Accrued but Untaxed Interest, the Holder may recognize ordinary income (as discussed in greater detail in Section X.A.3 herein, “Accrued but Untaxed Interest”).
     3. Accrued but Untaxed Interest
     A portion of the consideration received by Holders of Claims may be attributable to Accrued but Untaxed Interest on such Claims. Such amount should be taxable to that Holder as interest income if such accrued interest has not been previously included in the Holder’s gross income for United States federal income tax purposes. Conversely, Holders of Claims may be able to recognize a deductible loss to the extent any accrued interest on the Claims was previously included in the Holder’s gross income but was not paid in full by the Debtors.
     If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to Accrued but Untaxed Interest is unclear. Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for United States federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. The Internal Revenue Service could take the position that the consideration received by the Holder should be allocated in some way other than as provided in the Plan. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.
     4. Market Discount
     Holders who exchange Allowed Claims for New Term Loans, Series A Preferred Stock, New Common Stock and/or Warrants may be affected by the “market discount” provisions of sections 1276 through 1278 of the Internal Revenue Code. Under these provisions, some or all of the gain realized by a Holder may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued “market discount” on such Allowed Claims.
     In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is considered to be acquired with “market discount” as to that holder if the debt obligation’s stated redemption price at maturity (or revised issue price as defined in section 1278 of the Internal Revenue Code, in the case of a debt obligation issued with original issue discount) exceeds the tax basis of the debt obligation in the holder’s hands immediately after its acquisition. However, a debt obligation is not a “market discount bond” if the excess is less than a statutory de minimis amount (equal to 0.25% of the debt obligation’s stated redemption price at maturity or revised issue price, in the case of a debt obligation issued with original issue discount, multiplied by the number of complete years remaining until maturity at the time of the acquisition).

     Any gain recognized by a Holder on the taxable disposition of Allowed Claims (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Allowed Claims were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the Allowed Claims that were acquired with market discount are exchanged in a tax-free transaction for other property (as may occur here), any market discount that accrued on the Allowed Claims (i.e., up to the time of the exchange) but was not recognized by the Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of such accrued, but not recognized, market discount.
     5. Information Reporting and Backup Withholding
     In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder of a Claim may be subject to backup withholding (currently at a rate of 28%) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided, however, that the required information is timely provided to the Internal Revenue Service.
     The Debtors will, through the Distribution Agent, withhold all amounts required by law to be withheld from payments of interest. The Debtors will comply with all applicable reporting requirements of the Internal Revenue Service.
     THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.
B.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE REORGANIZED DEBTORS
     1. Cancellation of Debt and Reduction of Tax Attributes
     In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of Cash paid, and (y) the fair market value (or, in the case of the New Term Loans, the Issue Price) of any new consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange.
     A debtor will not, however, be required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to the rule discussed in the preceding sentence. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business and minimum tax credit carryovers; (c) capital loss carryovers; (d) tax basis in assets; and (e) foreign tax credit carryovers. A debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Internal Revenue Code. The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. Any excess COD Income over the amount of available tax attributes is not subject to United States federal income tax and has no other United States federal income tax impact.
     The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Under these regulations, the tax attributes of each member of an affiliated group of corporations that is excluding COD Income is first subject to reduction. To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor member’s excluded COD Income exceeds its tax attributes, the excess COD Income is applied to the reduction of certain remaining consolidated tax attributes of the affiliated group. Because the Plan provides that Holders of certain Allowed Claims will receive New Term Loans, Series A Preferred Stock, New Common Stock and Warrants, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend on the issue price of the New Term Loans, and fair market value of the Series A Preferred Stock, New Common Stock and Warrants exchanged therefor. This value cannot be known with certainty until after the Effective Date. However, as a result of Consummation, the Debtors expect that there will be material reductions in NOLs, NOL carryforwards and other tax attributes including the Reorganized Debtors’ tax basis in their assets.
     2. Limitation of NOL Carry Forwards and Other Tax Attributes
     The Reorganized Debtors may have NOL carryovers and other tax attributes at emergence. The amount of such NOL carryovers that will be available to the Reorganized Debtors at emergence is based on a number of factors and is impossible to calculate at this time. Some of the factors that will impact the amount of available NOLs include: (a) the amount of tax losses incurred by the Debtors in 2009; (b) the issue price of the New Term Loans, and value of the Series A Preferred Stock, New Common Stock and Warrants; and (c) the amount of COD Income incurred by the Debtors in connection with Consummation. The Debtors anticipate that subsequent utilization of any losses and NOL carryovers remaining and possibly certain other tax attributes may be restricted as a result of and upon Consummation.
     Following Consummation, the Debtors anticipate that any remaining NOL carryover, capital loss carryover, tax credit carryovers and, possibly, certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, the “Pre-Change Losses”) may be subject to limitation under sections 382 and 383 of the Internal Revenue Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions pursuant to the Plan.
     Under sections 382 and 383 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. As discussed in greater detail herein, the Debtors anticipate that the issuance of Series A Preferred Stock and the New Common Stock pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Debtors’ use of their NOL carryovers and other Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the Internal Revenue Code applies.
          a. General Section 382 Annual Limitation
     In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (1) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (2) the “long-term tax-exempt rate” (which is the highest of the adjusted Federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs). Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.
          b. Special Bankruptcy Exceptions
     An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan

(the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after Consummation, then the Reorganized Debtors’ Pre-Change Losses effectively would be eliminated in their entirety.
     Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under it the debtor corporation is not required to reduce their NOLs by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo a change of ownership within two years without triggering the elimination of its NOLs.
     While it is not certain, it is doubtful at this point that the Debtors will elect to utilize the 382(l)(5) Exception. In the event that the Debtors do not use the 382(l)(5) Exception, the Debtors expect that their use of any remaining NOLs after the Effective Date will be subject to limitation based on the rules discussed above, but taking into account the 382(l)(6) Exception. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the Internal Revenue Code were to occur after the Effective Date. With respect to any ownership change after the Effective Date, NOLs and other tax attributes attributable to the period prior to the Effective Date are treated as Pre-Change Losses for the latter ownership change as well, with the result that such NOLs will be subject to the smaller of the earlier annual limitation and any later annual limitations.
     3. Alternative Minimum Tax
     In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. For example, except for alternative tax NOLs generated in or deducted as carryforwards in taxable years ending in 2001 and 2002, which can offset 100% of a corporation’s AMTI, only 90% of a corporation’s AMTI may be offset by available alternative tax NOL carryforwards. The effect of this rule could cause Reorganized Lear Corporation to owe a modest amount of federal and state income tax on taxable income in future years even if NOL carryforwards are available to offset that taxable income. Additionally, under section 56(g)(4)(G) of the Internal Revenue Code, an ownership change (as discussed above) that occurs with respect to a corporation having a net unrealized built-in loss in its assets will cause, for AMT purposes, the adjusted basis of each asset of the corporation immediately after the ownership change to be equal to its proportionate share (determined on the basis of respective fair market values) of the fair market value of the assets of the corporation, as determined under section 382(h) of the Internal Revenue Code, immediately before the ownership change, the effect of which may increase the amount of AMT owed by the Reorganized Debtors.
XII. GLOSSARY OF DEFINED TERMS
     For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, will include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document will be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed will mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (e) unless otherwise stated, the words ‘‘herein,’’ “hereof” and ‘‘hereto’’ refer to this Disclosure Statement in its entirety rather than to a particular portion of this Disclosure Statement; (f) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules will have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.
     Unless the context otherwise requires, the following terms will have the following meanings when used in capitalized form herein:
     “2013 and 2016 Indenture” means that certain Indenture dated as of November 24, 2006 among Lear Corporation, as issuer, certain Affiliates of Lear Corporation, as guarantors, and the 2013 and 2016 Notes Trustee, as amended, supplemented or otherwise modified from time to time through the Petition Date.
     “2013 and 2016 Notes” means the unsecured 8.5% senior notes due 2013 and/or the unsecured 8.75% senior notes due 2016 issued pursuant to the 2013 and 2016 Indenture.
     “2013 and 2016 Notes Trustee” means The Bank of New York Mellon Trust Company, National Association, or its successor.
     “2014 Indenture” means that certain indenture dated as of August 3, 2004 among Lear Corporation, as issuer, certain Affiliates of Lear Corporation, as guarantors, and the 2014 Notes Trustee, as amended, supplemented or otherwise modified from time to time through the Petition Date.
     “2014 Notes” means the unsecured 5.75% senior notes due 2014 issued pursuant to the 2014 Indenture.
     “2014 Notes Trustee” means The Bank of New York Mellon Trust Company, National Association, as a successor in interest to BNY Midwest Trust Company, N.A. or its successor.
     “382(l)(5) Exception” means 26 I.R.C. § 382(l)(5).
     “382(l)(6) Exception” means 26 I.R.C. § 382(l)(6).
     “Accrued but Untaxed Interest” means interest that has accumulated since principal investment or since the previous interest payment if there has been one already, that has not been paid or taxed.
     “Accrued Professional Compensation” means, at any given date, all accrued fees and reimbursable expenses (including success fees) for services rendered by all Retained Professionals in the Chapter 11 Cases through and including the such date, to the extent that such fees and expenses have not been previously paid and regardless of whether a fee application has been Filed for such fees and expenses. To the extent that there is a Final Order denying some or all of a Retained Professional’s fees or expenses, such denied amounts shall no longer be considered Accrued Professional Compensation.
     “Adequate Protection Claims” means rights to adequate protection arising under the DIP Order.
     “Administrative Claim” means a Claim (other than the Adequate Protection Claims and DIP Facility Claims) that has been timely filed, pursuant to the deadline and procedure set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court), for costs and expenses of administration under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, but not limited to: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Accrued Professional Compensation (to the extent Allowed by the Bankruptcy Court); and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930.
     “Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code.

     “Allowed” means with respect to Claims: (a) any Claim, proof of which is timely Filed by the applicable Claims Bar Date (or that by the Bankruptcy Code or Final Order is not or shall not be required to be Filed); (b) any Claim that is listed in the Schedules as of the Effective Date as not disputed, not contingent, and not unliquidated, and for which no Proof of Claim has been timely Filed; or (c) any Claim allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided, however, that with respect to any Claim described in clauses (a) or (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to any such Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court or such an objection is so interposed and the Claim shall have been Allowed by a Final Order; provided further, however, that the Claims described in clauses (a), (b) and (c) above shall not include any Claim on account of a right, option, warrant, right to convert, or other right to purchase an Equity Interest. Except as otherwise specified in the Plan or an order of the Bankruptcy Court or with respect to Priority Tax Claims, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. Any Claim that has been or is hereafter listed in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim has been timely Filed, is not considered Allowed and shall be expunged without further action and without any further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, the Prepetition Credit Agreement Secured Claims and the Prepetition Credit Agreement Deficiency Claims shall be deemed Allowed in the amounts of the Prepetition Credit Agreement Secured Claims and the Prepetition Credit Agreement Deficiency Claims, respectively.
     “Alternative Proposal” has the meaning set forth in each of the Plan Support Agreements.
     “AMT” means alternative minimum tax.
     “AMTI” means alternative minimum taxable income.
     “Amended and Restated Bylaws” means the bylaws of Reorganized Lear Corporation substantially in the form of those attached to the Plan Supplement.
     “Amended and Restated Certificate of Incorporation” means the certificate of incorporation of Reorganized Lear Corporation substantially in the form of that attached to the Plan Supplement.
     “Avoidance Actions” means any and all actual or potential claims or causes of action to avoid a transfer of property or an obligation incurred by the Debtors pursuant to sections 544, 547, 548, 550 and 551 of the Bankruptcy Code.
     “Ballot” means the ballots accompanying this Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.
     “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases.
     “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local and chambers rules of the Bankruptcy Court.
     “Baseline Liquidity Benefit” means a cumulative benefit to the Debtors’ liquidity of $134 million, arising on account of the Debtors’ forecasted improvement in terms with their trade vendors from December 31, 2009 to September 30, 2010.
     “Beneficial Holder” means a beneficial owner of publicly-traded Securities whose Claims have not been satisfied prior to the Voting Record Date pursuant to Bankruptcy Court order or otherwise, as reflected in the records maintained by the Nominees holding through the DTC or other relevant security depository and/or the applicable indenture trustee, as of the Voting Record Date.

     “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)).
     “Canadian Debtors” means Lear Canada, Lear Canada Investments Ltd. and Lear Corporation Canada Ltd.
     “Canadian Information Officer” means RSM Richter Inc., as information officer in the Canadian Proceedings, which provides the Ontario Superior Court of Justice (Commercial List) with updates on material activities in the Chapter 11 Cases.
     “Canadian Proceedings” means those proceedings commenced when the Canadian Debtors filed for creditor protection under the Companies’ Creditors Arrangement Act, as amended, in the Ontario Superior Court of Justice (Commercial List) on the Petition Date, administered under commercial court file number CV-09-00008269-00CL.
     “Canadian Recognition Order” means an order in the Canadian Proceedings recognizing and giving full effect to the Plan.
     “Case Website” means that certain website maintained by the Debtors’ Notice, Claims and Solicitation Agent, available at: www.kccllc.net/lear.
     “Cash” means legal tender of the United States of America or the equivalent thereof, including, without limitation, bank deposits, checks and Cash Equivalents.
     “Cash Equivalents” mean (a) securities issued or unconditionally guaranteed or insured by the United States Government, the Canadian Government, Japan or any member of the European Union or any other government approved by the Exit Facility Agent (which approval shall not be unreasonably withheld), (b) securities issued or unconditionally guaranteed or insured by any state of the United States of America or province of Canada or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition and having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits, certificates of deposit and bankers’ acceptances having maturities of not more than twelve months from the date of acquisition, in each case with any of the Exit Facility Lenders (or any affiliate of any thereof) or with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Japan, Canada or any member of the European Union or any U.S. branch of a foreign bank having at the date of acquisition capital and surplus of not less than $100,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by the parent corporation of any Exit Facility Lender and commercial paper rated, at the time of acquisition, at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and in either case maturing within twelve months after the date of acquisition, (e) deposits maintained with money market funds having total assets in excess of $300,000,000, (f) demand deposit accounts maintained in the ordinary course of business with banks or trust companies, (g) temporary deposits, of amounts received in the ordinary course of business pending disbursement of such amounts, in demand deposit accounts in banks outside the United States, (h) deposits in mutual funds which invest substantially all of their assets in preferred equities issued by U.S. corporations rated at least “AA” (or the equivalent thereof) by S&P; provided, that notwithstanding the foregoing, Cash Equivalents shall, in any event, include all Cash and cash equivalents as set forth in Reorganized Lear Corporation’s balance sheet prepared in accordance with GAAP, and (i) other investments requested by Reorganized Lear Corporation and approved by the Exit Facility Agent.
     “Causes of Action” means all claims, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including, but not limited to, all claims and any avoidance, recovery, subordination or other actions against insiders and/or any other entities under the Bankruptcy Code, including Avoidance Actions and all such matters set forth in Article IV. C and Article IV. R of the Plan) of any of the Debtors, the Debtors-in-Possession, and/or the Estates (including, but not limited to, those actions set forth in the Plan Supplement), whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date against any entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.
     “Certificate” means any instrument evidencing a Claim or an Interest.
     “Certificate of Designation” means the Certificate of Designation of the Series A Preferred Stock, the form of which is set forth in the Plan Supplement..
     “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case Filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.
     “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.
     “Claims Register” means the official register of Claims and Interests maintained by the Notice, Claims and Solicitation Agent.
     “Class” means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.
     “COD Income” means cancellation of debt income.
     “Commission” means the United States Securities and Exchange Commission.
     “Committee” means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 Cases on July 14, 2009, pursuant to section 1102 of the Bankruptcy Code.
     “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees and non-employee directors and the employees, former employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans, including the Employee-Related Programs and the Employment Agreements.
     “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.
     “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.
     “Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.
     “Confirmation Hearing Date” means [November 2, 2009 at [ ___ ] a/p.m. prevailing Eastern Time].
     “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
     “Consenting Holders” means, collectively, the Consenting Lenders and the Consenting Noteholders.
     “Consenting Lender” means those Holders of Prepetition Credit Agreement Secured Claims that are parties to the Lender Plan Support Agreement.
     “Consenting Noteholders” means those Holders of Unsecured Note Claims that are parties to the Noteholder Plan Support Agreement.

     “Consummation” means the occurrence of the Effective Date.
     “Contract/Lease Schedule Date” means September 11, 2009, the latest date by which the Debtors shall file their list of Executory Contracts and Unexpired Leases to be rejected filed pursuant to the Plan Supplement.
     “Convenience Claims” means general unsecured claims against the Group A Debtors (other than Prepetition Credit Agreement Deficiency Claims and Unsecured Note Claims) that otherwise would be classified in Class 5A, but, with respect to each such Claim, the aggregate amount of such Claim is equal or less than $10,000.
     “Cure” means the payment of Cash by the applicable Debtors, or the distribution of other property (as the applicable Debtors and the counterparty to the Executory Contract or Unexpired Lease may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract or Unexpired Lease of the Debtors and (b) permit the Debtors to assume such Executory Contract or Unexpired Lease under sections 365 and 1123 of the Bankruptcy Code.
     “Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor-in-possession in the Chapter 11 Cases.
     “Debtor Releasees” means, collectively, (a) all current and former officers, directors, members, managers, and employees of the Debtors; and (b) all attorneys, financial advisors, advisors, accountants, investment bankers, investment advisors, actuaries, professionals and affiliates of the Debtors, their subsidiaries, and each of their respective predecessors and successors in interest, and all of their respective current and former members (including ex officio members), managers, officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals and affiliates, each in their respective capacities as such; provided, however, that no Non-Released Party will be a Debtor Releasee.
     “Debtors” means, collectively, the Group A Debtors and the Group B Debtors.
     “Debtors-in-Possession” means, collectively, the Group A Debtors and the Group B Debtors as debtors-in-possession in the Chapter 11 Cases.
     “DIP Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent under the DIP Facility.
     “DIP Facility” means that certain $500,000,000 Credit and Guarantee Agreement, dated as of August 4, 2009, among Lear Corporation, as borrower, the Guarantors (as defined therein), the DIP Agent and the DIP Lenders, as may be amended, modified, ratified, extended, renewed, restated or replaced.
     “DIP Facility Claims” means any secured Claim held by the DIP Lenders and/or the DIP Agent arising under or related to the DIP Facility and the other Loan Documents (as defined therein).
     “DIP Facility Warrants” means the warrants to acquire New Common Stock, if any, issued to the DIP Lenders pursuant to Article II.B of the Plan, the terms of which are set forth in the DIP Facility Warrant Agreement.
     “DIP Facility Warrant Agreement” means that certain agreement providing for, among other things, the issuance of the DIP Facility Warrants, if any, pursuant to Article II.B of the Plan to the Holders of DIP Facility Claims, which shall be in the form and substance as set forth in the Plan Supplement.
     “DIP Lenders” means, collectively, the Lenders (as defined in the DIP Facility) party to the DIP Facility from time to time.
     “DIP Order” means the order entered by the Bankruptcy Court on August 4, 2009 authorizing and approving the DIP Facility.
     “Disclosure Statement” means this Disclosure Statement for the Plan, including, without limitation, all exhibits and schedules thereto, as amended, supplemented or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b) and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable law.

     “Disclosure Statement Hearing” means that certain hearing at which the Bankruptcy Court determined, among other things, this Disclosure Statement provides Holders of Impaired Claims entitled to vote to accept or reject the Plan with adequate information within the meaning of section 1125 of the Bankruptcy Code.
     “Disclosure Statement Order” means the Final Order, in the form and substance reasonably satisfactory to the Prepetition Administrative Agent, the DIP Agent and the Requisite Participating Noteholders: (a) Approving this Disclosure Statement; (b) Approving Certain Dates Related to Confirmation of the Plan; (c) Approving Certain Voting Procedures and the Form of Certain Documents to be Distributed in Connection with Solicitation of the Plan; and (d) Approving Proposed Voting and General Tabulation Procedures.
     “Disputed Claim” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.
     “Distribution Agent” means means the Entity or Entities chosen by the Reorganized Debtors to make or to facilitate distributions pursuant to the Plan, including the Reorganized Debtors or any Third Party Distribution Agent.
     “DTC” means the Depository Trust Company.
     “Effective Date” means the date selected by the Debtors that is a Business Day after the entry of the Confirmation Order on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions specified in Article VIII.B of the Plan have been (i) satisfied or (ii) waived pursuant to Article VIII.C of the Plan.
     “Employee-Related Programs” means those certain employee-related programs listed in the Plan Supplement.
     “Employment Agreements” means the employment agreements attached to the Plan Supplement.
     “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.
     “Equity Interest” means any issued, unissued, authorized or outstanding shares of common stock, preferred stock or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, together with any warrants, equity-based awards or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date, including Section 510(b) Claims; provided, however, that Equity Interest does not include any Intercompany Interest.
     “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
     “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., or any similar federal, state or local law.
     “Exculpated Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Debtor Releasees; (d) the Indenture Trustees; (e) the Third Party Releasees; (f) the Canadian Information Officer; (g) the Committee and the members thereof (in their capacities as such); and (h) all of the current and former members (including ex officio members), officers, directors, managers, employees, partners, attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, agents, affiliates and representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such); provided, however, that no Non-Released Party will be an Exculpated Party.
     “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

     “Exit Facility” means the Exit Financing Agreement to be executed on or before the Effective Date, including any agreements, amendments, supplements or documents related thereto.
     “Exit Facility Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent, or any other financial institution designated as “agent,” under the Exit Financing Agreement.
     “Exit Facility Lenders” means, collectively, the Lenders (as defined in the Exit Financing Agreement) party to the Exit Financing Agreement from time to time.
     “Exit Financing Agreement” means an agreement on account of (i) the three-year senior secured first lien term facility in an aggregate principal amount of up to $500 million between the DIP Lenders, Reorganized Lear Corporation, as borrower, and Reorganized Lear Corporation’s wholly owned domestic direct and indirect subsidiaries, as guarantors, substantially similar to the agreement attached as Exhibit I to the DIP Facility, or (ii) an alternative exit-financing facility provided that the DIP Facility is paid in full in Cash upon the Effective Date.
     “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court in the Chapter 11 Cases, or in the case of a Proof of Claim, to file with the Notice, Claims and Solicitation Agent.
     “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or has otherwise been dismissed with prejudice.
     “Financial Projections” means the business plan and prepared financial projections for the fiscal years 2009 through 2012, which are attached as Exhibit F.
     “First Day Motions” means those certain motions and applications Filed by the Debtors on the Petition Date.
     “First Day Orders” means those orders entered by the Bankruptcy Court approving the Debtors’ First Day Motions.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
     “General Unsecured Claims” means general unsecured Claims (a) directly relating to and arising solely from the receipt of goods and services by the Group B Debtors arising with and held by Persons with whom the Group B Debtors are conducting, and will continue to conduct, business as of the Petition Date, (b) Claims under Executory Contracts and Unexpired Leases rejected by the Group B Debtors, and (c) Claims arising from any litigation or other court, administrative or regulatory proceeding, including, without limitation, damages or judgments entered against, or settlements entered by, a Group B Debtor related thereto; provided that General Unsecured Claims shall not include Administrative Claims and Intercompany Claims.
     “Group A Debtors” means, collectively, Lear Corporation, Lear Canada, Lear Automotive Dearborn, Inc., Lear Corporation (Germany) Ltd., Lear Corporation EEDS and Interiors, Lear Operations Corporation and Lear Seating Holdings Corp. #50.
     “Group B Debtors” means, collectively, Lear #50 Holdings, LLC, Lear Argentine Holdings Corporation #2, Lear Automotive Manufacturing, LLC, Lear Canada Investments Ltd., Lear Corporation Canada Ltd., Lear Corporation Global Development, Inc., Lear EEDS Holdings, LLC, Lear European Operations Corporation, Lear Holdings, LLC, Lear Investments Company, LLC, Lear Mexican Holdings Corporation, Lear Mexican Holdings, LLC, Lear Mexican Seating Corporation, Lear South Africa Limited, Lear South American Holdings Corporation, Lear Trim L.P. and Renosol Seating, LLC.
     “Holder” means an Entity holding a Claim or Interest.
     “Impaired” means any Claim or Interest in an Impaired Class.

     “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.
     “Indemnification” means the indemnification provision set forth in Article IX. G of the Plan.
     “Indentures” means, collectively, the 2013 and 2016 Indenture, the Zero-Coupon Indenture and the 2014 Indenture.
     “Indenture Trustees” means, collectively, the 2013 and 2016 Notes Trustee, the Zero-Coupon Notes Trustee and the 2014 Notes Trustee.
     “Intercompany Claims” means, collectively, any Claim held by a Debtor against another Debtor or any Claim held by an Affiliate of a Debtor against a Debtor.
     “Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor or an Equity Interest in a Debtor held by an Affiliate of a Debtor. For the avoidance of doubt, an Intercompany Interest excludes any Equity Interest in Lear Corporation.
     “Interests” means, collectively, Equity Interest and Intercompany Interests.
     “Interim Compensation Order” means an order of the Bankruptcy Court allowing Retained Professionals to seek interim compensation in accordance with the procedures approved therein, as the same may be modified by a Bankruptcy Court order approving the retention of a specific Retained Professional or otherwise.
     “Irregular Ballot” means a Ballot that does not conform to the Voting Instructions or that contains any form of irregularity.
     “Key Management Incentive Plan” means the key management incentive plan approved by the Bankruptcy Court, the terms of which are described in this Disclosure Statement.
     “Lear” means Lear Corporation.
     “Lender Plan Support Agreement” means that plan support agreement dated July 6, 2009, between the Debtors and certain of the Holders of Prepetition Credit Agreement Secured Claims, as amended from time to time in accordance with the terms thereof.
     “Lien” means a lien defined in section 101(37) of the Bankruptcy Code.
     “Local Bankruptcy Rules” means the Local Bankruptcy Rules for the Southern District of New York.
     “Management Equity Plan” means the management equity plan for the benefit of certain continuing employees of the Reorganized Debtors and non-management members of the New Board, the terms of which are described in this Disclosure Statement.
     “Master Ballots” means the master ballots accompanying this Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.
     “Moody’s” means Moody’s Investors Service, Inc.
     “New Board” means the board of directors of Reorganized Lear Corporation.
     “New Common Stock” means newly-issued shares of common stock of Reorganized Lear Corporation.
     “New Term Loans” means the $600 million new term loans to be issued as of the Effective Date under the New Term Loans Agreement.

     “New Term Loans Agreement” means that $600 million second lien term loan agreement among Reorganized Lear Corporation, as borrower, Reorganized Lear Corporation’s domestic direct and indirect subsidiaries, as guarantors, and the Holders of Prepetition Credit Agreement Secured Claims substantially in the form of the agreement set forth in the Plan Supplement.
     “NOL” means net operating loss.
     “Nominee” means a bank, broker or other nominee in whose name Securities are transferred by agreement between such nominee and the Beneficial Holder.
     “Non-Released Parties” means those Entities identified in the Plan Supplement as Non-Released Parties.
     “Noteholder Plan Support Agreement” means that plan support agreement dated July 6, 2009 between the Debtors and certain of the Holders of Unsecured Note Claims, as amended from time to time in accordance with the terms thereof.
     “Noteholder Steering Committee” means that certain steering committee of noteholders holding Unsecured Note Claims represented by the Noteholder Steering Committee Advisors.
     “Noteholder Steering Committee Advisors” means Stroock & Stroock & Lavan, LLP, as counsel to the Noteholder Steering Committee, Moelis & Co., LLC, as financial advisor to the Noteholder Steering Committee and Goodmans, LLP as Canadian counsel to the Noteholder Steering Committee.
     “Noteholders” means Holders of Unsecured Note Claims.
     “Notice, Claims and Solicitation Agent” means Kurtzman Carson Consultants LLC, located at 2335 Alaska Avenue, El Segundo, California 90245, (888) 249-2792, retained as the Debtors’ notice, claims and solicitation agent.
     “Other General Unsecured Claims” means any unsecured Claim, other than Unsecured Ongoing Operations Claims or Convenience Claims, against one or more of the Group A Debtors including, but not limited to (a) the Unsecured Note Claims, (b) the Prepetition Credit Agreement Deficiency Claims, (c) Claims arising from the rejection of Unexpired Leases and Executory Contracts to which a Group A Debtor is a party, and (d) Claims arising from any litigation or other court, administrative or regulatory proceeding, including, without limitation, damages or judgments entered against, or settlements entered into by, a Group A Debtor related thereto.
     “Other General Unsecured Claims Distribution” means the Pro Rata distribution to the Holders of Other General Unsecured Claims consisting of the following:
a.	all shares of the New Common Stock issued as of the Effective Date that remain after giving effect to the distribution of the New Common Stock pursuant to the Prepetition Credit Agreement Secured Claims Distribution (subject to dilution from the Series A Preferred Stock, the Warrants and the Management Equity Plan); and

b.	Other General Unsecured Claims Warrants representing 15% of Reorganized Lear Corporation’s fully-diluted outstanding New Common Stock as of the Effective Date (subject to dilution from the Management Equity Plan).
     “Other General Unsecured Claims Warrant Agreement” means that certain agreement providing for, among other things, the issuance of the Other General Unsecured Claims Warrants to the Holders of Other General Unsecured Claims, which shall be in the form and substance as set forth in the Plan Supplement.
     “Other General Unsecured Claims Warrants” means the warrants to acquire New Common Stock issued to the Holders of Other General Unsecured Claims, the terms of which are set forth in the Other General Unsecured Claims Warrant Agreement.
     “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim.

     “Other Secured Claim” means any Secured Claim against the Debtors not specifically described herein; provided, however, that Other Secured Claims shall not include DIP Facility Claims.
     “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other Entity.
     “Petition Date” means July 7, 2009.
     “Plan” means this joint plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules or the terms thereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including, without limitation, all exhibits and schedules thereto and contained in the Plan Supplement.
     “Plan Objection” means those certain objections to the Confirmation of the Plan Filed with the Bankruptcy Court and served on the Debtors, and certain other parties, on or before Plan Objection Deadline, in accordance with the Disclosure Statement Order.
     “Plan Objection Deadline” means [October 23, 2009 at 4:00 p.m. prevailing Eastern Time].
     “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to be filed on the Plan Supplement Filing Date, as amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, comprising, without limitation, the following documents: (a) the form of the New Term Loans Agreement; (b) the form of the Exit Financing Agreement; (c) the form of the DIP Facility Warrant Agreement; (d) the form of the Other General Unsecured Claims Warrant Agreement; (e) the form of Certificate of Designation; (f) the list of the Employee-Related Programs; (g) copies of the Employment Agreements; (h) the list of Executory Contracts and Unexpired Leases to be rejected; (i) the list of Compensation and Benefits Programs to be rejected; (j) the Registration Rights Agreement; (k) the Amended and Restated Certificate of Incorporation; and (l) the Amended and Restated Bylaws; (m) a schedule of the Causes of action to be retained by the Reorganized Debtors; and (n) the identity of the members of the New Board; provided that notwithstanding anything to the contrary herein or otherwise, the list of Executory Contracts and Unexpired Leases to be rejected shall be filed on or before the Contract/Lease Schedule Date and shall not be modified after the Contract/Lease Schedule Date.
     “Plan Supplement Filing Date” means the date that is at least five (5) Business Days prior to the Voting Deadline.
     “Plan Support Agreements” means, collectively, the Noteholder Plan Support Agreement and the Lender Plan Support Agreement.
     “Plan Term Sheet” means that certain Restructuring Term Sheet attached as Exhibit 1 to each of the Plan Support Agreements.
     “Pre-Change Losses” means any remaining NOL and tax credit carryovers and, possibly certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date.
     “Prepetition Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent and collateral agent under the Prepetition Credit Agreement.
     “Prepetition Credit Agreement” means that certain Amended and Restated Credit and Guarantee Agreement dated as of April 25, 2006 among Lear Corporation, certain of its subsidiaries, the Prepetition Administrative Agent and other lenders party thereto, as amended.
     “Prepetition Credit Agreement Claims” means, collectively, the Prepetition Credit Agreement Secured Claims and the Prepetition Credit Agreement Deficiency Claims.

     “Prepetition Credit Agreement Deficiency Claims” means the unsecured Claims arising out of the Prepetition Credit Agreement in an aggregate Allowed amount equal to $737 million.
     “Prepetition Credit Agreement Lenders” means the lenders under the Prepetition Credit Agreement, as of the Petition Date, including holders of Swap Claims.
     “Prepetition Credit Agreement Secured Claims” means secured Claims arising out of the Prepetition Credit Agreement, including the Swap Claims, in an aggregate Allowed amount equal to $1.6 billion.
     “Prepetition Credit Agreement Secured Claims Distribution” means the distribution to the Holders of Prepetition Credit Agreement Secured Claims consisting of the following:
a.	the New Term Loans;

b.	all shares of the Series A Preferred Stock; and

c.	35.5% of the New Common Stock issued and outstanding on the Effective Date (subject to dilution from the Other General Unsecured Claims Warrants and the Management Equity Plan).
     “Prepetition Indebtedness” means the Debtors’ indebtedness under the Prepetition Secured Loan Documents.
     “Prepetition Secured Credit Facilities” means the Prepetition Secured Revolving Credit Facility and Prepetition Secured Term Facility provided under (a) the Prepetition Credit Agreement and (b) the other “Loan Documents” as defined therein.
     “Prepetition Secured Loan Documents” means the Prepetition Credit Agreement together with the other credit, guarantee and security agreements at any time executed and/or delivered in connection with or related to the Prepetition Credit Agreement (as all of the same have been amended, modified, restated, renewed, replaced and/or supplemented from time to time prior to the Petition Date).
     “Prepetition Secured Revolving Credit Facility” means a maximum revolving credit facility of $1.289 billion under the Prepetition Credit Agreement.
     “Prepetition Secured Term Facility” means a $1 billion term loan under the Prepetition Credit Agreement.
     “Prevalidated Ballot” means a Ballot returned to a Nominee by a Beneficial Holder that has been validated by a Nominee in a manner acceptable to the Notice, Claims and Solicitation Agent.
     “Priority Tax Claim” means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
     “Professional Compensation and Reimbursement Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.
     “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Reorganized Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid fees and expenses of Retained Professionals in the Chapter 11 Cases.
     “Professional Fee Reserve Amount” means the aggregate Accrued Professional Compensation through the Effective Date as estimated by the Retained Professionals in accordance with Article X.A.4 of the Plan.
     “Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

     “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion of a particular recovery that a Class is entitled to share with other Classes entitled to the same recovery under the Plan.
     “Registration Rights Agreement” means a registration rights agreement substantially in the form set forth in the Plan Supplement obligating Reorganized Lear Corporation to register for resale certain shares of New Common Stock under the Securities Act in accordance with the terms set forth in the registration rights agreement.
     “Releasing Parties” means, collectively, the Prepetition Administrative Agent, the Prepetition Credit Agreement Lenders, the Indenture Trustees, the DIP Agent, the DIP Lenders, the Canadian Information Officer, Holders of Unsecured Note Claims that voted to accept the Plan, the Committee and members thereof, the Noteholder Steering Committee, the non-Debtor parties to the Plan Support Agreements and all Holders of Claims or Equity Interests except any Holder of a Claim or Equity Interest: (a) that voted to reject the Plan; (b) that did not vote to accept the Plan but that timely elected on such Holder’s Ballot to not participate in the Third Party Release set forth in Article IX.E of the Plan; or (c) that is in a Class that is deemed to reject the Plan.
     “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.
     “Reorganized Lear Corporation” means Lear Corporation, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.
     “Requisite Participating Lenders” means those Prepetition Credit Agreement Lenders that are parties to the Lender Plan Support Agreement and that hold more than 66 2/3% of the dollar amount of the Prepetition Credit Agreement Claims held by such Prepetition Credit Agreement Lenders.
     “Requisite Participating Noteholders” means those Holders of Unsecured Noteholder Claims that are parties to the Noteholder Plan Support Agreement and that hold more than 66 2/3% of the dollar amount of the Unsecured Noteholder Claims held by such Holders of Unsecured Noteholder Claims.
     “Resolution Event” means one of the following events, taking place at least five business days before the Voting Deadline:
a.	an order of the Bankruptcy Court is entered allowing such Claim pursuant to section 502(b) of the Bankruptcy Code, after notice and a hearing;

b.	an order of the Bankruptcy Court is entered temporarily allowing such Claim for voting purposes only pursuant to Bankruptcy Rule 3018(a), after notice and a hearing;

c.	a stipulation or other agreement is executed between the Holder or Beneficial Holder of such Claim and the Debtors resolving the objection and allowing such Claim in an agreed upon amount;

d.	a stipulation or other agreement is executed between the Holder or Beneficial Holder of such Claim and the Debtors temporarily allowing the Holder or Beneficial Holder of such Claim to vote its Claim in an agreed upon amount; or

e.	the pending objection to such Claim is voluntarily withdrawn by the Debtors.
     “Restructuring” has the meaning set forth in each of the Plan Support Agreements.
     “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
     “S&P” means Standard & Poor’s Ratings Services.

     “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial conformance with the official bankruptcy forms, as the same may have been amended, modified or supplemented from time to time.
     “Section 510(b) Claims” means any Claim against a Debtor that is subordinated pursuant to section 510(b) of the Bankruptcy Code, which shall include any Claim arising from the rescission of a purchase or sale of any Equity Interest, any claim for damages arising from the purchase or sale of any Equity Interest, or any claim for reimbursement, contribution or indemnification for such Claim.
     “Secured Claims” means, with respect to any Claim against any Debtor, other than Prepetition Credit Agreement Secured Claims, that portion, which, pursuant to section 506 of the Bankruptcy Code is (a) secured by a valid, perfected, and enforceable security interest, Lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or nonbankruptcy law, in or upon any right, title or interest of a Debtor in and to property of the relevant Estate, to the extent of the value of the Holder’s interest in such property as of the relevant determination date or (b) Allowed as such pursuant to the terms of the Plan (subject to the occurrence of the Effective Date).
     “Securities” means any instruments that qualify under section 2(a)(1) of the Securities Act including the Unsecured Notes; provided that, for the avoidance of doubt, the Unsecured Notes shall be canceled pursuant to Article IV.E and shall not be reissued.
     “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended, or any similar federal, state or local law.
     “Series A Preferred Stock” means Reorganized Lear Corporation’s Series A Preferred Stock with a fixed dollar stated value of $500 million as of the Effective Date, the terms of which are set forth in the Certificate.
     “Servicer” means an indenture trustee, agent, servicer or other authorized representative of Holders of Claims or Interests recognized by the Debtors.
     “Solicitation Notice” means that certain notice that will contain, among other things, the Plan Objection Deadline, the Voting Deadline and the Confirmation Hearing Date.
     “Solicitation Package” consists of the documents set forth in section C.1. of the Solicitation Procedures.
     “Solicitation Procedures” means those certain procedures by which, among other things, Holders of Impaired Claims may vote to accept or reject the Plan, which procedures are annexed as Exhibit 1 to Exhibit B of the Plan.
     “Stock and Warrant Reserve” means the New Common Stock and Other General Unsecured Claims Warrants held in reserve pursuant to Article VI.B.3 and in amount to be determined by the Debtors, in consultation with the Committee, the Noteholder Steering Committee and the Prepetition Administrative Agent prior to the Effective Date.
     “Summary of Joint Plan” has the meaning set forth in Section I.B.1.
     “Swap Claims” means those Claims arising from hedging arrangements under, or in connection with, the Prepetition Credit Agreement with certain of the Prepetition Credit Agreement Lenders or their Affiliates.
     “Terms Reduction” means an estimate of the reduction in terms with the Debtors’ trade vendors as of the Effective Date that shall be prepared in good faith by the Debtors or Reorganized Debtors, as applicable, on a basis consistent with the March LRP Model (May Update) as modified by the DIP sizing analysis of June 11, 2009 and updated as reflected in Exhibit F to this Disclosure Statement and delivered to the Prepetition Administrative Agent and the Noteholder Steering Committee by no later than 30 days after the Effective Date.

     “Third Party Distribution Agent” means DTC or any other Entity or Entities chosen by the Debtors or the Reorganized Debtors, as applicable, in consultation with the DIP Agent, the Noteholder Steering Committee and the Committee, to make or facilitate distributions under the Plan.
     “Third Party Releasees” means, collectively: (a) the Prepetition Credit Agreement Lenders; (b) the Prepetition Administrative Agent; (c) the DIP Agent; (d) the DIP Lenders; (e) Holders of Unsecured Note Claims that voted to accept the Plan; (f) the non-Debtor parties to the Plan Support Agreements; (g) the Committee and the members thereof (in their capacities as such); (h) the Indenture Trustees; (i) the Canadian Information Officer; (j) the Noteholder Steering Committee; and (k) all attorneys, financial advisors, advisors, accountants, investment bankers, investment advisors, actuaries, professionals, current and former members (including ex officio members), officers, directors, employees, partners, and affiliates of each of the foregoing, each of the foregoing in their respective capacities as such.
     “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.
     “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
     “Unimpaired” means, with respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.
     “United States Trustee” means United States Trustee Paul K. Schwartzberg, Office of the United States Trustee for the Southern District of New York,33 Whitehall Street, 21st Floor, New York, New York 10004.
     “Unsecured Note Claims” means any Claim of a Holder arising under the Unsecured Notes and/or the Indentures in an aggregate Allowed amount equal to $1.3 billion (plus accrued and unpaid interest as of the Petition Date).
     “Unsecured Notes” means, collectively, the 2013 and 2016 Notes, the 2014 Notes and the Zero-Coupon Notes.
     “Unsecured Ongoing Operations Claims” means all general unsecured Claims directly relating to and arising solely from the receipt of goods or services by the Group A Debtors arising with and held by Persons with whom the Group A Debtors are conducting, and will continue to conduct, business as of the Petition Date; provided that Unsecured Ongoing Operations Claims shall not include Administrative Claims.
     “Voting Classes” means, collectively, Classes 3A, 5A and 6A.
     “Voting Deadline” means [5:00 p.m., prevailing Eastern Time, on October 23, 2009].
     “Voting Instructions” means those certain detailed voting instructions, which are attached to the Ballots or Master Ballots and distributed as part of the Solicitation Package.
     “Voting Record Date” means [5:00 p.m., prevailing Eastern Time, on September 14, 2009].
     “Voting Report” means that certain voting report to be Filed by the Notice, Claims and Solicitation Agent before the Confirmation Hearing.
     “Warrant Agreements” means, collectively, the DIP Facility Warrant Agreement and the Other General Unsecured Claims Warrant Agreement.
     “Warrants” means, collectively, the DIP Facility Warrants and the Other General Unsecured Claims Warrants.

     “Working Capital Adjustment” means, to the extent the Effective Date occurs on or before December 31, 2009, a negative adjustment to the Minimum Liquidity amount equal to the difference between (a) the $134 million Baseline Liquidity Benefit and (b) the product of the Terms Reduction multiplied by 0.50 provided that if the Effective Date occurs after December 31, 2009, a revised Working Capital Adjustment shall be determined on a similar basis but taking into account the change in the amount of the Baseline Liquidity Benefit resulting from the delay in the Effective Date; provided further that the Minimum Liquidity amount shall be subject to such additional working capital adjustments as may be agreed in writing by the Debtors, the Prepetition Administrative Agent and the Noteholder Steering Committee prior to the Effective Date.
     “Zero-Coupon Indenture” means that certain indenture dated as of February 20, 2002, among Lear Corporation, as issuer, certain Affiliates of Lear Corporation, as guarantors, and the Zero-Coupon Notes Trustee, as amended, supplemented or otherwise modified from time to time through the Petition Date.
     “Zero-Coupon Notes” means the unsecured zero-coupon convertible senior notes due 2022 issued pursuant to the Zero-Coupon Indenture.
     “Zero-Coupon Notes Trustee” means The Bank of New York Mellon Trust Company, National Association, or its successor.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

XIII. CONCLUSION AND RECOMMENDATION
     The Debtors believe the Plan is in the best interests of all Holders of Claims and urge all Holders of Claims entitled to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be received by the Debtors’ Notice, Claims and Solicitation Agent, no later than [5:00 p.m. prevailing Eastern Time on Friday, October 23, 2009].
Dated: August 14, 2009

Respectfully submitted, LEAR CORPORATION (on behalf of itself and all other Debtors)
By:	/s/ Matthew J. Simoncini
Name:	Matthew J. Simoncini
Title:	Senior Vice President and Chief Financial Officer of Lear Corporation

Prepared by:

James H.M. Sprayregen	Marc Kieselstein
KIRKLAND & ELLIS LLP	Ryan Blaine Bennett
601 Lexington Avenue	Paul Wierbicki
New York, New York 10022	KIRKLAND & ELLIS LLP
Telephone: (212) 446-4800	300 North LaSalle Street
Facsimile: (212) 446-4900	Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
     Counsel to the Debtors and Debtors-in-Possession

Exhibit F
Projections
     Management prepared the Projections for the years 2009 through 2012 (the “Projection Period”). The projections are based on a number of assumptions made by management with respect to the future performance of the Reorganized Debtors’ operations. Although management has prepared the Projections in good faith and believes the assumptions to be reasonable, it is important to note that the Debtor can provide no assurance that such assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Reorganized Debtors’ financial results and must be considered. The Projections should be reviewed in conjunction with a review of these assumptions, including the qualifications and footnotes set forth within.
1.	General
a.	Methodology — The Projections are based upon the Debtors’ detailed operating forecast for 2009. For 2010 — 2012, the projections incorporate management’s assumptions and initiatives, including the impact of the Debtors’ operating restructuring initiatives.

b.	Plan Consummation — The operating assumptions assume that the Plan will be confirmed and consummated by December 31, 2009.

c.	Macroeconomic and Industry Environment — The Projections are based on global vehicle platform production forecasts provided by CSM Worldwide. The Projections assume a relatively stable global currency environment and commodity environment.
2.	Projected Statements of Operations
a.	Sales — Consolidated sales includes the sale of complete automotive seat systems and the components thereof, as well as electrical distribution systems and electronic products. The Projections assume North America light vehicle production of approximately 8.0 million units in 2009 growing to 13.7 million units in 2012. In Europe, light vehicle production is forecasted to be approximately 15.2 million units in 2009 and grow to 17.3 million units by 2012. During the Projection Period, sales are estimated to grow from $9.2 billion in 2009 and to $13.3 billion by 2012.

b.	Cost of Sales — Cost of Sales is projected to be 98.6% of sales in 2009 and improve to 93.0% of sales by 2012, driven by the improving global production environment and the benefit of the Company’s operating restructuring actions.

c.	Selling, General, & Administrative Expenses — Selling, General & Administrative (“SG&A”) expenses are projected to be 5.2% of sales in 2009, improving to 3.7% of sales in 2012 as the production environment returns to more normalized levels.

d.	EBITDAR — Pretax earnings before Interest, Miscellaneous Expense, Depreciation and Amortization, Reorganization Items and Restructuring charges

(“EBITDAR”) is expected to grow from $118 million in 2009 to $795 million in 2012 as global vehicle production recovers from historic lows in 2009.

e.	Reorganization Items — The 2009 Reorganization Items consist of estimated post-petition fees for professional advisors and bank fees directly attributable to the bankruptcy filing and related capital restructuring totaling $56.5 million. For the 2009 pre-petition period, costs related to capital restructuring totaled $23.7 million and were recorded in SG&A expenses. Reorganization Items exclude adjustments that may be approved by the bankruptcy court related to the Company’s Plan of Reorganization.

f.	Interest Expense — For 2009, interest expense reflects the actual expense incurred through June and the projected expense related to the DIP facility for the second half of the year. For 2010 through 2012, interest expense projections are based on the Company’s debt structure after the Restructuring Plan is complete and reflect interest expense on the new $500 million term facility and $600 million second lien term facility. Interest expense also includes commitment and issuance fees as well as additional expense related to approximately $50 million in other miscellaneous debt.

g.	Income Taxes — We have provided valuation allowances with respect to our deferred tax assets, including net operating losses, in several countries. The Projections assume that no tax benefit will be provided with respect to losses incurred and no tax expense will be provided with respect to income generated in these countries throughout the Projection Period. In addition, it is assumed that in connection with our emergence from Chapter 11, our U.S. net operating loss carryovers and other tax attributes will be significantly reduced due to the cancellation of indebtedness income, with any remaining tax attributes subject to an annual limitation under Internal Revenue Code sections 382 and 383.
3.	Projected Balance Sheets and Statements of Cash Flow
The Company’s projected Consolidated Balance Sheets set forth the projected consolidated financial position of the Company, after giving effect to the Proposed Reorganization. The projected Consolidated Balance Sheets were developed based upon the December 31, 2008 balance sheet contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as adjusted for the Plan and projected results of operations and cash flows over the Projection Period. These Financial Projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected Consolidated Balance Sheets do not reflect the impact of “fresh start” accounting, which could result in a material change to the projected values of assets and liabilities.

The projected Consolidated Balance Sheets contain certain pro forma adjustments as a result of the Plan Consummation. They also include the debt and other obligations that will continue to remain outstanding and will be paid in the ordinary course of operations. The projected cash balances reflect the effects of anticipated changes in working capital related items, including assumed increases in working capital prior to the Effective Date and subsequent improvements post-emergence. On the Effective Date, actual cash may vary from cash reflected in the projected Consolidated Balance Sheets because of variances in the projections and potential changes in cash needs to consummate the Plan. Additionally, the projected Consolidated Balance Sheets are presented prior to the effect of any prepayment of excess liquidity required under Article IV.H of the Plan of Reorganization.

Lear Corporation
Unaudited Consolidated Statement of Operations
($ IN MILLIONS)

	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	2009	2010	2011	2012
NET SALES	$9,154.4	$11,383.7	$12,566.7	$13,345.0
COST OF SALES	9,022.4	10,878.0	11,779.9	12,405.0

GROSS PROFIT	132.0	505.7	786.8	940.0
% of Sales	1.4%	4.4%	6.3%	7.0%

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	481.8	470.2	489.3	500.0

	5.3%	4.1%	3.9%	3.7%

OPERATING INCOME / (LOSS)	($349.8)	$35.5	$297.5	$440.0
% of Sales	-3.8%	0.3%	2.4%	3.3%

OTHER EXPENSE, NET	(46.9)	(40.0)	(40.0)	(35.0)

INTEREST EXPENSE	($172.8)	($136.2)	($140.7)	($150.4)

REORGANIZATION ITEMS	($51.9)	$0.0	$0.0	$0.0

PROFIT / (LOSS) BEFORE TAXES	($621.4)	($140.7)	$116.8	$254.6

INCOME TAXES	(45.8)	(61.8)	(90.0)	(105.0)
% of Profit	-7.4%	-43.9%	77.1%	41.2%

CONSOLIDATED NET INCOME / (LOSS)	($667.2)	($202.5)	$26.8	$149.6

NONCONTROLLING INTERESTS	14.6	16.0	22.0	25.0

NET INCOME / (LOSS) ATTRIBUTABLE TO LEAR	($681.8)	($218.5)	$4.8	$124.6

EBITDA	($86.4)	$330.5	$592.5	$735.0

EBITDAR	$118.0	$440.5	$702.5	$795.0

VOLUMES
NORTH AMERICA	8.0	10.0	12.3	13.7
EUROPE	15.2	16.1	17.0	17.3

Lear Corporation
Unaudited Consolidated Statement of Cash Flows
($ IN MILLIONS)

	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	2009	2010	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME ATTRIBUTABLE TO LEAR	$(681.8)	$(218.5)	$4.8	$124.6
DEPRECIATION AND AMORTIZATION	263.4	295.0	295.0	295.0
CHANGE IN ENGINEERING AND TOOLING	(20.5)	15.0	—	—
CHANGE IN WORKING CAPITAL ITEMS	(288.7)	94.6	34.6	15.8
OTHER, NET	86.2	13.0	17.2	15.2

NET CASH PROVIDED BY OPERATING ACTIVIITES	(641.4)	199.1	351.6	450.6

NET CHANGE IN SOLD ACCOUNT RECEIVABLES	(138.5)	—	—	—

CASH FLOWS FROM INVESTING ACTIVITIES:
ADDITIONS TO PROPERTY, PLANTS AND EQUIPMENT	(129.7)	(175.0)	(190.0)	(235.0)
OTHER, NET	7.0	—	—	—

NET CASH USED IN INVESTING ACTIVITIES	(122.7)	(175.0)	(190.0)	(235.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
LONG-TERM DEBT, NET	416.5	(5.0)	(5.0)	(5.0)
SHORT-TERM BORROWINGS, NET	(13.5)	—	—	—
DECREASE IN DRAFTS	(1.0)	—	—	—
OTHER, NET	(90.0)	(35.0)	—	—

NET CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES	312.1	(40.0)	(5.0)	(5.0)

EFFECT OF FOREIGN CURRENCY TRANSLATION	19.6	—	—	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(571.0)	(15.9)	156.6	210.6
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,592.1	1,021.2	1,005.2	1,161.8

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,021.2	$1,005.2	$1,161.8	$1,372.4

FREE CASH FLOW:
NET CASH PROVIDED BY OPERATING ACTIVITIES	$(641.4)	$199.1	$351.6	$450.6
ADDITIONS TO PROPERTY, PLANTS AND EQUIPMENT	(129.7)	(175.0)	(190.0)	(235.0)

FREE CASH FLOW	$(771.1)	$24.1	$161.6	$215.6

Lear Corporation
Unaudited Consolidated Balance Sheet
($ IN MILLIONS)

	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2012
ASSETS

CASH AND CASH EQUIVALENTS	$1,021.2	$1,005.2	$1,161.8	$1,372.4

ACCOUNTS RECEIVABLE	1,397.6	1,549.7	1,605.8	1,751.8

INVENTORY	430.1	481.1	490.0	499.9

OTHER	274.2	282.5	270.8	259.2

TOTAL CURRENT ASSETS	$3,122.9	$3,318.5	$3,528.4	$3,883.2

NET PROPERTY, PLANT & EQUIPMENT	1,074.9	960.9	860.9	805.9

NET GOODWILL	1,487.2	1,487.2	1,487.2	1,487.2

OTHER	520.5	517.5	517.3	522.1

TOTAL ASSETS	$6,205.5	$6,284.1	$6,393.8	$6,698.4

LIABILITIES & EQUITY

ACCOUNTS PAYABLE	$1,102.4	$1,480.1	$1,558.2	$1,712.2

ACCRUED LIABILITIES	810.9	719.2	729.0	735.0

SHORT-TERM BORROWINGS	30.0	30.0	30.0	30.0

CURRENT PORTION OF LONG-TERM DEBT	8.0	8.0	8.0	8.0

TOTAL CURRENT LIABILITIES	$1,951.3	$2,237.3	$2,325.2	$2,485.2

DEFERRED LIABILITIES	672.4	672.4	672.4	672.4

LONG TERM DEBT:
TERM LOANS	1,095.0	1,090.0	1,085.0	1,080.0
OTHER LONG TERM DEBT	13.2	13.2	13.2	13.2

LONG-TERM DEBT	$1,108.2	$1,103.2	$1,098.2	$1,093.2

COMMON EQUITY	1,929.5	1,929.5	1,929.5	1,929.5
PREFERRED EQUITY	500.0	500.0	500.0	500.0
RETAINED EARNINGS / (DEFICIT)	0.0	(218.5)	(213.7)	(89.1)
NONCONTROLLING INTERESTS	44.1	60.1	82.1	107.1

EQUITY	$2,473.6	$2,271.1	$2,297.9	$2,447.5

TOTAL LIABILITIES & EQUITY	$6,205.5	$6,284.1	$6,393.8	$6,698.4